Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

SYNERGY ACQUISITION CORP.

FS MERGER SUB, INC.

and

fusionstorm

Dated as of May 14, 2011

(Continued)

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(Continued)

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(Continued)

EXHIBITS

Exhibit A – Form of Depositary Agreement

Exhibit B – Company Shareholders and Allocation of Consideration

Exhibit C – Form of Letter of Transmittal

Exhibit D – Sample Calculation of Merger Consideration

Exhibit E – Form of Escrow Agreement

Exhibit F – Form of Executive Employment Agreements for Daniel Serpico and Michael Soja

Exhibit G – Form of Voting Agreement

Exhibit H – Form of Mutual Release

Exhibit I – Form of Opinion of Farella Braun + Martel, LLP

Exhibit J – Form of Tax Opinion of Foley Hoag LLP

Exhibit K – Form of Corporate Opinion of Foley Hoag LLP

Exhibit L – Form of Foley Hoag LLP Reliance Letter to Company Shareholders

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of May 14, 2011 (“Agreement Date”), by and among Synergy Acquisition Corp., a Delaware corporation (“Synergy” and Synergy or any Affiliate to which Synergy may assign this Agreement, “Parent”), FS Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, fusionstorm, a Delaware corporation (the “Company”) and John G. Varel, in his or her capacity as the designated representative of the holders (each, a “Company Shareholder”) of shares of the Company’s capital stock (together with his or her successor, if any, the “Shareholders’ Representative”).

WHEREAS, Parent and the Company intend to effect a merger (the “Merger”) of the Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger;

WHEREAS, it is the intention of the Parties hereto and the Company Shareholders that the transactions contemplated hereby will be effected immediately prior to Parent’s acquisition of all of the shares of outstanding capital stock of each of Red River Computer Company, Inc. (the “Red River Transaction”), and Global Technology Resources, Inc. (the “GTRI Transaction” and, together with the Red River Transaction, the “Planned Transactions”) and the issuance of shares of Parent Common Stock pursuant to an initial underwritten public offering (the “IPO”) of Parent Common Stock;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the Company Shareholders, (ii) approved this Agreement, the Merger, and the transactions contemplated hereby and (iii) recommended that the Company Shareholders adopt and approve this Agreement and approve the Merger;

WHEREAS, the Company Shareholders own all of the issued and outstanding shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), which constitutes all of the issued and outstanding capital stock of the Company; and

WHEREAS, the Boards of Directors of Parent and Merger Sub have determined that it is in the best interests of Parent and Merger Sub to consummate the Merger in accordance with the terms of this Agreement.

Now, therefore, in consideration of the agreements, covenants, representations and warranties herein contained, the Parties agree as follows.

ARTICLE I

THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Merger Sub shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in the DGCL.

1.2 The Closing. Unless this Agreement has been terminated in accordance with the provisions of Article IX hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Foley Hoag LLP, in Boston, Massachusetts, commencing at 9:00 a.m. local time on the date (the “Closing Date”) which is not later than the third Business Day after the date on which all of the conditions to closing set forth in Article VII hereof are satisfied or, if applicable, waived, or at such other time, date and place as may be agreed by Parent, the Company and the Shareholders’ Representative.

1.3 Actions at the Closing. At the Closing:

(a) The Company shall deliver to Parent and Merger Sub the various certificates, instruments and documents referred to in Section 7.2;

(b) Parent and Merger Sub shall deliver to the Company the various certificates, instruments and documents referred to in Section 7.3;

(c) the Surviving Corporation shall file a Certificate of Merger with the Secretary of State of Delaware;

(d) Parent, the Shareholders’ Representative and the Escrow Agent shall execute and deliver the Escrow Agreement and Parent or Merger Sub shall deposit the Escrow Assets with the Escrow Agent in accordance with Section 1.7;

(e) Parent, the Shareholders’ Representative and the Exchange Agent shall execute and deliver the Depositary Agreement;

(f) Parent or Merger Sub shall repay in full, on the Company’s behalf, all Company Debt and all current portions of Company Debt;

(g) Parent or Merger Sub shall pay to Daniel R. Serpico, on the Company’s behalf, all amounts payable to him pursuant to the Phantom Stock Plan;

(h) Parent or Merger Sub shall pay, on the Company’s behalf, an aggregate amount up to the Initial Contingent Bonus Payment Amount to those persons party to a Contingent Bonus Agreement who are in compliance with the terms of such Contingent Bonus Agreement at Closing; and

(i) Parent or Merger Sub shall deposit the Merger Consideration with the Exchange Agent in accordance with Section 1.4.

1.4 Merger Consideration; Exchange of Shares.

(a) The Parties hereto hereby designate US Bank, N.A. to serve as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration (as defined below). The costs, fees and expenses of the Exchange Agent shall be split equally between Parent and the

3ompany Shareholders, with the arrangements regarding fees and other aspects of the Exchange Agent’s engagement documented in a written agreement by and among Parent, the Shareholders’ Representative and the Exchange Agent in substantially the form attached hereto as Exhibit A (the “Depositary Agreement”).

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.4(j), will be canceled and extinguished and automatically converted into the right to receive such share’s Pro Rata Portion (as defined below) of the Merger Consideration at the Effective Time. At or prior to the Effective Time and after making the adjustments contemplated by Sections 1.5 (Working Capital) and 1.7 (Escrow) hereof, Parent shall deliver the Merger Consideration to the Exchange Agent to be held in trust for the benefit of the Company Shareholders (the “Exchange Fund”). The Exchange Agent shall allocate the Merger Consideration among the Company Shareholders named on, and based upon the ownership percentages set forth in, Exhibit B attached hereto and made a part hereof. For the avoidance of doubt, prior to the Effective Time, the Company will update the list of Company Shareholders contained in Exhibit B to reflect those holding shares of Company Common Stock as of the Closing Date and such updated list shall be Exhibit B for all purposes of this Agreement.

(c) As soon as practicable after the Effective Time, but in any event no later than five (5) Business Days thereafter, the Exchange Agent shall mail to each Company Shareholder a letter of transmittal in substantially the form attached hereto as Exhibit C (the “Transmittal Letter”) and an Underwriter’s Lock-Up Agreement. Such Transmittal Letter shall, among other things, (i) include certain representations and warranties of such Company Shareholder for the benefit of the Parent, Surviving Corporation and the Exchange Agent, (ii) acknowledge that such Company Shareholder is agreeing to the appointment and indemnification of the Shareholders’ Representative, in accordance with the terms and conditions contained in Section 1.14 of this Agreement, (iii) acknowledge that such Company Shareholder is agreeing to the indemnification obligations contained in Articles VIII of this Agreement, (iv) provide for the mutual release of certain claims which such Company Shareholder may have against Parent, the Surviving Corporation or the Company and which Parent, the Surviving Corporation or the Company may have against such Company Shareholder; and (v) provide instructions for such Company Shareholder’s use in effecting the surrender of the certificate or certificates evidencing Company Common Stock (the “Certificates”) in exchange for a portion of the Merger Consideration.

(d) Until properly delivered and accompanied by a Letter of Transmittal and a duly executed Lock-Up Agreement, each Certificate shall represent only the right to receive the portion of the Merger Consideration represented by such Company Shares to which such Company Shareholder would otherwise be entitled.

(e) If any of the Merger Shares (as defined below) is to be delivered in the name of a Person other than the Person in whose name the Certificate surrendered in exchange therefore is registered, it shall be a condition to the delivery of such Merger Shares that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper, (iii) the

Lock-Up Agreement shall be executed and delivered by the Person to whom such Merger Shares are to be delivered, and (iv) the Person requiring such transfer shall pay to Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Exchange Agent that such taxes have been paid or are not required to be paid.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and the execution and delivery to Exchange Agent of an indemnification agreement customary in form and substance and reasonably satisfactory to the Exchange Agent and Parent by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration issuable in exchange therefor pursuant to Section 1.4(b).

(g) Any portion of the Exchange Fund that remains undistributed to the Company Shareholders twenty-four (24) months after the Effective Time shall be delivered to Parent upon demand. Upon delivery of the Exchange Fund to the Parent, any Company Shareholder who has not theretofore completed a Transmittal Letter and a Lock-Up Agreement, submitted such Letter of Transmittal, Lock-Up Agreement and their Certificates to the Exchange Agent and otherwise complied with the requirements hereunder shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration; provided, however, that to the extent permitted by applicable law, none of Parent, Surviving Corporation, or the Company shall be liable to any Company Shareholder for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date which is twenty-four (24) months after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate pursuant to this Article I would otherwise escheat to, or become the property of, any Governmental Entity), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) The parties expressly acknowledge that the Merger Shares will be imprinted with restrictive legends addressing securities law restrictions on the transfer of such Merger Shares and such other matters as may be required.

(i) For the purposes hereof,

(i) “Covered Excess MS Capital Expenditure Amount” shall mean an amount equal to seventy-two percent (72%) multiplied by the Excess MS Capital Expenditure Amount immediately prior to the Closing.

(ii) “Excess Capital Expenditures” shall mean and include any capital expenditure of the Company in 2011 which is in excess of Ordinary Course Capital Expenditures.

(iii) “Excess MS Capital Expenditure Amount” shall mean, as of any date, an amount equal to the Amsterdam Data Center Amount plus the excess of: (A) the Company’s actual capital expenditures related to its managed services business as to which Parent has given its consent pursuant to Section 4.2(b)(x), including, but not limited to, the Amsterdam Data Center Amount; over (B) Ordinary Course MS Capital Expenditures.

(iv) “IPO” shall mean an initial underwritten public offering of Parent Common Stock.

(v) “IPO Price” shall mean the price per share of Parent Common Stock to the public in the IPO as set forth in the Prospectus disregarding any underwriter’s discount or commission and disregarding any warrants or other rights to acquire securities issued by Parent and having an exercise price that reflects a material premium to the IPO Price whether to any underwriter (as compensation or otherwise) or to purchasers of Parent Common Stock in connection with the IPO.

(vi) “Merger Consideration” shall mean: (1) cash (the “Cash Consideration”) in an aggregate amount equal to $100,000,000 less the sum of (x) the Company Debt and the current portion of Company Debt outstanding immediately prior to the Closing, (y) all amounts payable in respect to the Phantom Stock Plan pursuant to Section 1.3(g), and (z) the portion of the Initial Contingent Bonus Payment Amount paid pursuant to Section 1.3(h), plus the Covered Excess MS Capital Expenditure Amount; and (2) a number of shares of Parent Common Stock (the “Merger Shares”) equal to (x) $100,000,000 divided by (y) the IPO Price. The Cash Consideration shall be calculated in a manner consistent with the sample calculation set forth in Exhibit D, and is subject to adjustment pursuant to Section 1.5 (Working Capital Adjustment) and 1.7 (Escrow) hereof. For the avoidance of doubt, the amounts deducted from the Cash Consideration for Company Debt and current portions of Company Debt shall be paid to the holders of such Company Debt in satisfaction of such liabilities at the Effective Time in accordance Schedule 1.4(i) attached hereto.

(vii) “Ordinary Course Capital Expenditures” shall mean and include, as of any date, any and all capital expenditures of the Company in 2011 which, in the aggregate, are equal to or less than the product of (1) a fraction the numerator of which is the number of days that have passed in 2011 as of the date of measurement and the denominator of which is 365 and (2) $5,200,000.

(viii) “Ordinary Course MS Capital Expenditures” shall mean and include, as of any date, any and all capital expenditures of the Company related to its managed services business in 2011 (excluding the Amsterdam Data Center Amount) which, in the aggregate, are equal to or less than the product of (1) a fraction the numerator of which is the number of days that have passed in 2011 as of the date of measurement and the denominator of which is 365 and (2) $4,000,000.

(ix) “Parent Common Stock” means Parent’s common stock, par value $0.01 per share.

(x) “Prospectus” shall mean the final prospectus contained in the Registration Statement.

(xi) “Pro Rata Portion” shall mean a fraction, expressed as a percentage, having a numerator of one (1) and a denominator equal to the number of shares of Company Common Stock issued and outstanding on the Closing Date calculated on a fully-diluted basis, including, without limitation all exercised Options and Warrants.

(xii) “Registration Statement” shall mean the registration statement on Form S-1 to be filed by Parent with the Securities and Exchange Commission in connection with the IPO.

(j) Each share of Company Common Stock held in the Company’s treasury, by the Subsidiary, by Parent or any subsidiary of Parent immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

(k) Each share of common stock, without par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall thereafter evidence one share of common stock, par value $0.01 per share, of the Surviving Corporation.

1.5 Working Capital Adjustment. The Merger Consideration shall be adjusted in the manner set forth below:

(a) The Cash Consideration will be decreased, on a dollar-for-dollar basis, by the amount of any Working Capital Deficiency as of the Effective Time.

(b) The Cash Consideration shall be increased, on a dollar-for-dollar basis, by the amount of any Working Capital Excess as of the Effective Time.

(c) For the purposes of this Agreement, the following terms shall have the following meanings:

(i) “Closing Working Capital” shall mean the Working Capital as of the Effective Time.

(ii) “Current Assets” shall mean and include the sum of all cash and overnight investments, restricted cash, accounts receivable outstanding as of the Effective Time with balances that are past due by ninety (90) days or less (net of any allowances for doubtful accounts that apply to such accounts receivable as are included in Working Capital), including, without limitation, any amounts to be received by the Company pursuant to the exercise of options or warrants, other receivables, income tax receivable, Inventory, deferred costs, prepaid expenses, current deferred income taxes and current assets of discontinued operations and other current assets reflected on the consolidated balance sheet of the Company, as determined in accordance with GAAP. Current Assets shall specifically include any tax benefit associated with the tax deductions created by (A) the payment of all amounts under the Phantom Stock Plan; and (B) payment of the

Contingent Bonus Payment Amount (assuming for purposes of the calculation of Closing Working Capital that the Contingent Bonus Payment Amount is paid at the Effective Time). Current Assets shall specifically exclude accounts receivable owing by customers for repayment of amounts included in the Customer Capital Expenditures Amount.

(iii) “Current Liabilities” shall mean and include the sum of the current portion of accounts payable, current portion of commissions payable, current portion of accrued expenses (including, without limitation the Subsequent Contingent Bonus Payment Amount), current portions of deferred revenues, current sales tax payable, the current portion of the Cranel short-term payable, current liabilities of discontinued operations and other current liabilities outstanding as of the Effective Time reflected on the consolidated balance sheet of the Company less the Transaction Expenses of the Company to the extent actually discharged by the Company or the Company Shareholders at or prior to the Closing as provided herein, as determined in accordance with GAAP. Further, Current Liabilities shall specifically exclude (i) an amount equal to the aggregate amounts to be paid at Closing in respect to the Phantom Stock Plan, (ii) the Initial Contingent Bonus Payment Amount, (iii) any current portion of Company Debt, and (iv) any other liabilities that are otherwise included in a calculation that results in a deduction from the Merger Consideration in accordance with the terms of this Agreement.

(iv) “Inventory” shall mean all inventory held by the Company, net of reserves, consistent with the Company’s past practices, which is of a quality and quantity salable in the ordinary course of business, reflecting write downs to realizable values for below standard or obsolete items.

(v) “Target Working Capital” shall mean $0.00.

(vi) “Working Capital” shall mean, as of any date, the difference between the Current Assets and Current Liabilities.

(vii) “Working Capital Deficiency” shall mean the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital.

(viii) “Working Capital Excess” shall mean the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital.

(d) (i) No later than five (5) Business Days prior to the Closing, the Company and the Shareholders’ Representative shall prepare a statement, in substantially the form set forth as Schedule 1.5(d) (the “Estimated Adjustment Statement”), which sets forth the Company’s estimated Working Capital as of the Effective Time, as determined in accordance with GAAP (the “Estimated Working Capital”), and the amount of any estimated Working Capital Deficiency or Working Capital Excess, as the case may be, as of the Effective Time and the adjustment to the per share Cash Consideration as a result thereof. The Cash Consideration payable at the Closing shall be adjusted based upon the

Estimated Working Capital in accordance with Sections 1.5(a), (b) and (c) and as set forth on such Estimated Adjustment Statement.

(ii) No later than forty-five (45) days following the Closing, Parent shall prepare and deliver to the Shareholders’ Representative a statement (the “Final Adjustment Statement”) setting forth the actual Closing Working Capital, as determined in accordance with GAAP (the “Final Working Capital”), and the amount of any actual Working Capital Deficiency or Working Capital Excess, as the case may be, as well as any other changes to the Cash Consideration, as of the Closing Date, to be made in accordance with Sections 1.5(a), (b) and (c) together with copies of all analyses and working papers prepared or utilized in calculating the Final Working Capital and developing the Final Adjustment Statement. The Shareholders’ Representative and its advisers shall have access to such Surviving Corporation books and records and Surviving Corporation and Parent personnel as they may reasonably request to verify the Final Working Capital and the calculations contained in the Final Adjustment Statement. Subject to Section 1.5(d)(iii) below, within thirty (30) days following the delivery of such Final Adjustment Statement to the Shareholders’ Representative (or if sooner, within five (5) days after the Shareholders’ Representative may notify Parent that the Shareholders’ Representative agrees with the Final Working Capital and the calculations contained in the Final Adjustment Statement), the absolute value of the difference between the Cash Consideration determined based upon the Estimated Working Capital and the Cash Consideration determined based upon the Final Working Capital shall be paid in accordance with Section 1.5(d)(iv).

(iii) In the event the Shareholders Representative objects to the Final Adjustment Statement and the determination of Final Working Capital, the Shareholders’ Representative shall notify Parent in writing of such objection (a “Notice of Disagreement”) within the sixty (60) day period following the delivery thereof, stating in such Notice of Disagreement the reasons therefor and setting forth the Shareholders’ Representative’s calculation of Final Working Capital. Upon receipt by Parent of a Notice of Disagreement, the parties shall attempt to resolve the disagreement concerning the Final Working Capital and the calculations contained in the Final Adjustment Statement through negotiation. Notwithstanding any other dispute resolution procedure provided for in this Agreement, if Parent and the Shareholders’ Representative cannot resolve such disagreement concerning the Final Working Capital and the calculations contained in the Final Adjustment Statement within thirty (30) days following delivery of the Notice of Disagreement, either party may submit the matter for resolution to a nationally recognized firm of independent certified public accountants not affiliated with either party. Such accounting firm shall deliver a statement setting forth its own calculation of the Final Working Capital to the parties within thirty (30) days of the submission of the matter to such firm. The determination by the accounting firm shall be final, binding and conclusive upon the Shareholders’ Representative and Parent. The scope of the accounting firm’s engagement (which will not be an audit) shall be limited to the resolution of the disputed items described in the Notice of Disagreement that remain in dispute, and the recalculation, if any, of the Final Working Capital in light of such resolution. In resolving any such disputed items, the accounting firm may not make a determination of the Final Working Capital that is less than the amount set forth by Parent in the Final Adjustment Statement or more than the amount set forth by the Shareholders’ Representative in the Notice of Disagreement.

(iv) If the Final Working Capital, as agreed by the parties or determined by the independent accountant, is greater than the Estimated Working Capital, Parent shall increase the aggregate cash portion of the Merger Consideration by the absolute value of such difference, and Parent shall pay such amount to the Exchange Agent by wire transfer of immediately available funds for distribution to the Company Shareholders, without any corresponding increase to the Escrow Assets, within two (2) Business Days after the determination of the Final Working Capital. If the Final Working Capital, as agreed by the parties or determined by the independent accountant, is less than the Estimated Working Capital, then the absolute value of such difference shall be recoverable by Parent from the cash portion of the Escrow Assets (such amount, the “Working Capital Indemnity Amount”).

(v) If an independent accountant is engaged to determine the Final Working Capital, the costs, fees and expenses of such independent accountant shall be paid by Parent, on the one hand, and the Company Shareholders, on the other hand, determined on the basis of the degree to which such independent accountant accepts the respective positions of Parent and the Shareholders’ Representative as set forth in the Final Adjustment Statement and the Notice of Disagreement, respectively. For example, if it is Shareholders’ Representative’s position that the Final Working Capital is $300, Parent’s position that the Final Working Capital is $100, and the independent accountant’s finding that the Final Working Capital is $150, Parent shall pay 25% (150-100/300-100) of the independent accountant’s costs, fees and expenses.

(e) Following the Closing, Parent shall collect, or cause the Surviving Corporation to collect, on behalf of the Company Shareholders, and make payment to the Exchange Agent or the Shareholders’ Representative, as applicable, on behalf of the Company Shareholders upon collection thereof, amounts due under the accounts receivable of the Company as of the Closing Date which are excluded from the final determination of Current Assets by reason of being past due for more than ninety (90) days as of the Closing (the “Excluded Receivables”). Parent shall use, or cause the Surviving Corporation to use, commercially reasonable efforts to collect the Excluded Receivables. Any payment made by an account debtor in respect of any Excluded Receivable shall be applied in inverse order of aging, commencing with the oldest invoice. None of the Company Shareholders nor any of their respective agents or representatives shall make any solicitation for collection purposes in respect of the Excluded Receivables, other than in such Company Shareholder’s capacity as an officer or employee of Parent or the Surviving Corporation. All payments owed by Parent to the Exchange Agent or Shareholders’ Representative, as applicable, under this Section 1.5.2(e), if any, shall be paid not less frequently than quarterly, with the first such payment due no later than ninety (90) days after the Closing.

1.6 Options and Warrants.

(a) The Company shall cause the exercise or termination, effective immediately prior to the Effective Time, of all unexercised Options then issued and outstanding, if any.

(b) The Company shall cause the exercise or termination, effective immediately prior to the Effective Time, of all unexercised Warrants then issued and outstanding, if any.

(c) With respect to any Option or Warrant to be terminated pursuant to this Section 1.6, the Company shall obtain, prior to the Closing, the consent of each holder of any such Option or Warrant to such termination (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

1.7 Escrow. On the Closing Date, Parent shall deposit with US Bank, N.A., which will serve as escrow agent (the “Escrow Agent”) pursuant to an Escrow Agreement substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”), a portion of the Cash Consideration equal to $7,000,000 and that number of Merger Shares having a fair market value (calculated at the IPO Price) equal to $7,000,000, for the purpose of securing (i) the obligations of the Company Shareholders under Section 1.5 hereof and (ii) the indemnification obligations of the Company Shareholders set forth in Article VIII hereof (the cash and Merger Shares deposited into escrow, the “Escrow Assets”). The Escrow Assets shall not include any interest, dividends or other distributions (other than dividends or distributions of equity securities of Parent) made in respect of the Merger Shares comprising a portion thereof. Except as otherwise provided in the Escrow Agreement, the Escrow Assets shall be held by the Escrow Agent for a period ending on the Indemnification Expiration Date. The Escrow Assets shall be held in trust and shall not be subject to any Security Interest, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The costs, fees and expenses of the Escrow Agent shall be split equally between Parent and the Company Shareholders.

(a) The adoption of this Agreement and the approval of the Merger by the Company Shareholders shall constitute approval of the Escrow Agreement, the Escrow Agent, the Depositary Agreement, the Exchange Agent and of all of the arrangements relating thereto, including the indemnification obligations of the Company Shareholders, the placement of the Escrow Assets in escrow, the appointment of the Shareholders’ Representative, the grant to the Shareholders’ Representative of the power and authority to act on behalf of the Company Shareholders in such capacity pursuant to the Escrow Agreement and the indemnification of the Shareholders’ Representative pursuant to Section 1.14 of this Agreement.

1.8 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.9 Effects of Merger.

(a) At the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to conform to the Certificate of Incorporation of Merger Sub; provided, however, that as of the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall read: “The name of the Corporation is – fusionstorm.”

(b) At the Effective Time, the By-laws of the Surviving Corporation shall be amended and restated to conform to the By-laws of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended; provided, however that all references to the name of Merger Sub therein shall be changed to refer to the name of the Surviving Corporation.

(c) The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected and qualified. The officers of the Company shall be the initial officers of the Surviving Corporation immediately prior to the Effective Time until their respective successor are duly appointed and qualified or until their earlier death, resignation or removal.

1.10 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates representing shares of Company Common Stock shall cease to have any rights with respect thereto, except as provided herein or by law.

1.11 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Exchange Agent, Parent or the Surviving Corporation, they shall be cancelled and exchanged for Merger Consideration in accordance with Section 1.4, subject to Sections 1.5 and 1.7.

1.12 Taxes. Notwithstanding any other provision in this Agreement, Parent, the Surviving Corporation, the Company and Merger Sub shall have the right to deduct and withhold Taxes from any payment of consideration to be made hereunder if such withholding is required by law with respect to such payment or with respect to either the issuance or transfer of the Company Shares for which such payment is being made and to collect, prior to any such payment, issuance or transfer, any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from Company Shareholders and any other recipients of payments hereunder or contemplated hereby. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Certificate holders or other recipient of payments in respect of which such deduction and withholding was made.

1.13 Executive Employment Agreements. At the Effective Time, the Surviving Corporation and each of Daniel Serpico and Michael Soja will enter into employment contracts substantially in the form attached hereto as Exhibit F.

1.14 Shareholders’ Representative. By consenting to and approving this Agreement, and pursuant to the terms of the Transmittal Letters, the Company Shareholders have or will:

(a)(i) irrevocably constitute and appoint John G. Varel as the Shareholders’ Representative and true and lawful attorney in fact and agent; and (ii) authorize him to act for the Company Shareholders and in their name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done after the Effective Time in connection with this Agreement and the other Transaction Documents, as fully to all intents and purposes as the Company Shareholders might or could do in person, including taking any and all action on behalf of the Company Shareholders from time to time as contemplated hereunder. Any delivery by the Shareholders’ Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Shareholders’ Representative will bind the Company Shareholders by such documents or action as fully as if each of the Company Shareholders had executed and delivered such documents;

(b) agree that upon the death, disability or incapacity of the initial Stockholders’ Representative, that the Shareholders’ Representative’s executor, guardian or legal representative, as the case may be, shall appoint a replacement reasonably believed by such person as capable of carrying out the duties and performing the obligations of the Shareholders’ Representative hereunder within thirty (30) days of such death, disability or incapacity;

(c) agree that Parent and Surviving Corporation shall be authorized to rely conclusively on the written instructions and decisions of the Shareholders’ Representative as to any actions required or permitted to be taken by the Company Shareholders or the Shareholders’ Representative under Section 1.5 and Article VIII of this Agreement and the Escrow Agreement, and none of such Company Shareholders shall have any cause of action against Parent for any action taken by Parent in reliance upon such written instructions or decisions of the Shareholders’ Representative;

(d) agree that all written decisions and instructions of the Shareholders’ Representative in relation to this Agreement and the other Transaction Documents shall be conclusive and binding on all of the Company Shareholders and no Company Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same or any cause of action against the Shareholders’ Representative for any action taken, decision made or instruction given by the Shareholders’ Representative;

(e) agree that remedies available at law for any breach of the provisions of this Section 1.14 may be inadequate; therefore Parent may be entitled to temporary and permanent injunctive relief relating to any such breach without the necessity of proving damages if Parent brings an action to enforce the provisions of this Section 1.14;

(f) agree, acknowledge and confirm that the provisions of this Section 1.14 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or legal incapacity, granted by each Company Shareholder to the Shareholders’ Representative and shall be binding upon the executors, heirs, personal representatives and successors of each Company Shareholder.

(g) agree that the Shareholders’ Representative will be entitled to be compensated by the Company Shareholders from the Escrow Assets for any and all actions, liabilities, losses, damages, fines, penalties, fees, costs, expenses or amounts paid in settlement

(in each case, including reasonable attorneys’ fees and expenses), whether or not involving a third party, arising as a result of his serving as the Shareholders’ Representative, including those incurred by the Shareholders’ Representative or the Affiliates of the Shareholders’ Representative or any agents or representatives of the Shareholders’ Representative or such Affiliates in connection with the protection, defense, enforcement or other expense of any rights under this Agreement or any other Transaction Document. Any and all payments made by or on behalf of any Company Shareholder under this provision will be made free and clear of any present or future taxes, deductions, charges or withholdings and all liabilities with respect thereto;

(h) agree that the Shareholders’ Representative will not be liable to the Company Shareholders for any action taken by the Shareholders’ Representative in good faith pursuant to this Agreement or any other Transaction Document, and shall only be liable to the Company Shareholders for acts or omissions which constitute gross negligence or intentional misconduct of the Shareholders’ Representative. The Shareholders’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of Parent, Surviving Corporation, the Company or the Company Shareholders hereunder, and Parent, Surviving Corporation and the Company agree that they will not look to the Shareholders’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company Shareholders hereunder; and

(i) agree to hold the Shareholders’ Representative harmless and indemnify the Shareholders’ Representative, severally (and not jointly) in accordance with the amount of Merger Consideration received by such indemnifying Company Shareholders, with respect to any and all loss, damage or liability and expenses (including reasonable legal fees) which any Company Shareholders may sustain as a result of any action taken in good faith by the Shareholders’ Representative.

1.15 Dissenting Shares.

(a) Company Shares that are issued and outstanding immediately prior to the Effective Time and that are owned by Company Shareholders who have properly demanded and perfected their appraisal rights in accordance with the provisions of applicable law with respect to the Merger are referred to herein as “Dissenting Shares”; provided that each such share shall cease to be a Dissenting Share if its holder shall have failed to perfect or shall have effectively withdrawn or lost such appraisal rights.

(b) At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL (but only after the value thereof shall have been agreed upon or finally determined pursuant to such provisions).

(c) The Company shall (i) give Parent prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments in respect thereof received by Company prior to the Effective Time and (ii) deliver copies of all such demands and other materials relating thereto to Parent not more than three (3) Business Days following receipt thereof. Prior to the Effective Time, the Company shall conduct and direct all negotiations and proceedings with respect to demands for appraisal. Following the Effective Time, Parent shall, after consultation with the Shareholders’ Representative, conduct and direct all negotiations and proceedings with respect to demands for appraisal; provided that Parent shall not, without the prior written consent of the Shareholders’ Representative (which shall not be unreasonably withheld, conditioned or delayed) make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands; provided that such consent shall be deemed to have been given if the Shareholders’ Representative does not object in writing within five (5) Business Days of delivery of written notification of any proposal to make any such payment, offer to settle or settlement.

(d) After the fair value of any Dissenting Shares has been agreed upon or finally determined pursuant to this Section 1.15 and Section 262 of the DGCL, the Surviving Corporation shall be responsible for making payment thereof to the holder or holders of such Dissenting Shares, and any such amounts shall be paid or recovered first from amounts then held by the Exchange Agent and thereafter from the Escrow Assets.

1.16 Definitions. Capitalized terms used, and not otherwise defined, herein shall have the meanings ascribed to such terms in Article X herein.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the corresponding section of the Company Disclosure Schedule attached hereto and made a part hereof, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of its business or the conduct of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has all requisite corporate power and authority and all governmental licenses, permits, authorizations and approvals required to own, lease, use and operate its properties and to carry on the businesses in which it is engaged except for those governmental licenses, permits, authorizations and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of its Certificate of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws as currently in effect. The Company has not taken any action in violation of any of the provisions of its Certificate of Incorporation or By-laws. The Company has made available to Parent true, correct and complete copies of the minute books of the meetings of the Company’s Board of Directors and committees thereof including, without limitation, all written consents of the Company’s Board of Directors and any committees thereof and of the meetings of its shareholder meetings including, without limitation, all written consents of such shareholders.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 3,000,000 shares of preferred stock, par value $.0001 per share (the “Preferred Stock”) and (ii) 50,000,000 shares of Company Common Stock. There are no shares of Preferred Stock issued and outstanding; 2,429,849 shares of Preferred Stock are available for issuance; and 570,151 shares of Preferred Stock are held in the Company’s treasury. As of the date of this Agreement, there are 13,602,649 shares of Company Common Stock issued and outstanding; 849,155 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Warrants; 2,930,000 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Options; and 5,400,075 shares of Company Common Stock are held in the Company’s treasury. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. The Subsidiary does not own any shares of capital stock of the Company or any other security issued by the Company.

(b) The Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of the holders of capital stock of the Company, showing the number of shares of Company Common Stock held by each Company Shareholder. Other than set forth in the Company Disclosure Schedule, none of the outstanding shares of Company Common Stock are subject to a repurchase or redemption right on the part of any Company Shareholder or any obligation of the Company to repurchase or redeem any such Company Shares. All of the issued and outstanding shares of capital stock of the Company and the Subsidiary have been offered, issued and sold by the Company or such Subsidiary in compliance with all applicable federal and state securities laws.

(c) The Company Disclosure Schedule sets forth a true, correct and complete list of: (i) all Company Stock Plans, indicating for each such Stock Plan the number of shares of Company Common Stock issued under such plan, the number of shares of Company Common Stock subject to outstanding Options or other equity awards under such plan and the number of shares of Company Common Stock reserved for future issuance under such plan; (ii) all outstanding Options and the holders of outstanding Options or other equity awards, indicating with respect to each Option or other equity award the Company Stock Plan, if any, under which it was granted, the number of shares of Company Common Stock subject to such Option or other equity award, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all outstanding Warrants and the holders of outstanding Warrants, indicating with respect to each Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has made available to Parent true, correct and complete copies of all Options and Warrants, all documents and agreements relating thereto and all Company Stock Plans including, without limitation, all forms of all stock option or other equity award agreements evidencing Options or other equity award. In connection with determining the status of certain Company Shareholders and holders of Options as “accredited investors” (as that term is defined in Rule 501 promulgated by the SEC pursuant to the Securities Act), the Company has previously delivered to Parent certain information regarding the compensation of such individuals in the years 2009 and 2010 and the expected compensation of such individuals in 2011, such information is true, correct and complete and shall be updated periodically pursuant to Section 4.9 hereof. Each Option Agreement relating to a grant of Options pursuant to the Company’s 2008 Restated Stock Option Plan or its 2000 Stock Option Plan has been, or will be prior to the Closing Date, accompanied by an Irrevocable Proxy and a Power of Attorney in the form attached to the 2008 Restated Stock Option Plan or the 2000 Stock Option Plan, as applicable. All of the shares of capital stock of the Company subject to Options and Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.

(d) Except as set forth in the Company Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) all outstanding options have been issued pursuant to the Company’s 2008 Restated Stock Option Plan and are subject to all of the provisions thereof including, without limitation, Section 7.1 thereof; (iii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Company, (iv) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (v) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. In connection with the exercise of Options granted pursuant to the Company’s 2008 Restated Stock Option Plan or its 2000 Stock Option Plan, the Option holder has executed and delivered the Irrevocable Proxy and Power of Attorney contemplated by Section 7 of each such Company Stock Plan.

(e) Except as set forth in the Company Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, nor, to the Knowledge of the Company, among any holders of its securities, relating to pre-emptive rights, the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

(f) Except as set forth in the Company Disclosure Schedule, the Company has not repurchased any capital stock of the Company since January 1, 2007.

(g) Since January 1, 2007, the Company has not received any written claim or, to the Company’s Knowledge, threat of claim stating that any issuance of capital stock of the Company constituted a breach of duty on the part of the Board of Directors of the Company which has not been settled or otherwise resolved.

(h) As of the date hereof, each Company Shareholder whose consent to this Agreement and the transactions contemplated hereby is required pursuant to Section 7.2(a) hereof is, and as of the date of the Requisite Shareholder Approval each such Company

Shareholder will be, an “accredited investor” as that term is defined under Rule 501 promulgated by the SEC pursuant to the Securities Act.

2.3 Authorization of Transaction.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which the Company is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and each other Transaction Document to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company’s Board of Directors. Without limiting the generality of the foregoing, prior to the execution of this Agreement, the Board of Directors of the Company, either at a meeting duly called and held or by written consent, in each case by the requisite vote of the directors, (i) determined that the Merger is advisable and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the Company Shareholders for their adoption and approval and resolved to recommend that the Company Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger.

(b) Without limiting the generality of the foregoing, on or prior to the date that is ten (10) days after the date of the Company’s receipt of a written request from Parent, the Requisite Shareholder Approval will be obtained, whether at a meeting duly called for the purpose or by written consent in the form supplied to Parent, to adopt and approve this Agreement and authorize the Merger.

(c) This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.4 Governmental Authorizations; Third Party Consents.

(a) Except as set forth on the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not require the Company or the Subsidiary to obtain any consent, approval, license, permit, order or authorization of, or registration, declaration, notice, filing or action by or in respect of any national or transnational, domestic or foreign, federal, state, provincial, county, municipal or local government (or any political subdivision thereof) or national, transnational, domestic or foreign, federal, state, provincial, county, municipal or local governmental authority, department, court, tribunal or judicial or arbitral body, administrative or regulatory agency, instrumentality, commission or official, including any political subdivision thereof (each a “Governmental Entity”) other than (a) the filing of the Certificate of Merger, (b) compliance with the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (c) any consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices, actions or filings the absence of which would not have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Merger.

(b) Except as set forth in the Company Disclosure Schedule, neither the Company nor the Subsidiary is required to have any consent, approval or authorization of any Person (other than a Governmental Entity) for the Company and the Subsidiary to transfer, assign and convey to the Surviving Corporation the business of the Company and its Subsidiary as currently conducted and all of the rights, benefits and obligations of the Company arising under or in connection with its contracts, leases, agreements, arrangements and business relations other than any consent, approval or authorizations, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

2.5 Noncontravention. Subject to the filing of the Certificate of Merger as required by the DGCL, except as set forth in the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement and each other Transaction Document, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (a) contravene, conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (b) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, recapture, cancellation or acceleration of any obligation or loss of a material benefit, require a consent or waiver under or require the payment of a penalty under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, contractual right or license agreement binding upon the Company, or result in the creation of any Security Interest upon any of the properties or assets of the Company, or (c) subject to compliance with the requirements specified in Section 2.4, conflict with or violate any law, order, writ, injunction, decree, statute or regulation applicable to the Company or any of its or their respective properties or assets, except in the case of clauses (b) and (c) of this Section 2.5 for any such breaches, defaults, penalties, violations, defaults, terminations, recaptures, cancellations, acceleration, losses, Liens, or conflicts and for any consents or waivers not obtained, that, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

2.6 Subsidiary.

(a) The Subsidiary is identified on the Company Disclosure Schedule. Except as set forth in the Company Disclosure Schedule, the Subsidiary is a duly organized, validly existing corporation in good standing under the laws of the State of California with full corporate power and authority to own or lease its properties and to conduct its business in the manner and the places where such properties are owned or leased or where such business is conducted.

(b) Except as set forth in the Company Disclosure Schedule, all of the issued and outstanding capital stock of the Subsidiary are owned beneficially and of record by the Company and all such shares of capital stock have been duly and validly issued and are fully paid and nonassessable. True, correct and complete copies of the Subsidiary’s Articles of Incorporation and By-laws or other organizational or governing document, as amended and in effect, have been made available to Parent. The Subsidiary is not in violation of any term of its Articles of Incorporation or By-laws. The Subsidiary is duly qualified to do business as a foreign corporation in each jurisdiction where the nature of its properties or the conduct of its business makes such qualification necessary except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c) Except as set forth in the Company Disclosure Schedule, there are no outstanding warrants, options or other rights to purchase or acquire any of the shares of capital stock or membership or other equity interests of the Subsidiary, or any outstanding securities convertible into or exercisable or exchangeable for such shares or membership or other equity interests or outstanding warrants, options or other rights to acquire any such convertible, exercisable or exchangeable securities.

(d) Except as set forth in the Company Disclosure Schedule, the Company (i) does not have, and since January 1, 2007 has not had, any Subsidiaries other than the Subsidiary; and (ii) does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.

2.7 Financial Statements.

(a) The Company has made available to Parent true, correct and complete copies of the Company Financial Statements. The Company Disclosure Schedule includes a true, correct and complete copy of the Company’s audited consolidated balance sheets as of December 31, 2009 and December 31, 2008 and the related consolidated statements of operations and shareholders equity and cash flows for the years then ended. The Company Financial Statements have been, and at the time of delivery to Parent in accordance with Section 4.3(b) hereof, the 2010 Company Financial Statements will have been, prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Company Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments consistent with past practice which are not expected to be material and do not include footnotes.

(b) The Company Disclosure Schedule includes true, correct and complete copies of the Company’s budget and projections delivered to Parent on January 19, 2011 (the “Company Forecasts”). The Company Forecasts represent good faith estimates of the performance of the Company for the periods stated therein based upon assumptions the Company believes were reasonable when made and continue to be reasonable as of the Agreement Date but do not represent guarantees of actual Company performance. Such assumptions are set forth in the Company Forecasts.

2.8 Absence of Certain Changes. Except as set forth in the Company Disclosure Schedule, since the Base Balance Sheet Date, the Company and the Subsidiary have operated only in the Ordinary Course of Business and there has not been:

(a) any change in the financial condition, properties, assets, liabilities, business, operations or prospects of the Company and its Subsidiary which, individually or in the aggregate, has had a Company Material Adverse Effect whether or not arising in the Ordinary Course of Business;

(b) any material contingent liability incurred by the Company or the Subsidiary as a guarantor or otherwise with respect to the obligations of others or any cancellation, of any material debt or claim owing to the Company or the Subsidiary or the waiver of any material right of the Company or the Subsidiary;

(c) any Security Interest placed on any of the assets of the Company or the Subsidiary which remains in existence as of the date hereof other than Permitted Liens;

(d) To the Company’s Knowledge, any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, (including without limitation for Taxes due or to become due) or contingent or potential liabilities relating to products or services provided by the Company or the Subsidiary or the conduct of business of the Company or the Subsidiary regardless of whether claims in respect thereof have been asserted, incurred by the Company or the Subsidiary other than obligations and liabilities which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect and obligations and liabilities incurred in the Ordinary Course of Business;

(e) any purchase, sale or other disposition or any agreement (whether written or oral) or other arrangement for the purchase, sale, lease or other disposition of any of the properties or assets of the Company or the Subsidiary other than in the Ordinary Course of Business or except as would not, individually or in the aggregate, be material to the operation of the business of the Company or the Subsidiary as currently conducted;

(f) any damage, destruction or loss, whether covered by insurance, which has resulted in a Company Material Adverse Effect;

(g) any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, repurchase or other acquisition by the Company of shares of the capital stock of the Company;

(h) any written claim of unfair labor practices involving the Company or the Subsidiary; any material change in the compensation payable, or to become payable, by the Company or the Subsidiary to any of its officers, employees, agents or independent contractors other than normal increases in the Ordinary Course of Business, or any bonus payment or arrangement made to or with any such officer, employee, agent or independent contractor other than in the Ordinary Course of Business or which are not, individually or in the aggregate, material;

(i) any change with respect to the Board of Directors, corporate officers or senior management of the Company or the Subsidiary;

(j) any payment or discharge of a material Security Interest or liability of the Company or the Subsidiary not reflected on the Base Balance Sheet or incurred in the Ordinary Course of Business;

(k) any obligation or liability incurred by the Company or the Subsidiary to any of its officers, directors, security holders or employees, or any loans or advances by the Company or the Subsidiary to any of its officers, directors, security holders or employees except for compensation benefits and expense allowances payable to officers and employees;

(l) except as required by law or in the preparation of financial statements in connection with the Registration Statement, any material change in accounting methods or practices, credit practices or collection policies used by the Company or the Subsidiary;

(m) any resignation, termination or material diminution of the Company’s representation of or relationship with any of the top 10 manufacturers of the Company for IT Products and Services (each, a “Key Vendor”) or any material change in the discounts, rebates, or other incentives provided by any such Key Vendor except which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect;

(n) Any Excess Capital Expenditure; or

(o) Any agreement (whether written or oral), arrangement or understanding for the Company or the Subsidiary to take any of the actions specified in clauses (a) through (m) above.

2.9 Undisclosed Liabilities. Except as set forth in the Company Disclosure Schedule, neither the Company nor the Subsidiary has any liability of a nature required to be disclosed on a consolidated balance sheet of the Company prepared in accordance with GAAP except for (a) liabilities shown on the Base Balance Sheet or described in the footnotes thereto, or (b) liabilities which have arisen since the Base Balance Sheet Date in the Ordinary Course of Business and (c) obligations that are required to be performed pursuant to contracts and agreements listed in the Company Disclosure Schedule or which are not required to be listed therein.

2.10 Tax Matters.

(a) The Company and the Subsidiary have filed on a timely basis all U.S. federal, state, and local Tax Returns and other material Tax Returns that they were required to file, and all such Tax Returns were complete and accurate in all material respects. Each of the Company and the Subsidiary has paid on a timely basis all Taxes that were due and payable. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) the unpaid Taxes of the Company and/or the Subsidiary for tax periods ending on or prior to the Closing Date (including, without limitation, for the year ended December 31, 2010) do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Base Balance Sheet; (ii) neither the Company nor the Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included either the Company or the Subsidiary during a prior period) other than the Company or the Subsidiary; and (iii) all Taxes that the Company or the Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b) The Company has made available to Parent complete and correct copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or the Subsidiary for all periods from and after December 31, 2007. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through December 31, 2006. The Company has made available to Parent complete and accurate copies of all other Tax Returns of either the Company or the Subsidiary together with all related examination reports and statements of deficiency for all periods from and after December 31, 2004. No examination or audit of any Tax Return of either the Company or the Subsidiary by any Governmental Entity is currently in progress or to the Knowledge of the Company, threatened or contemplated. Neither the Company nor the Subsidiary has been informed in writing by any Governmental Entity that such Governmental Entity believes that the Company or the Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor the Subsidiary has waived any statute of limitations with respect to Taxes for any open tax period or agreed to an extension of time with respect to a Tax assessment or deficiency for any open tax period.

(c) Neither the Company nor the Subsidiary: (i) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has ever made any payments, is not obligated to make any payments, nor is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code whether as a result of the transactions contemplated hereby or otherwise; (iii) is or will be obligated to make any gross-up payments in connection with the payments described in clause (ii) above; (v) does not have any actual or potential liability for any Taxes of any person (other than the Company or the Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (vi) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d) None of the assets of the Company or the Subsidiary: (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e) Neither the Company nor the Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(f) None of the Tax Returns filed by or on behalf of the Company or the Subsidiary contains a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). There are no liens for Taxes upon any assets of the Company or the Subsidiary, other than Liens for Taxes not yet due and payable.

(g) Neither the Company nor the Subsidiary is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Neither the Company nor the Subsidiary has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as, a tax-free transaction pursuant to Section 355 of the Code. Neither the Company nor the Subsidiary has any net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement). Neither the Company nor the Subsidiary owns, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or as a “controlled foreign corporation” within the meaning of Section 957 of the Code. Neither the Company nor the Subsidiary is a “foreign person” (as defined in Section 1445 of the Code), and neither the Company nor the Subsidiary has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code. Neither the Company nor the Subsidiary has ever taken any deduction or received any Tax benefit arising with respect to any “reportable transaction” as defined in Section 6707A(c) of the Code (or any comparable provision of state, local or foreign Tax law).

(h) Neither the Company nor the Subsidiary is a party to any Tax sharing agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement). Neither the Company nor the Subsidiary has or since January 1, 2008 had a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

2.11 Assets. Except as set forth in the Company Disclosure Schedule, either the Company or the Subsidiary is the true and lawful owner, and has good title to, all of the assets (tangible or intangible), whether reflected on the Base Balance Sheet, off balance sheet, or acquired by the Company or the Subsidiary since the Base Balance Sheet Date (other than any assets leased by the Company or the Subsidiary), free and clear of all Security Interests other than Permitted Liens. The Company or the Subsidiary owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used except for such defects which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

2.12 Owned Real Property. Except as set forth in the Company Disclosure Schedule, since January 1, 2007, neither the Company nor the Subsidiary owns, or has owned, any real property.

2.13 Real Property Leases.

(a) The Company Disclosure Schedule lists all Leases. The Company has made available to Parent true, correct and complete copies of the Leases. With respect to each Lease except as set forth in the Company Disclosure Schedule:

(i) such Lease is in full force and effect and is legal, valid, binding, and enforceable against the Company or the Subsidiary and, to the Knowledge of the Company, each of the other parties thereto and with respect to any Lease between the Company and any Affiliate of the Company, the base rent and any other amounts payable under each Lease are consistent with the fair market lease rates and terms for comparable facilities;

(ii) assuming that any required consents are obtained, such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(iii) no consent or approval is required with respect to the transactions contemplated hereby from the other parties to any Lease of real property, no material filing with any Governmental Entity is required in connection therewith and, to the extent that any such consent or filing is required, the Company or the Subsidiary shall obtain or complete such consent or filing prior to the Closing;

(iv) neither the Company nor the Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease in any material respect, and no act or omission has occurred, and no condition exists, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with the lapse of time, or otherwise, would constitute a breach or default in any material respect by the Company or the Subsidiary or, to the Knowledge of the Company, any other party under such Lease;

(v) to the Company’s Knowledge, there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(vi) neither the Company nor the Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered (other than with Permitted Liens) any interest in any Lease; and

(vii) to the Knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services reasonably necessary for the operation of said facilities.

(b) Except as set forth in the Company Disclosure Schedule, to the Knowledge of the Company, there are no defects in the physical condition of any land, buildings or improvements constituting Leased Real Property which are material to the use of such Leased Real Property.

2.14 Intellectual Property.

(a) The Company Disclosure Schedule lists (i) each issued patent, patent application, (ii) copyright registration and applications, (iii) mask work registrations and applications, (iv) trademark registrations and applications, (v) service mark registrations and applications, and (vi) domain name registrations and applications of the Company or the Subsidiary.

(b) To the Knowledge of the Company, the Company or the Subsidiary owns or has the right to use (including the rights to copy, modify, and redistribute) all of the Intellectual Property items set forth in Section 2.14(a) of the Disclosure Letter. The Company Intellectual Property is sufficient (i) to conduct its business as presently conducted except for defects in ownership or rights to use which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially similar terms and conditions as it was immediately prior to the Closing. Since January 1, 2007, the Company or the Subsidiary has taken all commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other Person has any exclusive rights to any of the Company Intellectual Property owned by the Company or the Subsidiary, and, to the Knowledge of the Company, no other Person is infringing, violating or misappropriating any of the Company Intellectual Property.

(c) To the Company’s Knowledge, none of the Company’s or the Subsidiary’s services or business or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. To the Company’s Knowledge, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. The Company has made available to Parent true, correct and complete copies of all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

(d) The Company Disclosure Schedule identifies each item of Company Intellectual Property which the Company or the Subsidiary has licensed from a third party, and the license or agreement pursuant to which the Company or such Subsidiary uses it (excluding off-the-shelf or freely or commercially downloadable software programs).

(e) Except as disclosed in the Company Disclosure Schedule, since January 1, 2008, each current and former employee and officer of the Company and the Subsidiary who has contributed to the creation of Company Intellectual Property has executed a proprietary information and inventions agreement that assigns to the Company or the Subsidiary all of such employee’s or officer’s rights in any Intellectual Property owned, used or held for use by the Company or the Subsidiary in the conduct of its business.

2.15 Inventory. Except as set forth in the Company Disclosure Schedule, all items in the inventories of the Company and the Subsidiary shown on the Base Balance Sheet and existing at the date hereof, are of a quality and quantity saleable in the Ordinary Course of Business. Except as set forth in the Company Disclosure Schedule, said inventories reflect write-downs to realizable values in the case of items which are below standard quality or have become obsolete or unsaleable (except at a price less than cost) through activities in the Ordinary Course of Business. No such write-downs since the Base Balance Sheet Date, have had a Company Material Adverse Effect. The value of the inventories stated in the Base Balance Sheet and each subsequent Interim Balance Sheet reflect the normal inventory valuation policies and practices of the Company and were determined in accordance with GAAP. Except as set forth in the Company Disclosure Schedule, all inventory items are located on Leased Real Property. Since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales in the Ordinary Course of Business.

2.16 Contracts.

(a) With respect to the disclosure required by Section 2.16(a)(ii) below, the Company has provided certain information regarding the 2011 compensation for its personnel which information is true, correct and complete in all material respects. Except for contracts, commitments, plans, agreements and licenses listed in the Company Disclosure Schedule (each, a “Material Contract”), neither the Company nor the Subsidiary is a party or subject to any of the following:

(i) any plan or contract providing for employee pensions, Options, Warrants, stock purchases, deferred compensation, retirement payments, severance payments, profit sharing, collective bargaining, or the like or any contract or agreement with any labor union;

(ii) any employment contract, bonus plan or other variable compensation arrangement for a Company employee where such employment contract, bonus plan or variable compensation arrangement is projected to require payments by the Company to such employee of more than $50,000 in 2011;

(iii) any contract, agreement or arrangement with any Affiliate of the Company or the Subsidiary or any Person which is an Affiliate of any of the foregoing that is projected to require payments by the Company to such Person of more than $50,000 per year (other than employment contracts, consulting agreements and similar agreements), and which is not terminable by the Company or the Subsidiary upon not more than thirty (30) days notice;

(iv) any employment contract, consulting agreement or similar agreement for services entered into since January 1, 2008 which involved payments by the Company of more than $150,000 per year or which is not terminable by the Company or the Subsidiary upon not more than thirty (30) days notice without liability for any penalty or severance payment;

(v) any contract, agreement or arrangement for the purchase of any commodity, material or equipment for the internal use by the Company other than in the Ordinary Course of Business;

(vi) any contract, agreement or arrangement for the purchase of any inventory which involved payments by the Company of more than $500,000 per year;

(vii) any contract, agreement or arrangement, other than purchases of inventory, entered into since January 1, 2008, creating any obligation of the Company or the Subsidiary of $500,000 or more;

(viii) any contract, agreement or arrangement providing for the purchase of all or substantially all of the Company’s requirements of a particular product from one supplier;

(ix) any contract, agreement or arrangement entered into since January 1, 2008 involving obligations of the Company or the Subsidiary of $100,000 or more per year which by its terms does not terminate or is terminable by the Company or the Subsidiary or their respective successors within one year after the date hereof;

(x) any contract, agreement or arrangement for the lease of personal property from or to third parties providing for lease payments in excess of $250,000 per year;

(xi) any contract, agreement or arrangement constituting a license agreement, not disclosed elsewhere in this Agreement or the Company Disclosure Schedule (other than off-the-shelf or freely or commercially downloadable software programs);

(xii) any contract, agreement or arrangement entered into since January 1, 2008 concerning the establishment or operation of a partnership, joint venture or limited liability company;

(xiii) any contract, agreement or arrangement (or group of related agreements) under which the Company or the Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) under which it has granted a Security Interest on any of its assets, tangible or intangible other than such contracts, agreements or arrangements that are disclosed in the Company Financial Statements;

(xiv) any contract, agreement or arrangement entered into since January 1, 2008 for the disposition of any material portion of the assets or business of the Company or the Subsidiary or for the acquisition of all or substantially all of the assets or business of any other entity other than in the Ordinary Course of Business;

(xv) any contract, agreement or arrangement entered into since January 1, 2010 concerning confidentiality or non-solicitation other than agreements with customers, vendors or consultants in the Ordinary Course of Business;

(xvi) any contract, agreement or arrangement entered into since January 1, 2008 which contains any provisions requiring the Company or the Subsidiary to indemnify any other party other than agreements with customers, employees, vendors or consultants in the Ordinary Course of Business;

(xvii) any contract, agreement, arrangement license, franchise, permit, or authorization presently in effect that may be, by its terms, terminated, materially impaired, or materially adversely affected, by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the Merger or the consummation of the IPO contemplated hereby; except as would not reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect;

(xviii) any other contract, agreement or arrangement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect; or

(xix) any contract, agreement or assignment (other than responses to requests for proposals) pursuant to which the Company sold, resold or otherwise provided information technology equipment or related consulting, implementation, project management, staffing or operational services (the foregoing “IT Products and Services”) to any state, county, local or public educational Governmental Entity whether directly or on behalf of a Prime Contractor at any time since January 1, 2010 (each a “SLED Contract”).

(b) The Company has made available to Parent a true, correct and complete copy of each agreement required by Section 2.16(a) to be listed in the Company Disclosure Schedule. With respect to each such agreement, unless otherwise noted in the Company Disclosure Schedule: (i) the agreement is in full force and effect, is legal, valid, binding and enforceable against the Company or the Subsidiary and, to the Company’s Knowledge, against each other party thereto; (ii) except if terminated pursuant to its terms or as set forth in the Company Disclosure Schedule, the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor the Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, or is operating under any agreement or arrangement of forbearance with respect to, any such agreement in any material respect, and, to the Knowledge of the Company, no event has occurred, is pending or, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or the Subsidiary or, to the Knowledge of the Company, any other party under such agreement in any material respect, other than such breaches, violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.17 [Reserved].

2.18 Vendors; Customers.

(a) The Company Disclosure Schedule sets forth a true, correct and complete list of the Key Vendors and the Company’s revenues attributable to sales or resales of the products of each such Key Vendor during the Company’s fiscal year ended December 31, 2009 and its fiscal year ended December 31, 2010. The Company has made available to Parent true, correct and complete copies of all written (and written summaries of all oral) contracts, agreements and arrangements pursuant to which the Company serves as a reseller of such Key Vendor’s products and services. The Company has not received any written notice from any Key Vendor which states or threatens that such Key Vendor intends to (i) terminate any contract, agreement or arrangement (each, a “Key Vendor Contract”) establishing the Company’s appointment as a reseller of such Key Vendor’s products and services, (ii) amend the terms of such Key Vendor Contract in a manner adverse to the Company, or (iii) to amend, alter or change in a manner adverse to the Company any of the discounts, rebates or other incentives available to the Company from such Key Vendor (any of the foregoing, a “Vendor Termination”). The relationships of the Company and its Key Vendors are, to the Company’s Knowledge, good commercial working relationships.

(b) The Company Disclosure Schedule sets forth a correct and complete list of the top 10 customers of the Company purchasing IT Products and Services as of December 31, 2010 (each a “Material Customer”). The relationships of the Company and its Material Customers are, to the Company’s Knowledge, good commercial working relationships. Except as set forth in the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall not give rise to any right of any Material Customer to terminate any Customer Contract (as defined below). The Company has not received any written notice from any Material Customer which states or threatens that such Material Customer intends to (i) terminate or amend, alter or change any contract, agreement or arrangement (a “Customer Contract”) for the purchase of IT Products and Services or its relationship with the Company in a manner adverse to the Company (any of the foregoing, a “Customer Termination).”

(c) The Company Disclosure Schedule identifies each Customer Contract pursuant to which with the Company or the Subsidiary sold IT Products and Services to a Material Customer at any time since January 1, 2009. The Company has made available true, correct and complete copies of each such Customer Contract to Parent.

(d) With respect to each such Customer Contract, and except as disclosed in the Company Disclosure Schedules: (i) such contract is in full force and effect, is legal, valid, binding and enforceable against the Company or the Subsidiary and, to the Company’s Knowledge, against each other party thereto; (ii) the Customer Contract unless terminated pursuant to its terms will continue to be legal, valid, binding and enforceable and in full force and effect for the benefit of the Surviving Corporation following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor the Subsidiary nor, to the Knowledge of the Company, any other party, is in material breach or violation of, or default under, or is operating under any agreement or arrangement of forbearance with respect to, any such contract in any material respect, and, to the knowledge of the Company, no event has occurred, is pending or, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or the Subsidiary or, to the Knowledge of the Company, any other party under such agreement in any material respect, other than such breaches, violations or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.19 Accounts Receivable. Except as set forth in the Company Disclosure Schedules, all accounts receivable of the Company or the Subsidiary reflected on the Base Balance Sheet and included within the definition of Current Assets are valid receivables subject to no setoffs or counterclaims other than as set forth in the Base Balance Sheet. A true, correct and complete list of the accounts receivable reflected on the Company’s Base Balance Sheet, and showing the aging thereof by payor class and contract, is included in the Company Disclosure Schedule. All accounts receivable of the Company or the Subsidiary that have arisen since the Base Balance Sheet Date and included within the definition of Current Assets are valid receivables subject to no setoffs or counterclaims other than those arising in the Ordinary Course of Business. Neither the Company nor the Subsidiary has received any written notice from an account debtor stating that any account receivable is subject to any contest, setoff or counterclaim by such account debtor.

2.20 Powers of Attorney. Except as set forth on the Company Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or the Subsidiary.

2.21 Insurance; Warranty Claims.

(a) The Company Disclosure Schedule lists each insurance policy (including without limitation, errors and omissions, fire, theft, casualty, comprehensive general liability, workers compensation and business interruption and bond and surety arrangements) to which the Company or the Subsidiary is a party, all of which are in full force and effect. The amount of coverage, terms and provisions including, without limitation, all exceptions to coverage, of each insurance policy to which the Company or the Subsidiary is a party are customary in form and substance and, to the Knowledge of the Company, is adequate for the conduct of the Company’s and the Subsidiary’s business as presently conducted, taken as a whole. Except as set forth in the Company Disclosure Schedules, there is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid or accrued. To the Knowledge of the Company, neither the Company nor the Subsidiary is liable for retroactive premiums or similar payments, and the Company and the Subsidiary are otherwise in compliance in all material respects with the terms of such policies. To the Company’s Knowledge there is not any threatened termination of, or premium increase with respect to, any such policy, other than premium increases in the Ordinary Course of Business. Except as set forth in the Company Disclosure Schedule, each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

(b) Except as set forth in the Company Disclosure Schedule and except for warranty claims in the Ordinary Course of Business that are within manufacturer’s warranties, there are no existing, or to the Knowledge of the Company, threatened product liability, warranty or other similar claims made in writing (whether covered by insurance or otherwise) which, individually or in the aggregate, if determined adversely to the Company or the Subsidiary, would reasonably be expected to have a Company Material Adverse Effect.

2.22 Litigation. Except as set forth in the Company Disclosure Schedule, there is no Legal Proceeding which is pending or has been threatened in writing, or, to the Knowledge of the Company, has been otherwise threatened against the Company or the Subsidiary which (a) seeks either money damages or equitable relief which, individually or in the aggregate, if determined adversely to the Company or the Subsidiary, would reasonably be expected to have a Company Material Adverse Effect or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. Except as disclosed in the Company Disclosure Schedules, there are no judgments, orders or decrees outstanding against the Company or the Subsidiary.

2.23 Consulting Agreements. The Company Disclosure Schedule lists all consulting and/or subcontracting agreements to which the Company or the Subsidiary is a party that have been entered into since the Base Balance Sheet Date and that contain obligations of the Company or the Subsidiary in excess of $100,000 per year. True, correct and complete copies of each such consulting and/or subcontracting agreements have been made available to Parent.

2.24 Employees.

(a) The Company has delivered to Parent a list, as of as of a date not more than two (2) Business Days prior to the date of this Agreement, of all employees (such term meaning permanent and temporary, full-time and part-time employees) of the Company or the Subsidiary, along with the position and the annual rate of compensation of each such person, and the wage rates for non-salaried employees (by classification), as well as a list of any material vendor or industry certifications held by the Company and its employees. Except as set forth in the Company Disclosure Schedule, each current employee of the Company or the Subsidiary, and each person who has been employed by the Company at any time since January 1, 2008, has entered into a confidentiality and assignments of inventions agreement with the Company or such Subsidiary, a copy or form of which has been made available to Parent. The Company Disclosure Schedule contains a list of all employees of the Company or the Subsidiary who are not citizens or resident aliens of the United States. To the Company’s Knowledge, all of the Company’s or the Subsidiary’s employees who work in the United States are legally authorized to do so. Neither the Company nor the Subsidiary has any plans to terminate the employment of any Key Employee of the Company or such Subsidiary. Except as set forth in the Company Disclosure Schedule, no Key Employee has notified the Company or the Subsidiary in writing that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise in the period from the Closing Date to the date which is six months thereafter.

(b) Neither the Company nor the Subsidiary is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the Company’s Knowledge there is not any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or the Subsidiary.

Except as set forth in the Company Disclosure Schedule, neither the Company nor the Subsidiary has any established policy or practice relating to employment severance payments or similar arrangements, and all of the employees of the Company or the Subsidiary are employees at-will.

(c) Any Persons engaged by the Company or the Subsidiary as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws, except to the extent that a failure to have been so classified or engaged would not, individually or in the aggregate, have a Company Material Adverse Effect. Hours worked by and payments made to employees of the Company or the Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters except as would not have a Company Material Adverse Effect.

(d) To the Knowledge of the Company, the Company and the Subsidiary have complied in all material respects with all applicable federal, foreign, state or local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities, women and other individuals protected by applicable law. There are no claims pending, threatened in writing, or, to the Knowledge of the Company, otherwise threatened to be brought, in any court or administrative agency by any former or current employees of the Company or the Subsidiary for compensation, pending severance benefits, vacation time, vacation pay or pension benefits (other than unemployment benefits provided by former employees’ state of residence), or any other claim pending, threatened in writing, or, to the Knowledge of the Company, otherwise threatened in any court or administrative agency from any current or former employee or any other Person arising out of the Company’s or such Subsidiary’s status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise (other than unemployment benefits provided by former employee’s state of residence). Neither the Company nor the Subsidiary has undergone any wage and hour investigations by any Governmental Entity in the two years prior to the Agreement Date.

2.25 Employee Benefits.

(a) The Company Disclosure Schedule contains a true, correct and complete list of all Company Plans. True, correct and complete copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500 and (for all funded plans and unfunded deferred compensation plans for which assets have been set aside) all plan financial statements for the last three plan years for each Company Plan, have been made available to Parent.

(b) Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, each Company Plan has been administered in accordance with its terms and each of the Company and the ERISA Affiliates has met its obligations with respect to each Company Plan. The Company, each ERISA Affiliate and each Company Plan are in compliance with the currently applicable provisions of ERISA, the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of Subtitle B of Title I of ERISA). All filings and reports as to each Company Plan required to have been submitted to the IRS or to the United States Department of Labor, and/or distributed to Company Plan participants have been duly submitted and/or distributed, as applicable. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate, and each asset held under any Employee Benefit Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA (a “Pension Plan”), may be liquidated or terminated without the imposition of any redemption or surrender charge or comparable liability, other than reasonable administrative fees and expenses.

(c) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code as to each such Company Plan that is an “employee benefit pension plan” (as defined in Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such plan or accrued in accordance with the past custom and practice of the Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Company Plan that is an “employee welfare benefit plan” (as defined in section 3(1) of ERISA).

(d) There are no Legal Proceedings (except claims for benefits payable in the normal operation of Company Plans and proceedings with respect to qualified domestic relations or medical child support orders) against or involving any Company Plan pending, or to the Knowledge of the Company, threatened or asserting any rights or claims to benefits under any Company Plan that would be reasonable expected to give rise to any liability to the Company or an ERISA Affiliate.

(e) Each Pension Plan that is intended to be qualified under Section 401(a) of the Code is maintained pursuant to an individually designed plan that has received a favorable determination letter from the IRS or a prototype plan document that has received a favorable opinion letter from the IRS; neither the Company nor the Subsidiary has received written notice that any such determination or opinion letter has been revoked; and, to the Company’s Knowledge, no act or omission has occurred that would reasonably be expected to adversely affect the qualification of such Pension Plan or materially increase its cost. Each Pension Plan has been tested for compliance with, and satisfies the applicable nondiscrimination and other qualification requirements of the Code for each plan year ending prior to the Closing Date and except as otherwise provided in the Company Disclosure Schedule, the Company anticipates that each such Pension Plan will satisfy such requirements for the current plan year. There have been no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan and neither the Company nor any of its ERISA Affiliates has otherwise engaged in any prohibited transaction.

(f) All Options that have been granted to employees of the Company that purport to be “incentive stock options” under the Code comply with all applicable requirements necessary to qualify for such tax status, and no Option is subject to the provisions of Section 409A of the Code.

(g) Except as set forth on the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains any “nonqualified deferred compensation plan” subject to Section 409A of the Code.

(h) Neither the Company, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(i) At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(j) Except as set forth on the Company Disclosure Schedule, there are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any ERISA Affiliate (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan that is funded are, to the extent required, reported at their fair market value on the books and records of such Company Plan.

(k) To the Company’s Knowledge, no act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any ERISA Affiliate to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code; and neither the Company nor any ERISA Affiliate nor any of their respective directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would subject the Company or any ERISA Affiliate or any of their respective directors, officers or employees to liability under ERISA.

(l) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(m) Except as set forth in the Company Disclosure Schedules, each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(n) The Company Disclosure Schedule sets forth each: (i) agreement with any shareholder, director, employee or consultant of the Company or the Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or the Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, employee or consultant; (ii) agreement, plan or arrangement under which any Person may receive payments from the Company or the Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company or the Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(o) The Company Disclosure Schedule sets forth the policies of the Company and the Subsidiary with respect to accrued vacation, accrued sick time and earned time off, as well as the amount of such liabilities as of December 31, 2010.

2.26 Environmental Matters.

(a) The Company and the Subsidiary has complied in all material respects with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation by any Government Entity or written inquiry or written information request received by the Company from any Governmental Entity, relating to any Environmental Law involving the Company or the Subsidiary.

(b) To the Company’s Knowledge, neither the Company nor the Subsidiary has any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c) Neither the Company nor the Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or such Subsidiary and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) The Company Disclosure Schedule lists all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or the Subsidiary (whether conducted by or on behalf of the Company or such Subsidiary or a third party, and whether done at the initiative of the Company, the Subsidiary or directed by a Governmental Entity or other third party) which the Company or the Subsidiary has possession of. A true, correct and complete copy of each such document has been provided to Parent.

(e) To the Company’s Knowledge there is not any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or the Subsidiary.

2.27 Legal Compliance. Except as set forth in the Company Disclosure Schedule, to the Company’s Knowledge, the Company and the Subsidiary are currently conducting, and have at all times since January 1, 2007 conducted, their respective business in compliance in all material respects with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. Except as set forth in the Company Disclosure Schedule, neither the Company nor the Subsidiary has received any written notice or written communication from any Governmental Entity or third party alleging noncompliance with any applicable law, rule or regulation.

2.28 Permits. The Company Disclosure Schedule sets forth a list of all material Permits issued to or held by the Company or the Subsidiary. To the Company’s Knowledge, such listed Permits are the only material Permits that are required for the Company or the Subsidiary to conduct its businesses as presently conducted, other than such Permits the failure to possess which would not have, individually or in the aggregate, a Company Material Adverse Effect. Each such Permit is in full force and effect; the Company and the Subsidiary is in compliance in all material respects with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of any such Permit is threatened and there is no basis for reasonably believing that such Permit will not be renewable upon expiration. Except as set forth in the Company Disclosure Schedule, and subject to any consents that must be obtained as a result of the transactions contemplated hereunder, each such Permit will continue in full force and effect for the benefit of the Surviving Corporation following the Closing.

2.29 Certain Business Relationships. Except as set forth in the Company Disclosure Schedule, no officer, director, member, manager, employee, agent or consultant of the Company or the Subsidiary nor any Company Shareholder (a) owns any property or right, tangible or intangible, which is required in the business of the Company or the Subsidiary, (b) to the Knowledge of the Company, has any claim or cause of action against the Company or the Subsidiary, or (c) owes any money to, or is owed any money by, the Company or the Subsidiary (other than compensation and benefits owed by the Company or the Subsidiary to officers or employees of the Company or such Subsidiary in the Ordinary Course of Business or pursuant to agreements set forth in the Company Disclosure Schedule). The Company Disclosure Schedule describes any material commercial transactions or relationships between the Company and any officer, director, member, manager, employee, agent or consultant of the Company or the Subsidiary nor any Company Shareholder which, to the Knowledge of the Company, occurred or have existed since the beginning of the time period covered by the Company Financial Statements. Except as set forth in the Company Disclosure Schedule, no payments have been made by the Company or the Subsidiary to any officer, director, member, manager, employee, agent, consultant or Affiliate of the Company or the Subsidiary, other than compensation and benefits payments made in the Ordinary Course of Business, since the Base Balance Sheet Date.

2.30 Financial Advisory Fees. Except as set forth in the Company Disclosure Schedule, neither the Company nor the Subsidiary has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.31 Books and Records. The minute books and other similar records of the Company and the Subsidiary contain records of all actions taken at any meetings of the Company’s or such Subsidiary’s shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting and are true, correct and complete in all material respects. The books and records of the Company and the Subsidiary accurately reflect the assets, liabilities, business, financial condition and results of operations of the

Company and the Subsidiary in all material respects and have been maintained in accordance with good business and bookkeeping practices in all material respects.

2.32 Non-Compete Agreements. Neither the Company nor the Subsidiary is a party to any agreement (written or oral) in the nature of a non-compete or exclusivity agreement or that otherwise limits or restricts the ability of the Company or the Subsidiary which could after the Closing limit or restrict the ability of the Surviving Corporation or Parent, to compete or otherwise conduct its business in any manner or place.

2.33 Banking Relationships. All of the material arrangements which the Company or Subsidiary has with any banking institution are set forth in the Company Disclosure Schedule including, with respect to each such arrangement the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the name of each Person authorized in respect thereof.

2.34 Controls and Procedures. The Company and the Subsidiary maintain books and records reflecting their respective assets and liabilities and maintain internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in accordance with GAAP.

2.35 Disclosure. Provided that the Parent has accurately incorporated all information furnished in writing by the Company to Parent specifically for inclusion in the Registration Statement or the Prospectus (as applicable) in connection with the IPO and has altered or deleted from the Registration Statement or the Prospectus (as applicable) all statements that the Company has specifically requested in writing be so altered or deleted, and provided that the Parent has presented all Company-provided information in the Registration Statement and Prospectus in a manner that is not misleading and has not otherwise presented other information in the Registration Statement and Prospectus that would make the Company-provided information in the Registration Statement and Prospectus misleading, and provided that the Company, the Shareholders’ Representative and their respective counsel have received and had a reasonable opportunity to review all written correspondence between Parent (including the Parent’s accountants and legal advisers) on one hand, and the SEC, on the other, and the final form of Registration Statement and Prospectus and have been informed of the substance of any material oral communication relating to the Company between Parent, its counsel and the SEC, the Company represents and warrants that (i) at the time the Registration Statement becomes effective under the Securities Act, the information in the Registration Statement that was provided by the Company concerning the Company or the Subsidiary specifically for inclusion therein will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) at the time of the closing of the IPO, the information in the Prospectus that was provided by the Company concerning the Company or the Subsidiary specifically for inclusion therein will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. The representations and warranties in this Section 2.35 shall apply only to historical statements and shall not apply to statements in the Registration Statement or the Prospectus relating to any Person other than the Company, the Subsidiary, their respective officers and directors and the Company Shareholders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company and the Company Shareholders that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

3.1 Organization, Qualification and Power. Each of Parent and Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified to conduct business as a foreign entity and is in good standing under the laws of each jurisdiction where the nature of its business or the conduct of its business makes such qualification necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub has all requisite corporate power and authority and all governmental licenses, permits, authorizations and approvals required to own, lease, use and operate its properties and to carry on the businesses in which it is engaged except for those governmental licenses, permits, authorizations and approvals the absence of which could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in default under or in violation of any provision of its Certificate of Incorporation or any other governing document as currently in effect. Neither Parent nor Merger Sub has taken any action in violation of any of the provisions of its Certificate of Incorporation or governing documents.

3.2 Capitalization. As of the Agreement Date, the authorized capital stock of Parent consists of 100 shares of common stock, par value $0.01 per share (the “Parent Common Stock”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of Parent Common Stock have been offered, issued and sold by Parent in compliance with all applicable federal and state securities laws. There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any shares of Parent Common Stock to which Parent is a party. As of the date hereof, Parent does not have any subsidiaries other than Merger Sub.

3.3 Authorization of Transaction. Parent has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Parent is a party and to perform its obligations hereunder and thereunder. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Merger Sub is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Parent and Merger Sub of this Agreement and each other Transaction Document to which either Parent or Merger Sub is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been, duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

3.4 Governmental Authorization; Third Party Consents.

(a) Except as set forth in the Parent Disclosure Schedule, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not require Parent or Merger Sub to obtain any consent, approval, license, permit, order or authorization of, or registration, declaration, notice, filing or action by or in respect of any Governmental Entity other than (i) the filing of the Certificate of Merger, (ii) compliance with the premerger notification requirements under the HSR Act, (iii) compliance with SEC requirements and the effectiveness of the Registration Statement; and (iv) any consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices, actions or filings, the absence of which would not have or be reasonably expected to have individually or in the aggregate, a material adverse effect on the ability of the parties hereto to consummate the Merger.

(b) Except as set forth on the Parent Disclosure Schedule, neither Parent nor Merger Sub is required to have any consent, approval or authorization of any Person, (other than a Governmental Entity pursuant to the HSR Act or Securities Act) for Merger Sub to accept the conveyance as the Surviving Corporation of the business of the Company as currently conducted and all of the rights, benefits and obligations of the Company arising under or in connection with its contracts, leases, agreements, arrangements and business relations, other than any consents, approvals, or authorizations, the absence of which would not reasonably be expected to have individually or in the aggregate a material adverse effect on the ability of the parties herein to consummate the Merger.

3.5 Noncontravention. Subject to the filing of the Certificate of Merger as required by the DGCL, compliance with the HSR Act, neither the execution and delivery by Parent or Merger Sub of this Agreement, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of Parent or the Certificate of Incorporation or by-laws of Merger Sub, (b) require on the part of Parent or Merger Sub any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which Parent or Merger Sub is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or any of their properties or assets, except in the case of clause (c) above as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

3.6 Operations and Financial Condition. Neither Parent nor Merger Sub has conducted any material business operations other than in connection with the transactions contemplated hereby and the IPO or in preparation for operations to be conducted after the Closing Date. Neither Parent nor Merger Sub has any material tangible assets or material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due, including, without limitation, liabilities that may become known or arise after the date hereof and which relate to transactions entered into or any state of facts existing on or before the date hereof and would be required under GAAP to be shown in a balance sheet or referenced in the notes thereto prepared as of the date hereof, other than those incurred in connection with the transactions contemplated hereby and the IPO or in connection with Parent’s and Merger Sub’s preparation for future operations.

3.7 Parent Common Stock. The Merger Shares to be delivered to the Company Shareholders at the Closing, when delivered will be duly authorized and validly issued, fully paid and non-assessable. The Merger Shares, when delivered to the Company Shareholders at Closing, shall have been issued to the Company Shareholders in compliance with all federal, state, and other securities laws and related regulations.

3.8 Financial Advisory Fees. Except as set forth in the Parent Disclosure Schedule, neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.9 Legal Compliance. Parent and Merger Sub are currently conducting, and have at all times conducted, their businesses in compliance in all material respects with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. Neither Parent nor Merger Sub has received any written notice, written communication or other notice or communication from any Governmental Entity or third party alleging noncompliance with any applicable law, rule or regulation.

3.10 Litigation. There is no Legal Proceeding which is pending or, to Parent’s or Merger Sub’s knowledge, threatened against Parent or Merger Sub which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.11 Tax-Free Exchange. Neither Parent nor Merger Sub has intentionally taken or caused to be taken any action which would cause the Merger to fail to qualify as a tax-free exchange or as part of a tax-free exchange under Section 351 of the Code or as part of such an exchange. As of the Closing Date, any representations and warranties made by Parent or Merger Sub to Foley Hoag, LLP in connection with the delivery of any tax opinion to be delivered by Foley Hoag, LLP in connection with the transactions contemplated hereby shall be true and correct.

3.12 Disclosure. Neither the Registration Statement, at the time it becomes effective under the Securities Act, nor the Prospectus, at the time of the Closing of the IPO, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; provided, however, that the representations and warranties in this Section 3.12 shall not apply to statements contained in or omitted from such documents in reliance upon the written information provided by the Company or the Company Shareholders for purposes of inclusion in the Registration Statement or the Prospectus as provided in Section 2.35.

ARTICLE IV

COVENANTS OF THE COMPANY

4.1 Making of Covenants and Agreements. The Company hereby makes the covenants and agreements set forth in this Article IV. Following the Closing, no Company Shareholder shall have any right of indemnity or contribution from the Company with respect to any breach of a covenant or agreement made in this Agreement.

4.2 Operation of Business.

(a) Except (i) as contemplated by this Agreement, (ii) as set forth in the Company Disclosure Schedule or (iii) as otherwise consented to in writing by Parent, during the period from the date of this Agreement to the Closing, the Company shall, and shall cause the Subsidiary, to:

(i) conduct its operations in the Ordinary Course of Business and in compliance in all material respects with all applicable laws and regulations,

(ii) use its commercially reasonable efforts to preserve intact its current business organization,

(iii) use its commercially reasonable efforts to keep its physical assets in good working condition, and

(iv) use its commercially reasonable efforts to keep available the services of its Key Employees and preserve its relationships with Key Vendors and Material Customers.

(b) Without limiting the generality of the foregoing, prior to the Closing, except as expressly set forth in this Agreement and except as set forth in the Company Disclosure Schedule, neither the Company nor the Subsidiary shall, without the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, and which consent will be deemed to be given if Parent does not object in writing within five (5) Business Days of delivery of written notification from Company that Company or the Subsidiary intends to take any of the following actions:

(i) issue or sell any stock or other securities of the Company or the Subsidiary or any options, warrants or rights to acquire any such stock or other securities, or repurchase or redeem any stock or other securities of the Company or the Subsidiary; and, in connection with the exercise of any Option issued pursuant to the Company’s 2008 Restated Stock Option Plan or its 2000 Stock Option Plan, fail to require the exercising optionee to comply in all respects with Section 7 of either such Company Stock Plan, as applicable;

(ii) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (the parties agree that the restrictions set forth in this subsection (ii) shall apply only to the Company and not the Subsidiary);

(iii) other than in the Ordinary Course of Business, create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity, other than out-of-pocket expenses advances to employees in the Ordinary Course of Business;

(iv) (A) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.25(k), or (B) make any material increase in the present compensation or fringe benefits of any officer or director of the Company or, in the aggregate, make any material increase in the compensation (whether in the form of salary or commission) and fringe benefits of other employees and agents other than in the Ordinary Course of Business;

(v) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than in the Ordinary Course of Business;

(vi) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest (other than Permitted Liens, those incurred in the Ordinary Course of Business and those mortgages, pledges or Security Interests which will be discharged on or before the Effective Time);

(vii) amend its charter, by-laws or other organizational documents;

(viii) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(ix) other than actions which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: enter into, amend in any manner adverse to the Company, terminate or waive any material rights under any contract or agreement of a nature required to be listed in the Company Disclosure Schedule pursuant to Sections 2.13, 2.14, 2.16 or 2.18, other than in the Ordinary Course of Business; or take or omit to take any action or permit any condition to exist that would, with or without due notice or the lapse of time or both, constitute a violation of or default in any material respect under any such contract or agreement;

(x) make or commit to make any Excess Capital Expenditures;

(xi) institute any Legal Proceeding other than in the Ordinary Course of Business or settle any Legal Proceeding where such settlement results in a payment of or payments, or a commitment or obligation for the Company to make a payment or payments, in the aggregate, in excess of $250,000;

(xii) make any payments to its employees in connection with the Merger other than as contemplated to be included in the Company Disclosure Schedule by Section 2.25 of this Agreement and reasonable retention bonuses as set forth in the Company Disclosure Schedule; or

(xiii) agree in writing or otherwise to take any of the foregoing actions.

4.3 Financial Information.

(a) From and after the date hereof and until the Closing Date, the Company shall deliver to Parent, not more than thirty (30) days after the end of each month, the following financial information prepared in accordance with GAAP, consistently applied):

(i) An Interim Balance Sheet as of the last day of the immediately preceding month (e.g., the Company shall deliver an unaudited balance sheet as of March 31, 2011 not later than April 30, 2011);

(ii) An Interim Income Statement for the preceding month; and

(iii) A comparison of the Interim Income Statement to the Company’s budget for the month then-ended and the Company’s fiscal year-to-date.

(b) The Company has engaged McGladrey & Pullen, LLP (“McGladrey”) at Parent’s expense to conduct an audit of the Company’s books and records for the Company’s fiscal years ended December 31, 2008, 2009 and 2010 (the “McGladrey Audit”), and prepare audited balance sheets as of such dates and the related statements of income, changes in stockholders’ equity and cash flows of the Company for the twelve-month periods then-ended. The Company shall deliver the McGladrey Audits to Parent not later than June 2, 2011 or, if the McGladrey Audit is not then completed, as soon as reasonably practicable thereafter. The audited balance sheet as of December 31, 2010 and the audited statements of income, changes in stockholders’ equity and cash flows of the Company for the twelve-month period then-ended are referred to herein as the “2010 Company Financial Statements.”

(c) The Company shall, within 10 Business Days of the end of each calendar month after the date hereof, deliver a report to Parent that sets out, as of the end of such calendar month, all actual capital expenditures of the Company in 2011, which such report shall set forth all Ordinary Course Capital Expenditures and Ordinary Course MS Capital Expenditures, and shall include a calculation of any Excess MS Capital Expenditure Amount.

(d) The Company shall use all commercially reasonable efforts to cooperate with all reasonable requests of McGladrey in connection with the performance by McGladrey of the McGladrey Audit.

4.4 Governmental and Third-Party Notices and Consents.

(a) The Company shall use all commercially reasonable efforts and take all commercially reasonable actions to obtain, at its expense, all novations, assignments, waivers, permits, consents, approvals or other authorizations from each Key Vendor or Material Customer required to preserve the economic benefit of each Customer Contract or Key Vendor Contract to which the Company is a party or is otherwise bound and to effect all registrations, filings and notices with or to Key Vendors or Material Customers which the Company may reasonably need to obtain in order for the Company to consummate the transactions contemplated by this Agreement, provided that Parent and Merger Sub acknowledge that (i) the Company’s ability to obtain such items will require the cooperation and participation of Parent and Merger Sub and Parent and Merger Sub agree to provide such cooperation and participation to the extent commercially reasonable and (ii) notwithstanding the foregoing, not all of the items referred to above are obtainable by the Company, the Company may not be able to obtain such items, such items may not be obtained on commercially reasonable terms or at all, or must be obtained by Parent or Merger Sub, and Parent and Merger Sub agree to use commercially reasonable efforts at their expense to obtain these after Closing.

(b) The Company shall use its commercially reasonable efforts to obtain, at its expense, all such waivers, consents or approvals from each third party (other than Governmental Entities), including without limitation, landlords and counterparties to contracts, and to give all such notices to third parties, as are required to be listed in the Company Disclosure Schedule and which the Company may reasonably need to obtain in order for the Company to consummate the transactions contemplated by this Agreement.

4.5 HSR Filing. The Company, Parent and Merger Sub acknowledge that the transactions contemplated hereby shall require the submission of a filing (the “HSR Filing”) under the HSR Act. The Company shall use commercially reasonable efforts to cooperate with Parent in connection with the preparation and submission of the HSR Filing, any amendment thereto or any response to any request for additional information made by any Government Entity in connection therewith.

4.6 Board Approval. Subject to the Company’s right to terminate this Agreement in accordance with Article IX hereof, the Company’s Board of Directors shall not (i) withhold, withdraw or modify, in any manner adverse to Parent, the approval or recommendation by the Company’s Board of Directors with respect to the adoption of the Merger Agreement; (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or the Subsidiary or division of the Company; or (iii) adopt, approve or recommend any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction (other than this Agreement and the transactions contemplated hereby) involving the Company or the Subsidiary.

4.7 Exclusivity; Non-Circumvention.

(a) Unless and until this Agreement has been terminated in accordance with Article IX hereof, the Company shall not, and by consenting to and approving this Agreement, each Company Shareholder agrees that such Company Shareholder shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, engage in, encourage or otherwise facilitate any inquiry, proposal, negotiation offer or discussion with any party (other than Parent or Merger Sub) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, public or private offering, sale or license of material assets or similar business transaction involving the Company (each, an “Acquisition Proposal”), (ii) furnish or afford access to any non-public information concerning the business, properties or assets of the Company to any party, other than (A) pursuant to existing contractual obligations of the Company, (B) to Parent, (C) to the managing underwriter of the IPO or (D) to existing or potential Company customers, consultants, vendors or suppliers in the Ordinary Course of Business; (iii) participate in any discussions or negotiations regarding an Acquisition Proposal with any Person other than Parent and its representatives; or (iv) otherwise cooperate in any way with or assist, participate in, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing. Notwithstanding anything herein, the Company shall not and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly furnish any non-public information concerning the business, properties or assets of the Company to any party with any intention to initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion of any Acquisition Proposal. The Company shall immediately notify any Person with respect to which discussions or negotiations of any Acquisition Proposal were pending at the date of this Agreement that the Company is terminating such discussions or negotiations, reject such Acquisition Proposal and promptly notify Parent of such Acquisition Proposal, including the identity of the other party and the terms of such Acquisition Proposal and, if such Acquisition Proposal was made in writing (in whatever media) promptly deliver a true, correct and complete copy of such written materials comprising or relating to such Acquisition Proposal.

(b) In furtherance, and not in limitation, of Section 4.7(a) hereof, the Company hereby covenants and agrees with Parent and Merger Sub that for a period beginning on the date hereof until and including the date which is eighteen (18) months after the date hereof (such period, the “Standstill Period”) without the prior written consent of Parent, the Company shall not, directly or indirectly through any subsidiary or Company Affiliate, either (i) communicate, solicit, initiate, encourage or propose the acquisition, directly or indirectly, whether by merger, reorganization, consolidation, asset sale, stock sale, public or private offering of equity or otherwise, by the Company of GHT, GTRI, Red River or MCPc, (ii) negotiate, execute, deliver or enter into any document, instrument, agreement, arrangement or understanding with respect to any transaction or series of transactions described in clause (i) of this Section 4.7(b), (iii) provide any information in response to or participate in any discussions or negotiations with respect to any proposed acquisition, directly or indirectly, whether by merger, reorganization, consolidation, asset sale, stock sale, public or private offering of equity or otherwise, of the Company by GHT, GTRI, Red River or MCPc; (iv) execute, deliver or enter into any document, instrument, agreement, arrangement or understanding with respect to any transaction or series of transactions described in clause (iii) of this Section 4.7(b); (v) communicate, solicit, initiate, encourage or propose the acquisition, directly or indirectly, whether by merger, reorganization, consolidation, asset sale, stock sale, public or private offering of equity or otherwise, by any third party in concert with the Company of any of GHT, GTRI, Red River or MCPc; (vi) negotiate, execute, deliver or enter into any document, instrument, agreement, arrangement or understanding with respect to any transaction or series of transactions described in clause (v) of this Section 4.7(b); (vii) provide any information in response to or participate in any discussions or negotiations with respect to any proposed acquisition, directly or indirectly, whether by merger, reorganization, consolidation, asset sale, stock sale, public or private offering of equity or otherwise, of the Company by a third party in concert with GHT, GTRI, Red River or MCPc; or (viii) execute, deliver or enter into any document, instrument, agreement, arrangement or understanding with respect to any transaction or series of transactions described in clause (vii) of this Section 4.7(b).

4.8 Access to Information; Confidentiality.

(a) The Company shall: (i) cooperate with all reasonable requests of Parent, Parent’s counsel and McGladrey in connection with the consummation of the transactions contemplated hereby and (ii) execute and deliver such other instruments and take such other actions as may be reasonably requested by Parent or the managing underwriters of the IPO in order to carry out the intent of this Agreement and to close the IPO including, without limitation, the execution and delivery of customary director and officer questionnaires, S-1 questionnaires and lock-up agreements. In furtherance, and not in limitation of the foregoing, upon the reasonable request of Parent, the Company shall permit representatives of Parent, the managing underwriter of the IPO and representative of such managing underwriter to have reasonable access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company), subject to compliance with applicable law (including but not limited to antitrust law) and the execution and delivery to Parent by such underwriter of confidentiality agreements, to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company.

(b) Any information obtained by the Company from Parent or Merger Sub with respect to Parent, Merger Sub, or the IPO and any information obtained by Parent or Merger Sub or their representatives from the Company shall be subject, to the extent applicable, to the terms and conditions of that certain letter agreement, dated March 25, 2010 and executed by the Company as of April 6, 2010 (the “Confidentiality Agreement”), by and between Parent and the Company regarding the confidential treatment of certain information, the terms of which are incorporated herein by reference.

4.9 Notice of Breaches; Supplemental Information. From the date of this Agreement until the Closing, the Company shall promptly deliver to Parent supplemental information concerning events or circumstances occurring subsequent to the date hereof of which the Company has Knowledge and which would render any representations or warranties of the Company in this Agreement or the Company Disclosure Schedule untrue, incorrect or incomplete in any material respect, except to the extent such representations and warranties are specifically made as of a particular date (in which case this Section 4.9 shall apply with respect to untruth, incorrectness or incompleteness as of such date). In addition, the Company shall deliver amended and restated Company Disclosure Schedules to the Parent no later than five (5) Business Days prior to the Effective Time (“Amended Company Disclosure Schedules”), which shall include amendments that reflect any supplemental information previously delivered to Parent hereunder. Except as specifically set forth in this Agreement, neither the supplemental information or the Amended Company Disclosure Schedules shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Company Disclosure Schedule. In furtherance, and not in limitation, of the foregoing, not more than ten (10) days after receipt by the Company of any written notice of any termination of a Material Contract, any Vendor Termination or Customer Termination, the Company shall notify Parent with respect to such termination.

4.10 Pension Plan Matters. If requested at least thirty (30) days prior to the Closing Date, at least five (5) days prior to the Closing Date, the Company and each ERISA Affiliate shall take all actions necessary to suspend or terminate each Pension Plan effective no later than the Effective Time. If a Pension Plan is suspended or terminated in accordance with this Section 4.10, benefit accruals, including contributions of salary reduction contributions, if any, shall cease. The Company and each ERISA Affiliate agree to take no action to merge any of its Pension Plans, transfer the assets of any of its Pension Plans, or suspend or terminate any of its Pension Plans, except as otherwise provided in this Section following the execution of this Agreement without the consent of Parent. Parent and its affiliates agree to take all commercially reasonable efforts to complete the liquidation of any such terminated plan as soon as reasonably practicable.

4.11 Tax-Free Exchange. The Company shall not, intentionally and with Knowledge take or cause to be taken any action, whether before or after the Closing, which would cause the Merger to fail to qualify as an exchange under Section 351 of the Code.

4.12 No Transfer of Company Shares. By consenting to and approving this Agreement, each Company Shareholder agrees that unless and until this Agreement has been terminated in accordance with Article IX hereof, such Company Shareholder shall not, directly or indirectly, enter into any contract or binding commitment to sell, exchange, deliver, assign, pledge, encumber or otherwise transfer or dispose of any Company Shares, nor shall any Company Shareholder directly or indirectly enter into any contract or binding commitment or grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner any Company Shares, provided that the foregoing shall not apply to any transfer of Company Shares upon the death of a Company Shareholder to his heirs, trustees, legatees, devisees, executor, or administrator.

4.13 Use of Name. The Company hereby consents and agrees to the use of the name “fusionstorm” or any variation or derivative thereof by Parent for all purposes from and after the date hereof including, without limitation, in connection with the preparation and filing of the Registration Statement and the Prospectus. The Company further agrees to provide to Parent such consents and other documents as Parent may reasonably request in connection with Parent’s use of the name “fusionstorm” or any variation or derivative thereof.

4.14 Company Shareholder Approval.

(a) Contemporaneously with the execution of this Agreement, John Varel shall deliver to Parent a Voting Agreement in the form attached as Exhibit G.

(b) As promptly as practicable and in any event not more than ten (10) days after its receipt of a written request from Parent, the Company shall either solicit the written consent of the Company Shareholders to this Agreement and the Merger or duly call, convene and hold a meeting of the Company Shareholders and take such other action as necessary to secure the Requisite Shareholder Approval of this Agreement and the Merger in accordance with the DGCL and the Company’s Certificate of Incorporation and By-Laws. All materials distributed to Company Shareholders in connection with the solicitation of the consent or of the vote of the Company Shareholders with respect to the Agreement and the Merger shall be marked as confidential material and shall comply with all applicable laws including, without limitation, the DGCL and with the Company’s Certificate of Incorporation and By-Laws. The Company covenants and agrees that it shall not distribute any notice or other materials relating to this Agreement, the transactions contemplated hereby or the action of the Company contemplated by this Section 4.14 prior to the filing by Parent of the Registration Statement with the SEC, except to the extent a failure to distribute such notice or other materials would, in the opinion of the Company’s counsel, reasonably be expected to constitute a violation of the DGCL including, without limitation, Section 228(e) or by Section 262 of the DGCL.

ARTICLE V

COVENANTS OF PARENT

5.1 Making of Covenants and Agreements. Parent hereby makes the covenants and agreements set forth in this Article V.

5.2 Confidentiality. Any information obtained by Parent from the Company with respect to the Company (whether pursuant to Section 4.7 above or otherwise) shall be subject, to the Confidentiality Agreement. The foregoing notwithstanding, Parent shall be permitted hereunder to disclose such information about the Company, the Company Shareholders and the transactions contemplated hereby as may be legally required and otherwise reasonably necessary, in the preparation, completion, filing and distribution of such reports, filings and other documents as may be required by the Securities Act or the Securities Exchange Act of 1934, as amended.

5.3 Tax-Free Exchange. From and after the date of this Agreement, Parent and Merger Sub will use their best efforts to cause the Merger and the other transactions contemplated by this Agreement to qualify as a tax-free exchange under Section 351 of the Code. From and after the Effective Time, neither Parent nor Merger Sub will take any action, or omit to take any action, if such action or omission would cause the Merger to fail to qualify as an exchange under Section 351 of the Code. Without limiting the generality of the foregoing, after the Merger, (a) Parent will cause the Company to continue its historic business or use a significant portion of its historic business assets in business and to comply with the reporting requirements set forth in Treasury Regulation section 1.367(a)-3(c)(6); and (b) Parent and Merger Sub will not, and will not permit the Company or the Surviving Corporation to, take any position in or with regard to their respective Tax Returns (or any amendments thereto) that is inconsistent with the treatment of the Merger as an exchange under Section 351 of the Code.

5.4 Registration and Listing of Parent Common Stock. Parent covenants and agrees that Parent will take all commercially reasonable actions to (a) register the shares of Parent Common Stock to be issued to the public in the IPO under the Securities Act, (b) prepare and file the Registration Statement, (c) cause the consummation of the Planned Transactions, (d) cause the IPO to occur, and (e) cause the Parent Common Stock to be listed on the New York Stock Exchange or the Nasdaq Stock Market on or prior to the Closing Date.

5.5 Authorizations from Others. Prior to the Closing, Parent will use all commercially reasonable efforts to obtain all consents, approvals, licenses, registrations, authorizations and permits from and to make all filings with, and to give all notices to, all Persons as required to permit the consummation by Parent and Merger Sub of the transactions contemplated hereby.

5.6 Notice of Breach. From the date of this Agreement until the Closing, Parent shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representations or warranties of Parent or Merger Sub in this Agreement or the Parent Disclosure Schedule untrue, incorrect or incomplete in any respect, except to the extent such representations and warranties are specifically made as of a particular date (in which case this Section 5.6 shall apply with respect to inaccuracy or incompleteness as of such date). No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Company Disclosure Schedule.

5.7 Indemnification and Liability Insurance Coverage. Parent agrees, at its expense, to put into effect, or cause the Surviving Corporation to put into effect, as of the Closing policies of directors’ and officers’ liability insurance providing for coverages customary in transactions of this type, as well as tail insurance for at least seven (7) years for those persons and claims covered by the Company’s current directors’ and officers’ insurance policy.

5.8 Board Approval. Subject to Parent’s and Merger Sub’s right to terminate this Agreement in accordance with Article IX hereof, Parent’s and Merger Sub’s Board of Directors shall not (i) withhold, withdraw or modify, in any manner adverse to Company, the approval or recommendation by Parent’s or Merger Sub’s Board of Directors with respect to the adoption of the Merger Agreement; (ii) other than the Planned Transactions, cause or permit Parent or Merger Sub to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or the Subsidiary or division of the Company; or (iii) other than the Planned Transactions, adopt, approve or recommend any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction

(other than this Agreement and the transactions contemplated hereby) involving Parent or Merger Sub.

5.9 Access to Information; Confidentiality. Parent shall use its commercially reasonable efforts to (a) keep the Company reasonably informed, and (b) cooperate with all reasonable requests of the Company for information concerning the IPO, Registration Statement, HSR Filing and any other conditions to Closing about which the Company may inquire. Any information obtained by Parent in connection with this Agreement and the transactions contemplated hereunder shall be subject, to the extent applicable, to the terms and conditions of the Confidentiality Agreement.

5.10 Contingent Bonus Payments. Parent shall cause all amounts earned pursuant to each Contingent Bonus Agreement to be paid to the appropriate Person in accordance with such Contingent Bonus Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS.

6.1 S-1 Registration Statement. The Parties shall cooperate in the preparation and filing with the SEC of the Registration Statement under the Securities Act with respect to the IPO and will use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable, all at Parent’s expense.

6.2 HSR Act Filing. As soon as practicable, each of Parent and the Company shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) a premerger notification form and any supplemental information (other than privileged information) which may be requested in connection therewith pursuant to the HSR Act which filings and supplemental information will comply in all material respects with the requirements of the HSR Act. Each of Parent and the Company shall cooperate fully with the other in connection with the preparation of such filings and shall use their commercially reasonable efforts to respond to any requests for supplemental information from the FTC or the Antitrust Division and to obtain early termination of any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act. Any and all filing fees required to be paid in connection with the premerger notification form pursuant to the HSR Act shall be borne and paid by Parent.

6.3 Securities Filings by Company Shareholders. The Company, at its own expense and with the cooperation and assistance of Parent, will assist each Company Shareholder in the preparation and timely filing with the SEC of any and all reports on Form 13-D or 13-G, or Forms 3, 4 or 5 promulgated by the SEC with respect to each such Company Shareholder’s beneficial and/or legal ownership of Parent Common Stock as may be applicable to such Persons from time to time prior to and after the Closing.

6.4 Consummation of Transaction. Each of the Parties shall use all commercially reasonable efforts to perform and fulfill all conditions and obligations to be performed by such Party to the end that the transactions contemplated by this Agreement shall be consummated.

6.5 Tax Matters.

(a) Each of the Parties shall use commercially reasonable efforts to cooperate as and to the extent reasonably requested by any of the other Parties in connection with the filing of Tax Returns pursuant to this Section 6.5 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation may include the retention and (upon reasonable request of the requesting Party and at the requesting Party’s expense) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent agrees to cause the Surviving Corporation to retain all books and records with respect to Tax matters pertinent to the Company and the Surviving Corporation relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and to give the Shareholders’ Representative reasonable written notice prior to transferring, destroying or discarding such books and records, and, if the Shareholders’ Representative so requests, the Surviving Corporation or Parent, as the case may be, shall allow the Shareholders’ Representative to take possession of such books and records at such time. In no event shall Parent or its agents initiate, in any manner, any review, audit or other investigation by any Governmental Authority with respect to Taxes that are or could be owing by the Company with respect to the period prior to Closing.

(b) Until the Effective Time, the Company shall prepare or cause to be prepared and timely file all Pre-Closing Tax Period Tax Returns of the Company and the Subsidiary in accordance with applicable law. From and after the Effective Time, Parent shall prepare or cause to be prepared and timely file all Pre-Closing Tax Period Tax Returns of the Company and the Subsidiary in accordance with applicable law, provided that the Shareholders’ Representative will be entitled to review and consent to any Pre-Closing Tax Period Tax Return to be filed by Parent. For avoidance of doubt, it is understood that, except to the extent that adequate reserves are made for Taxes with respect to a Pre-Closing Tax Period, the Company Shareholders shall pay, be responsible for and shall indemnify Parent (subject to the provision of Article VIII) for any Taxes with respect to a Pre-Closing Tax Period regardless of whether the non-payment of such Tax or non-filing of a Pre-Closing Tax Period Tax Return has been disclosed on the Company Disclosure Schedule or whether Parent was aware of such Tax or was disclosed information that if set forth on the Company Disclosure Schedule would have resulted in no breach of any representation or warranty. For further avoidance of doubt, taxable income or taxable loss, as the case may be, for the period commencing on January 1, 2011 and ending on the Closing Date, shall be determined based on an interim closing of the Company books effective as of the close of business on the Closing Date. For the purposes of the interim closing of the books calculation, such calculation of taxable income shall give effect to all deductions and other items with respect to the taxable period ended on the Closing Date (including full utilization on the Pre-Closing Tax Return of any deductions for compensation paid by or behalf of the Company on or prior to the Closing Date, whether such compensation deduction is the result of a cash payment, any exercise of Options or Warrants, the payment of the Initial Contingent Bonus Payment Amount, payments in respect of the Phantom Stock Plan or otherwise), to the extent such amounts are otherwise permitted as a deduction or loss, or are includable in income for such period under applicable law.

(c) Parent shall prepare or cause to be prepared and timely file all Straddle Period Tax Returns for the Company and the Subsidiary in accordance with applicable law. Parent shall provide to Shareholders’ Representative drafts of any such Straddle Period Tax Returns, in each case at least thirty (30) days prior to filing, for Shareholders’ Representative’s review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed), and shall include any revisions reasonably proposed by Shareholders’ Representative.

(d) Each of the Parties shall promptly notify the other Parties of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Straddle Period for which such other Parties may be liable under this Agreement (such inquiry, claim, assessment, audit or similar event, a “Tax Matter”); provided, however, that no failure to give such notice shall relieve the notifying Party of any liability hereunder except to the extent, if any, that the rights of the responsible Party with respect to such claim are actually prejudiced thereby. Parent shall have the authority to represent the interests of the Surviving Corporation and shall have control of the defense, compromise or other resolution of any Tax Matter; provided, however, that the Shareholders’ Representative shall be entitled to participate in such Tax Matter at his own expense and Parent shall obtain the consent of the Shareholders’ Representative prior to settling such Tax Matter, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Any payments to be made, or expenses incurred by, the Company Shareholders or the Shareholders’ Representative in connection with the payment of Taxes or the preparation or filing of Tax Returns shall be paid from the Escrow Assets.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions. A Party may waive for itself any such condition and proceed to Closing, without waiving any of its rights hereunder.

(a) all required filings under the HSR Act shall have been completed and all applicable time limitations under the HSR Act shall have expired without a request for further information by the FTC, the Antitrust Division or any other relevant Governmental Entity under the HSR Act, or in the event of a request for further information, the expiration of all applicable time limitations under the HSR Act following the delivery of a complete response to such request shall have occurred without the objection of the FTC, the Antitrust Division or other Governmental Entity having authority with respect to the transactions contemplated hereby;

(b) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC;

(c) the Parent Common Stock which shall be issued to the Company Shareholders upon the Closing shall have been registered under the Securities Act and authorized for listing on the New York Stock Exchange or the Nasdaq Stock Market, subject to official notice of issuance; and

(d) the IPO shall have been consummated at the same time as the transactions contemplated hereby are completed.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of each of Parent and Merger Sub to consummate the Merger is subject to the satisfaction of the following additional conditions. Parent and Merger Sub may waive any such condition and proceed to Closing, without waiving any of their rights hereunder.

(a) this Agreement and the Merger shall have received the Requisite Shareholder Approval by the affirmative vote at a meeting of the Company Shareholders duly called and convened for the purpose of not less than eighty-five percent (85%) of the Company Shares entitled to vote on such matter or by the written consent of Company Shareholders holding not less than eighty-five percent (85%) of the Company Shares issued and outstanding on the record date for such vote or written consent, including, without limitation, the affirmative vote or written consent of all Company shares held of record on such date by each of John G. Varel, Hummer Winblad Venture Partners IV, L.P., Hummer Winblad Venture Partners V, L.P., Hummer Winblad Venture Partners VI, L.P., and Daniel Serpico, and not more than ten percent (10%) of the Company Shares shall be eligible for treatment as Dissenting Shares;

(b) the Company shall have obtained (and shall have provided true, correct and complete copies thereof to Parent) all of the novations, assignments, waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.4 which are required on the part of the Company;

(c) after giving effect to the Company Disclosure Schedule, but not to any disclosure supplement, each of the representations and warranties of the Company set forth in this Agreement shall be true and correct except for such breaches of representations or warranties which individually or in the aggregate would not have a Company Material Adverse Effect; provided however that to the extent such representations and warranties are specifically made as of a particular date, such representations and warranties shall be true and correct as of such date); and provided further that the representations and warranties set forth in Section 2.35 (Disclosure) shall be true and correct on the Closing Date as though made on and as of such date;

(d) the Company shall have performed or complied in all material respects with its agreements and covenants, required to be performed or complied with under this Agreement as of or prior to the Closing;

(e) all Options, Warrants and other securities or instruments exercisable for, exchangeable for or convertible into (x) any equity security of the Company or (y) exercisable for, exchangeable for or convertible into any security or instrument exercisable for, exchangeable for or convertible into any equity security of the Company shall have been terminated or exercised for Company Shares;

(f) no Legal Proceeding (other than as disclosed on the Company Disclosure Schedule) shall be pending or threatened which if determined adversely to the Company would have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(g) since the Agreement Date there shall not have occurred a Company Material Adverse Effect;

(h) to the extent that any Company Debt is to be paid by Parent or the Surviving Corporation, Parent shall have received all appropriate UCC-3 Termination Statements, if any, ready for filing from any Company Lender;

(i) all loans (other than advances of business expenses made in the Ordinary Course of Business in accordance with Company policy) made by the Company to any Company Shareholder, director, officer or employee shall have been paid in full or otherwise discharged;

(j) the Company shall have delivered to Parent and Merger Sub the Company Certificate;

(k) each existing employment agreement between the Company and any officer, director or employee of the Company shall have been terminated effective as of the Closing and each of Daniel Serpico and Michael Soja shall have executed and delivered to Parent an executive employment agreement substantially in the forms attached hereto as Exhibit F (the “Executive Employment Agreements”);

(l) Parent shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company;

(m) Each of John G. Varel, Hummer Winblad Venture Partners IV, L.P., Hummer Winblad Venture Partners V, L.P., Hummer Winblad Venture Partners VI, L.P., Daniel Serpico and the other Key Employees shall have executed and delivered an Underwriter’s Lock-Up Agreement;

(n) Parent shall have received from each of John G. Varel, Hummer Winblad Venture Partners IV, L.P., Hummer Winblad Venture Partners V, L.P., Hummer Winblad Venture Partners VI, L.P., Daniel Serpico and the other Key Employees a Mutual Release in favor of the Company substantially in the form of Exhibit H attached hereto;

(o) Parent shall have received an opinion of Farella, Braun + Martel, LLP, counsel to the Company, substantially in the form of Exhibit I attached hereto;

(p) Parent shall have received an opinion (the “Tax Opinion”) from Foley Hoag LLP, counsel to Parent, substantially in the form of Exhibit J attached hereto to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinion, the transactions contemplated hereby will be treated for federal income tax purposes as an exchange qualifying under Section 351 of the Code or as part of such an exchange, In rendering such opinion, Parent’s counsel may require and rely upon such representations as to factual matters made in certificates of officers of Parent, Merger Sub, the Company and others; and

(q) Parent shall have received such other certificates and instruments (including certificates of good standing of the Company) in their respective jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers, documents necessary to transfer signing authority for all Company bank accounts and the adoption of authorizing resolutions as it shall reasonably request in connection with the Closing.

7.3 Conditions to Obligations of the Company. The obligation of the Company and the Company Shareholders to consummate the Merger is subject to the satisfaction of the following additional conditions. The Company and the Company Shareholders may waive any such conditions and proceed to Closing, without waiving any of its rights hereunder.

(a) this Agreement and the Merger shall have received the Requisite Shareholder Approval;

(b) Parent and Merger Sub shall have obtained and effected all of the consents, approvals, licenses, registrations, authorizations, permits, filings and notices referred to in Section 5.5 which are required on the part of Parent and Merger Sub;

(c) after giving effect to the Parent Disclosure Schedule, but not to any disclosure supplement, each of the representations and warranties of Parent and Merger Sub set forth in this Agreement (i) that is qualified as to knowledge of Parent, Parent Material Adverse Effect or materiality shall be true and correct in all respects and (ii) that is not so qualified shall be true and correct except for such breaches of representations or warranties which individually or in the aggregate could not have a Parent Material Adverse Effect; provided however that to the extent such representations and warranties are specifically made as of a particular date, such representations and warranties shall be true and correct as of such date);

(d) each of Parent and Merger Sub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e) since the date of this Agreement there shall not have been any Parent Material Adverse Effect;

(f) Parent shall have delivered to the Company the Parent Certificate;

(g) Parent shall have executed and delivered to each of Daniel Serpico and Michael Soja the Executive Employment Agreements;

(h) Each of John G. Varel, Hummer Winblad Venture Partners IV, L.P., Hummer Winblad Venture Partners V, L.P., Hummer Winblad Venture Partners VI, L.P., Daniel Serpico and the other Key Employees shall have received a Mutual Release substantially in the form of Exhibit H attached hereto executed by the Company;

(i) The Company Shareholders shall have received an opinion from Foley Hoag LLP, substantially in the form of Exhibit K attached hereto;

(j) the Company Shareholders shall have received a letter from Foley Hoag LLP in the form attached hereto as Exhibit L to the effect that the Company Shareholders may rely on the opinions expressed in the Tax Opinion;

(k) the Merger Shares including all such shares delivered to the Exchange Agent or to the Escrow Agent or which would otherwise be deliverable to any Company Shareholder in respect of Dissenting Shares shall, in the aggregate, represent at least twenty-eight percent 28% of all outstanding voting stock of Parent immediately after the consummation of the IPO (without giving effect to (i) any overallotment options given to the managing underwriters of the IPO or (ii) any shares reserved for issuance pursuant to any stock option plan or other equity-based compensation plan of Parent; provided that such reserved shares correspond to options granted at or after the Closing and such options are exercisable at a price that is equal to or greater than the IPO Price); provided that, in the event that TICC (x) prior to the Closing, exercises certain Warrants held by it and acquires shares of Company Common Stock and (y) exercises Dissenters’ Rights with respect to all or any portion of the shares of Company Common Stock held beneficially or of record by TICC immediately prior to the Closing, the percentage referred to in this Section 7.3(k) shall be proportionally reduced to reflect any reduction in the number of Merger Shares issuable as a result of such exercise of Dissenters’ Rights. For the avoidance of doubt, if TICC exercises its Warrant in full and exercises Dissenters’ Rights with respect to all of the shares of Company Common Stock acquired thereby, the percentage set forth in this Section 7.3(k) shall be reduced from twenty-eight percent (28%) to twenty-seven and two-one hundredths percent (27.02%) to reflect that TICC will not, in such situation, acquire any Merger Shares hereunder.

(l) the Company shall have received evidence that each personal guarantee of obligations of the Company made by Company Shareholders and identified in Section 2.11 of the Company Disclosure Schedule shall have been terminated;

(m) Each of John G. Varel and Daniel R. Serpico shall have been appointed by Parent to serve as a member of its Board of Directors effective as of the Effective Time; and

(n) the Company shall have received such other certificates and instruments (including certificates of good standing of Parent and Merger Sub in their jurisdiction of organization, certified charter documents, UCC-3 termination statements, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival. Each of the representations, warranties, agreements, covenants and obligations herein or in any Company Disclosure Schedule, Exhibit or certificate delivered by any Party incident to the transactions contemplated hereby is material and may be relied upon by the Party receiving the same. Subject to the provisions of Sections 8.3 and 8.5 hereof, each such representation, warranty, agreement, covenant and obligation herein or in any Company Disclosure Schedule, Exhibit or certificate delivered by any Party incident to the transactions contemplated hereby shall survive the Closing.

8.2 Indemnification by the Company Shareholders.

(a) The Company Shareholders shall, jointly and severally, indemnify Parent, its subsidiaries and Affiliates and their respective officers, directors, employees, agents and representatives (each, a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”) in respect of, and hold it harmless against, any and all Losses sustained, incurred or suffered by the Surviving Corporation or any other Parent Indemnified Party resulting from, relating to or constituting:

(i) fraud or intentional misrepresentation by the Company of any of the Company’s representations or warranties under this Agreement or in the Company Disclosure Schedule, or any Exhibit or certificate delivered under this Agreement;

(ii) the failure of any representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule, or any Exhibit or certificate delivered by the Company to Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement to be true and correct as of the date of this Agreement or as of the Closing Date with the same effect as though such representation or warranty had been made on and as of the Closing Date, except to the extent such representation or warranty specifically relates to a date prior to the Closing Date (in which case such representation or warranty shall be true and correct as of such prior date);

(iii) any failure to perform any covenant or agreement of the Company contained in this Agreement or any agreement or instrument furnished by the Company to Parent pursuant to this Agreement;

(iv) any failure of any Company Shareholder to have good and valid title to the issued and outstanding Company Shares issued in the name of such Company Shareholder, free and clear of all Security Interests (in which case, only the Company Shareholder failing to have such title shall be liable for indemnification and not the other Company Shareholders); and

(v) any claim by a Company Shareholder or former holder of the Company’s equity, or any other Person, seeking to assert: (A) ownership or rights to ownership of any shares of capital stock or other securities convertible into or exercisable or exchangeable for shares of the capital stock of the Company; (B) any rights of a stockholder (other than the right to receive the Merger Consideration pursuant to this Agreement or any other rights that a Company Shareholder has under the DGCL or this Agreement or any document entered into or delivered in connection herewith), including any option, preemptive rights or rights to notice or to vote with respect to shares of the capital stock of the Company; or (C) any rights under the Certificate of Incorporation or By-laws of the Company other than claims for indemnification as directors or officers in connection with any matter not constituting a breach of this Agreement by the Company or claims that are insured under applicable insurance coverage;

provided that in the case of a claim by a Company Shareholder, only such Company Shareholder shall be liable for indemnification, and not the other Company Shareholders.

(b) Notwithstanding the provisions of Section 8.2(a) above, Company Shareholders shall be jointly and severally liable only with respect to Parent Indemnifiable Claims or Parent Indemnifiable Losses that are recovered from the Escrow Assets. For all other Parent Indemnifiable Claims and Parent Indemnifiable Losses, whether outside or in excess of the Escrow Assets, the Company Shareholders shall be severally and not jointly (or jointly and severally) liable.

(c) Claims described in Section 8.2(a) are collectively referred to herein as “Parent Indemnifiable Claims” and Losses in respect of any such claims are referred to as “Parent Indemnifiable Losses.”

8.3 Limitations on Indemnification by Company Shareholders.

(a) Subject to the limitations and exceptions set forth in this Section 8.3, all Parent Indemnifiable Claims and Parent Indemnifiable Losses shall be satisfied first by proceeding against the Escrow Assets held by the Escrow Agent pursuant to the Escrow Agreement and, in the case of Parent Indemnifiable Claims for Parent Unlimited Indemnity Items only, thereafter by proceeding directly against one or more Company Shareholders. To the extent that any Parent Indemnifiable Losses are paid by the delivery of Escrowed Shares, each such share shall be valued at all times at the IPO Price.

(b) Subject to the exceptions set forth in Section 8.3(d) below, no indemnification shall be payable by the Company Shareholders with respect to Parent Indemnifiable Losses unless and until the cumulative amount of all Parent Indemnifiable Losses exceeds $1,000,000 (the “Threshold Amount”) whereupon the Parent Indemnified Parties shall be entitled to recover the full amount of all Parent Indemnified Losses only from the first dollar after the Threshold Amount.

(c) Subject to the exceptions set forth in Section 8.3(d) below, the maximum aggregate liability of the Company Shareholders for any and all Parent Indemnifiable Claims made pursuant to Section 8.2(a)(ii) and 8.2(a)(iii) (other than with respect to the covenants set forth in Section 4.6 (Board Approval), 4.7 (Exclusivity; Non-Circumvention) and/or 4.8 (Confidentiality) hereof) above shall be limited to the amount of the Escrow Assets (the “Company Indemnification Cap”).

(d) Except as otherwise set forth in this Section 8.3(d), the Parent Indemnified Parties (i) shall be entitled to dollar-for-dollar indemnification for all Losses, (ii) shall not be subject to, or included in the calculation of, the satisfaction of the Threshold Amount, (iii) shall not be subject to, or included in the calculation of, the Indemnification Cap, and (iv) shall not be subject to any limitation as to time (except as provided in Section 8.4(e)(ii) below) in seeking indemnification from the Company Shareholders with respect to any of the following (the “Parent Unlimited Indemnity Items”):

(A)	Parent Indemnifiable Losses involving a breach by the Company of the representations and warranties made in any of Sections 2.2 (Capitalization), 2.3 (Authorization), 2.10 (Tax Matters), 2.26 (Environmental Matters) or 2.30 (Financial Advisory Fees);

(B)	any Working Capital Indemnity Amount; or

(C)	Parent Indemnifiable Losses described in Section 8.2(a)(i), 8.2(a)(iii) (with respect to claims made with respect to the covenants set forth in Sections 4.6 (Board Approval), 4.7 (Exclusivity; Non-Circumvention) and 4.8 (Confidentiality), or in Sections 8.2(a)(iv) or (v).

Notwithstanding the foregoing, other than with respect to matters, facts or circumstances constituting fraud or intentional misrepresentation, Parent Indemnifiable Claims relating to breaches of any representations or warranties or the covenants set forth in Section 4.2(a) that arise from facts or circumstances that have been disclosed in the Amended Company Disclosure Schedules (i) shall not be considered Parent Unlimited Indemnity Items for purposes of this Agreement, and (ii) shall be subject to satisfaction of the Threshold Amount, the Company Indemnification Cap, and any time limitations on such Parent Indemnifiable Losses.

(e) No indemnification shall be payable to a Parent Indemnified Party with respect to any Parent Indemnifiable Claim arising under Sections 8.2(a)(ii) and 8.2(a)(iii) (other than with respect to the covenants set forth in Sections 4.6 and 4.7 hereof) asserted after the date which is fifteen (15) months after the Closing Date (the “Indemnification Expiration Date”); provided that (i) any Parent Indemnifiable Claim as to which notice has been given by a Parent Indemnifiable Party to the Shareholders’ Representative prior to the Indemnification Expiration Date shall survive such Indemnification Expiration Date until the final resolution of such Parent Indemnifiable Claim and (ii) any Parent Indemnifiable Claim arising out of or in connection with or otherwise relating to a breach of any representation or warranty made in Sections 2.2, 2.3, 2.10, 2.26 or 2.30 or any matter described in Section 8.3(d)(C) shall survive the Indemnification Expiration Date and may be asserted until the expiration of the statute of limitations (if any) applicable to such claim.

8.4 Satisfaction of Parent Indemnification Claims. Subject to the last sentence of Section 8.3 and the Company Indemnification Cap, in order to satisfy the indemnification obligations of any Parent Indemnified Party with respect to Parent Indemnifiable Claims made hereunder, each Parent Indemnified Party shall have the right (i) first, to proceed directly against the Escrow Assets being held in escrow pursuant to the Escrow Agreement, (ii) in the case of Parent Indemnifiable Claims for Parent Unlimited Indemnity Items only, thereafter to proceed directly against the Company Shareholders or any Company Shareholder with respect to such claim, (iii) in the case of Parent Indemnifiable Claims for Parent Unlimited Indemnity Items only, to set off its indemnification claims against any and all amounts payable to the Company Shareholders after the Closing Date hereunder, or (iv) to exercise all of such rights.

8.5 Indemnification by Parent.

(a) Parent, Merger Sub, and Surviving Corporation, jointly and severally, and their successors and assigns shall indemnify the Company Shareholders (and the Company, with respect to claims made for indemnity if the Closing does not occur) and their respective successors, executors, administrators, trustees, estates, heirs and permitted assigns (each, a “Shareholder Indemnified Party” and, collectively, the “Shareholder Indemnified Parties”) in respect of, and hold them harmless against, any and all Losses sustained, incurred or suffered by the Company Shareholders or any other Shareholder Indemnified Party resulting from, relating to or constituting:

(i) Fraud or intentional misrepresentation by Parent or Merger Sub of any of Parent’s or Merger Sub’s representations or warranties under this Agreement or in any Parent Disclosure Schedule, Exhibit or certificate delivered under this Agreement;

(ii) the failure of any representation or warranty made by Parent or Merger Sub in this Agreement, the Parent Disclosure Schedule, or any Exhibit or certificate delivered by Parent to the Company pursuant to this Agreement to be true and correct as of the date of this Agreement or as of the Closing Date with the same effect as though such representation or warranty had been made on and as of the Closing Date, except to the extent such representation or warranty specifically relates to a date prior to the Closing Date (in which case such representation or warranty shall be true and correct as of such prior date);

(iii) any failure to perform any covenant or agreement of Parent or Merger Sub contained in this Agreement or any agreement or instrument furnished by Parent to the Company pursuant to this Agreement;

(b) Claims described in Section 8.5(a) are collectively referred to herein as “Shareholder Indemnifiable Claims” and Losses in respect of any such claims are referred to as “Shareholder Indemnifiable Losses.”

8.6 Limitations on Indemnification by Parent.

(a) Subject to the exceptions set forth in Section 8.6(c) below, no indemnification shall be payable by Parent with respect to Shareholder Indemnifiable Losses unless and until the cumulative amount of all Shareholder Indemnifiable Losses exceeds the Threshold Amount whereupon the Shareholder Indemnified Parties shall be entitled to recover full amount of all Shareholder Indemnified Losses only from the first dollar after the Threshold Amount.

(b) Subject to the exceptions set forth in Section 8.6(d) below, the maximum aggregate liability of Parent for any and all Shareholder Indemnifiable Claims made pursuant to Section 8.5(a)(ii) or Section 8.5(a)(iii) above shall be limited to $1,000,000.

(c) Any provision hereof to the contrary notwithstanding, the Shareholder Indemnified Parties (i) shall be entitled to dollar-for-dollar indemnification for all Losses, (ii)

shall not be subject to, or included in the calculation of, the satisfaction of the Threshold Amount, (iii) shall not be subject to, or included in the calculation of, the indemnification cap set forth in Section 8.6(b), and (iv) shall not be subject to any limitation as to time (except as provided in Section 8.6(d)(ii) below) in seeking indemnification from Parent with respect to any of the following:

(A)	Shareholder Indemnifiable Losses involving a breach by the Parent or Merger Sub of the representations and warranties made in any of Sections 3.2 (Capitalization), 3.3 (Authorization), 3.8 (Financial Advisory Fees) or 3.11 (Tax-Free Exchange);

(B)	Shareholder Indemnifiable Losses described in Section 8.5(a)(i) or based upon the failure of Parent, Merger Sub, or the Surviving Corporation to pay and provide the full amount of Merger Consideration in accordance with the terms of this Agreement; or

(C)	any unpaid Transaction Expenses of Parent or Merger Sub.

(d) No indemnification shall be payable to a Shareholder Indemnified Party with respect to any Shareholder Indemnifiable Claim arising under Section 8.5(a)(ii) asserted after the Indemnification Expiration Date; provided that any Shareholder Indemnifiable Claim as to which notice has been given by a Shareholder Indemnifiable Party to Parent prior to the Indemnification Expiration Date shall survive such Indemnification Expiration Date until the final resolution of such Shareholder Indemnifiable Claim and (ii) any Shareholder Indemnifiable Claim arising out of or in connection with or otherwise relating to a breach of any representation or warranty made in Sections 3.2, 3.3, 3.8 or 3.11 shall survive the Indemnification Expiration Date and may be asserted until the expiration of the statute of limitations (if any) applicable to such claim.

8.7 Indemnification Claims.

(a) Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. With respect to third party claims, if within twenty (20) days after receiving the notice described in clause (a) above the indemnifying party gives (i) written notice to the indemnified party stating that (A) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (B) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance to the indemnified party that such claim will be promptly paid in full if required, then counsel for the defense shall be selected by the indemnifying party and the indemnified party shall not make any payment or settlement with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, unless such compromise or settlement includes an unconditional release of the Indemnified Party, in which case no consent shall be required. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense provided that any such compromise or settlement shall not, without the consent of the indemnifying party, exceed the amount of the initial claim or any amendment to such claim disclosed to the indemnifying party. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

(b) With respect to non-third party claims, if within thirty (30) days after receiving the notice described in clause (a) above the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, then the amount of indemnity payable for such claim shall be as set forth in the indemnified party’s notice. If the indemnifying party contests such indemnity, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party’s notice objecting to the claim. If the parties cannot reach agreement within such 30-day period, the matter may be submitted by either party for binding arbitration in accordance with the provisions of Section 11.7 hereof.

8.8 No Right of Contribution; Damage Calculation.

(a) No Company Shareholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(b) Any payments made to an Indemnified Party pursuant to this Article VIII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Merger Consideration for tax purposes.

(c) Any insurance proceeds actually collected, net of all reasonable, out-of-pocket fees and costs of collection and any applicable deductibles pertaining to such insurance proceeds, with respect to the claims underlying an indemnified party’s Losses and paid to such Indemnified Party, shall reduce the amount of such Losses constituting Indemnifiable Losses on a dollar-for-dollar basis.

8.9 Third Party Beneficiaries. Each Parent Indemnified Party and Shareholder Indemnified Party not a party to this Agreement shall nevertheless be a third party beneficiary of the terms and provisions of this Article VIII.

8.10 Sole Remedy. From and after the Closing Date, the sole and exclusive remedy of the Parties with respect to any claim for monetary damages arising out of or in connection with any breach of this Agreement or any other Transaction Document shall be the indemnification provisions set forth in this Article VIII; provided, however, that each Party shall have all rights and remedies which may be available to such Party at law or in equity with respect to any non-monetary claim or any claim alleging fraud.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Shareholder Approval), as provided below:

(a) the Parties may terminate this Agreement by mutual written consent; and

(b) either Party may terminate upon sixty (60) days prior written notice (such notice a “Termination Notice”); provided that (i) any Termination Notice delivered prior to the date (the “Six-Month Date”) which is six (6) months after the date of this Agreement shall be void and of no force or effect and (ii) the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Six-Month Date).

9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that (a) the provisions of this Article 9, Sections 4.7(b), 4.8(b), 5.2 and Article XI shall survive any termination of this Agreement; (b) nothing herein shall relieve any Party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its agreements, covenants or obligations hereunder and (c) any Party may proceed as further set forth in Section 9.3 below.

9.3 Right to Proceed. Any provision (other than Section 6.4 (Consummation of Transaction) of this Agreement) of this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 7.2 have not been satisfied, Parent shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions set forth in Section 7.3 hereof have not been satisfied, the Company shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder.

ARTICLE X

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Acquisition Proposal” has the meaning set forth in Section 4.7(a) hereof.

“Affiliate” shall mean, as to any Person, any other Person controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Agreement Date” has the meaning set forth in the first paragraph hereof.

“Amsterdam Data Center Amount” shall mean an amount equal to $1,200,000.

“Antitrust Division” has the meaning set forth in Section 6.2 hereof.

“Base Balance Sheet” shall mean the balance sheet of the Company prepared in connection with the McGladrey Audit as of the Base Balance Sheet Date.

“Base Balance Sheet Date” shall mean December 31, 2010.

“Business Days” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in The City of San Francisco, California are authorized or required by applicable law or executive order to remain closed.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law.

“Certificates” has the meaning set forth in Section 1.4 hereof.

“Closing” has the meaning set forth in Section 1.2 hereof.

“Closing Date” has the meaning set forth in Section 1.2 hereof.

“Code” has the meaning set forth in the Recitals hereto.

“Common Shares” shall mean the shares of Company Common Stock.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate to the effect that each of the conditions specified in clause (a) of Section 7.1 and clauses (a) through (f) (insofar as clause (f) relates to Legal Proceedings involving the Company) of Section 7.2 is satisfied in all respects; provided, however, that, as to clause (c) of Section 7.2, any statements contained in such certificate as to the truth and correctness of the representations and warranties shall be qualified in all respects by the disclosures contained in the Amended Company Disclosure Schedules.

“Company Common Stock” has the meaning set forth in the Recitals hereto.

“Company Debt” shall mean and include all of the interest-bearing indebtedness for borrowed money of the Company or the Subsidiary that would be classified as long-term debt (other than the current portion of any such long-term debt) on a consolidated balance sheet of the Company and the Subsidiary, prepared in accordance with GAAP as of any date. For the avoidance of doubt, Company Debt shall include all outstanding TIG Obligations and the MTI Obligations (other than the current portion of such TIG Obligations or such MTI Obligations) and all capitalized lease obligations (other than the current portion of such obligations).

“Company Disclosure Schedule” shall mean the disclosure schedule provided by the Company to Parent on the date hereof and accepted in writing by Parent.

“Company Financial Statements” shall mean:

(a) the audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for the Company’s fiscal years 2008, 2009 and 2010 (when delivered), certified by the Company’s independent auditors, and

(b) the unaudited balance sheet of the Company and the unaudited consolidated statements of income and cash flows for the three months ended as of the March 31, 2011.

“Company Forecasts” has the meaning set forth in Section 2.7(b) hereof.

“Company Intellectual Property” shall mean the Intellectual Property owned or licensed to the Company for business (excluding readily available shrink wrap or click wrap software programs).

“Company Indemnification Cap” has the meaning set forth in Section 8.3(c) hereof.

“Company’s Knowledge” or “Knowledge of the Company” or similar words mean to the actual knowledge of John G. Varel, Daniel Serpico, Michael Soja or Amy Morrissey following reasonable inquiry.

“Company Lender” shall mean any financial institution, bank, commercial lender, insurance company or other Person providing Company Debt.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), results of operations of the Company and the Subsidiary, taken as a whole or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement without material delay; provided, however, that none of the following, either alone or in combination shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Company Material Adverse Effect”: (a) general economic, political or industry conditions or events, circumstances, changes or effects; or (b) a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the Agreement Date.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company, the Subsidiary or any ERISA Affiliate for the benefit of any current or former employee of the Company, the Subsidiary or ERISA Affiliate in the last five years.

“Company Shares” shall mean the shares of Company Common Stock.

“Company Stock Plan” shall mean any stock option plan (including without limitation, the Option Plan) or any other stock or equity-based compensation plan (including any phantom stock plan) of the Company.

“Company Shareholders” shall mean the stockholders of record of Company Shares immediately prior to the Effective Time.

“Confidentiality Agreement” has the meaning set forth in Section 4.7 hereof.

“Contingent Bonus Agreement” shall mean and include each letter agreement, of various dates, by and between the Company and each of Tony Ballistieri, Vincent Conroy, Karyn Evens, David Gottesman, Brian Jenkins, Amy Morrissey, Christopher Rogers, Michael Soja and Michael Souza or any other contract, agreement or arrangement of the Company with any employee, consultant or agent of similar import.

“Contingent Bonus Payment Amount” shall mean the aggregate amount payable in accordance with the Contingent Bonus Agreements assuming that the total amount under each Contingent Bonus Agreement is earned.

“Covered Excess MS Capital Expenditure Amount” shall have the meaning set forth in Section 1.4(i) hereof.

“Customer” has the meaning set forth in Section 2.18 hereof.

“Customer Contract” has the meaning set forth in Section 2.18 hereof.

“Customer Termination” has the meaning set forth in Section 2.18 hereof.

“DGCL” has the meaning set forth in the Recitals hereto.

“Depositary Agreement” has the meaning set forth in Section 1.4 hereof.

“Dissenters’ Rights” shall mean those rights with respect to Company Shares held by a Company Shareholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which appraisal may be demanded in accordance with the DGCL.

“Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation, post-retirement compensation any compensation policy or practice (including, without limitation sick and vacation pay policies or practices), any educational assistance arrangements or policies, any plan governed by Section 125 of the Code, any fringe benefit (including, without limitation, company cars) and any change of control arrangements or policies.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (3) an affiliated service group (as defined under Section 414(m) of the Code) or other group (as provided under the regulations under Section 414(o) of the Code), any of which includes the Company.

“Excess Capital Expenditures” has the meaning set forth in Section 1.4(i) hereof.

“Excess MS Capital Expenditure Amount” has the meaning set forth in Section 1.4(i) hereof.

“Escrow Agreement” has the meaning set forth in Section 1.7 hereof.

“Escrow Agent” has the meaning set forth in Section 1.7 hereof.

“Escrow Assets” has the meaning set forth in Section 1.7 hereof.

“Exchange Agent” has the meaning set forth in Section 1.4(a).

“Executive Employment Agreements” has the meaning set forth in Section 7.2(j) hereof.

“FTC” has the meaning set forth in Section 6.2 hereof.

“GAAP” shall mean United States generally accepted accounting principles.

“GHT” shall mean GlassHouse Technologies, Inc., a Delaware corporation.

“Governmental Entity” has the meaning set forth in Section 2.4 hereof.

“GTRI” shall mean Global Technology Resources, Inc., a Colorado corporation.

“GTRI Transaction” has the meaning set forth in the Recitals hereto.

“HIPAA” shall have the meaning set forth in Section 2.25(b).

“HSR Act” has the meaning set forth in Section 2.4 hereof.

“HSR Filing” has the meaning set forth in Section 4.5 hereof.

“Initial Contingent Bonus Payment Amount” shall mean the aggregate amount payable pursuant to the Contingent Bonus Agreements not more than ten (10) days after the later to occur of (i) the Closing Date and (ii) the date on which the Merger Consideration is delivered to the Exchange Agent.

“Intellectual Property” shall mean all:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model and certificate of invention and design patents (“Patents”);

(b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof (“Trademarks”);

(c) copyrightable works, copyrights and registrations and applications for registration thereof and renewal rights therefore;

(d) mask works and registrations and applications for registration thereof;

(e) schematics, computer software, firmware, technology and data;

(f) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g) all documentation, records, programmers’ notes and files relating to design, end-user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein; and

(h) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Internal Systems” shall mean the internal systems of the Company that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

“Interim Balance Sheet” shall mean an unaudited balance sheet of the Company as of the last day of any month.

“Interim Financial Statements” shall mean, as of any date, an Interim Balance Sheet as of such date and the Interim Income Statement for the period then-ended.

“Interim Income Statement” shall mean unaudited statements of income of the Company for the month then-ended and for the Company’s fiscal year-to-date.

“IPO” has the meaning set forth in the Recitals hereto and Section 1.4(i).

“IPO Price” has the meaning set forth in Section 1.4(i).

“IT Products and Services” has the meaning set forth in Section 2.16(a)(xvi).

“Key Employee” shall mean each of John G. Varel, Daniel Serpico, Michael Soja, Amy Morrissey, the Company’s Chief Technology Officer, Chief Information Officer, Director of Human Resources and each other person serving as a Vice President of the Company.

“Key Vendor” has the meaning set forth in Section 2.8(m) hereof.

“Lease” shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

“Leased Real Property” means any real property occupied, used or operated by the Company subject to a Lease.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Letter of Transmittal” shall have the meaning set forth in Section 1.4(b).

“Losses” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including, without limitation, amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to an action brought by any third party or to an indemnification claim under Article VIII).

“Material Contract” has the meaning set forth in Section 2.16.

“Material Customer” has the meaning set forth in Section 2.18(b).

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“MCPc” shall mean MCPc, Inc., an Ohio corporation.

“Merger” shall mean the merger of the Company with and into Merger Sub in accordance with the terms of this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 1.4(i).

“Merger Shares” has the meaning set forth in Section 1.4(i) hereof.

“Merger Sub” shall have the meaning set forth in the first paragraph of this Agreement.

“MTI Obligations” shall mean all amounts payable by the Company pursuant to that certain Settlement Agreement and Mutual Release, dated as of August 27, 2010, by and among MTI Technology Corporation, the Company, and certain other parties named therein.

“Notice of Disagreement” has the meaning set forth in Section 1.5(d)(ii) hereof.

“Option” shall mean each outstanding option to purchase or acquire Common Shares, whether issued by the Company pursuant to the Option Plans or otherwise.

“Option Plans” shall mean the Company’s 2008 Restated Stock Option Plan and the Company’s 2000 Stock Option Plan

“Ordinary Course Capital Expenditures” has the meaning set forth in Section 1.4(i)

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (b) through (d) of Section 7.1 and clauses (a) through (e) and (j) of Section 7.3 is satisfied in all respects.

“Parent Common Stock” has the meaning set forth in Section 3.2 hereof.

“Parent Disclosure Schedule” shall mean the disclosure schedule provided by Parent to the Company on the date hereof and accepted in writing by the Company.

“Parent Indemnifiable Claims” has the meaning set forth in Section 8.2 hereof.

“Parent Indemnifiable Losses” has the meaning set forth in Section 8.2 hereof.

“Parent Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Parent Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Parent and Merger Sub, taken as a whole.

“Parent Unlimited Indemnity Items” has the meaning set forth in Section 8.3(d).

“Parties” shall mean Parent, Merger Sub, the Company and Shareholders’ Representative.

“Patents” shall have the meaning set forth in the definition of Intellectual Property, above.

“Permitted Liens” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith, (ii)

mechanics’, materialmen’s, landlords’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business, (iii) other liens or imperfections on real property which do not materially detract from the existing use of the property affected by such lien or imperfection, (iv) liens existing on the Agreement Date disclosed in Section 2.11 of the Company Disclosure Schedules.

“Permits” shall mean all permits, licenses, registrations, accreditations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required by the Department of Defense or the Department of Commerce, Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean and include any corporation, limited liability company, partnership, association, Governmental Entity or natural person.

“Phantom Stock Plan” shall mean the FusionStorm Phantom Stock Plan for Daniel R. Serpico, dated January 1, 2005, as in effect on the date hereof.

“Planned Transaction” has the meaning set forth in Section 5.4 hereof.

“Pre-Closing Tax Periods” means all taxable periods of the Company ending on or before the Closing Date.

“Pre-Closing Taxes” means all Taxes of the Company and the Subsidiary for all Pre-Closing Tax Periods, and, with respect to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), all Taxes that relate to the portion of such Straddle Period ending on the Closing Date. The amount of any Straddle Period Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any income Taxes, be deemed equal to the amount which would be payable if the Straddle Period ended on and included the Closing Date and (ii) in the case of other Taxes the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Prime Contractor” with respect to any SLED Contract or Customer Contract, means the Person having full and direct responsibility for the completion of all tasks under such contract.

“Pro Rata Portion” has the meaning set forth in Section 1.4 hereof.

“Prospectus” has the meaning set forth in Section 1.4(i) hereof.

“Red River Transaction” has the meaning set forth in the Recitals hereto.

“Registration Statement” has the meaning set forth in Section 1.4(i) hereof.

“Requisite Shareholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by whether by a vote at a meeting of the Company Shareholders duly called, convened and held for the purpose or by the written consent of the Company

Shareholders of a majority of the holders of Company Shares voting on the matter, as required by the Company’s Certificate of Incorporation, as in effect at the time of such vote, and the DGCL.

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Entity performing the functions thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended and in effect.

“Security Interest” shall mean any mortgage, deeds of trust, lien (statutory or other), pledge, security interest, claim, covenant, condition, declaration, restriction, option, rights of first offer or refusal, charge, easement, rights-of-way, encroachment, third party right or other encumbrance or title defect of any kind or nature.

“Security Instrument” shall mean any document, agreement or instrument establishing, forming the basis of, creating or imposing any Security Interest.

“Shareholder Indemnifiable Claim” has the meaning set forth in Section 8.5 hereof.

“Shareholder Indemnifiable Losses” has the meaning set forth in Section 8.5 hereof.

“Shareholder Indemnified Party” has the meaning set forth in Section 8.5 hereof.

“Software” shall mean any software owned or licensed by the Company.

“Shareholders’ Representative” has the meaning set forth in Section 1.14 hereof.

“SLED Contract” has the meaning set forth in Section 2.16(a)(xvi).

“Subsequent Contingent Bonus Payment Amount” shall mean an amount equal to the Contingent Bonus Payment Amount less the Initial Contingent Bonus Payment Amount.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company, (or another Subsidiary of the Company) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Surviving Corporation” shall mean fusionstorm, a Delaware corporation, as the surviving corporation in the Merger.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of

America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Matter” has the meaning set forth in Section 4.11(d) hereof.

“Tax Opinion” has the meaning set forth in Section 7.2(p) hereof.

“Tax Returns” shall mean all reports, returns, declarations, or statements required to be supplied to a taxing authority in connection with Taxes.

“Threshold Amount” has the meaning set forth in Section 8.3 hereof.

“TICC” shall mean TICC Capital Corp.

“TIG” shall mean PC Specialists, Inc. d/b/a Technology Integration Group.

“TIG Obligation” shall mean all amounts payable by the Company pursuant to: (i) that certain Settlement Agreement and Release, dated as of August 17, 2010, by and between the Company and TIG; (ii) that certain Repayment Agreement, dated as of November 9, 2010, by and between the Company and TIG, as amended by that certain Amendment to Repayment Agreement, dated as of November 16, 2010; and (iii) all promissory notes, documents and agreements executed or delivered from time to time in connection with the agreements described in clauses (i) and (ii) of this definition.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property, above.

“Transaction Document” shall mean and include this Agreement, the Escrow Agreement, the Depositary Agreement and each other agreement, document or instrument executed and delivered by the Company, Merger Sub or Parent as required by this Agreement.

“Transaction Expenses” shall mean and include, as to any Party hereto, all costs, fees and expenses incurred by such Party in connection with the preparation and negotiation of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby, including, without limitation, filing fees and legal and accounting expenses.

“Vendor Contract” has the meaning set forth in Section 2.18 hereof.

“Vendor Termination” has the meaning set forth in Section 2.18 hereof.

“Underwriter’s Lock-Up Agreement” shall mean a customary and reasonable agreement restricting the direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest, disposal or attempted disposal of any shares of Parent Common Stock for a period of up to 180 days after the Closing Date as the underwriters of the IPO may reasonably request.

“Warrant” shall mean each outstanding warrant or other contractual right to purchase or acquire Company Shares, provided that Options shall not be considered Warrants.

ARTICLE XI

MISCELLANEOUS

11.1 Alternative Structure. Any provision hereof to the contrary notwithstanding, prior to the Closing, Parent shall be entitled to revise the structure of the transactions contemplated hereby, including, without limitation, by assigning all of Parent’s and Merger Sub’s rights and obligations under this Agreement and each other Transaction Document, to any Affiliate of Parent that is at least as creditworthy as Parent and Merger Sub; provided that under such revised structure or assignment the transactions contemplated hereby shall (a) qualify, or be treated as, an exchange under Section 351 of the Code and not subject any of the Company Shareholders an increase in or earlier payment of any federal income tax liability or change the amount or delay the receipt of consideration to be received by such Company Shareholders, and (c) be capable of consummation in as timely a manner as the transactions contemplated hereby. This Agreement and any related document, instrument or agreement shall be appropriately amended to reflect any such revised structure or assignment.

11.2 Transaction Expenses. Except as otherwise specifically provided herein, each of the Parties hereto shall bear its own Transaction Expenses.

11.3 Press Releases and Announcements. No press release or public disclosure (whether written or oral and in any media) relating to the transactions contemplated hereby shall be made by any Party without the prior knowledge and written consent of Parent and the Company provided that the disclosure by the Company and the Company Shareholders of such transactions to Company employees and advisors on a confidential basis in connection with the negotiation, execution and delivery of this Agreement, the other Transaction Documents and the performance of the Company’s obligations hereunder and thereunder shall not constitute a public disclosure. The foregoing notwithstanding, neither disclosure of information to any underwriter that is a party to a confidentiality agreement with Parent, nor the filing of the Registration Statement (or the required filing of any other document with any Governmental Entity in connection with the IPO), nor the distribution of the related Prospectus (whether in preliminary or final form), nor any selling activity conducted by Parent or the underwriters in connection with the IPO, including, without limitation, those activities conducted as part of a so-called road show, shall be construed or deemed to be press releases or public disclosures requiring the approval of the Company.

11.4 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the Company Shareholders shall be third party beneficiaries of, and, subject to the provisions of Section 1.14 hereof, have full rights to enforce as if they were direct parties to this Agreement, (a) the provisions in Article I concerning payment and issuance of the Merger Consideration, and (b) the provisions of Article VIII concerning indemnification, and (c) any other rights of the Company Shareholders described or referred to herein.

11.5 Entire Agreement. This Agreement (including the documents referred to herein), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof or thereof. For the avoidance of doubt, the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

11.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Except as set forth in Section 11.1, no Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that Merger Sub may assign its rights, interests and obligations hereunder to an Affiliate of Parent (subject to the requirements of Section 11.1). Any purported assignment of rights or delegation of performance obligations in violation of this Section 11.6 is void.

11.7 Specific Performance. The Parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Company or the Company Shareholders and that money damages may be an inadequate remedy for such a breach. Accordingly, if prior to Closing, there is a breach or a proposed breach of any provision of this Agreement by the Company or any Company Shareholder, and the Parties do not elect to terminate this Agreement pursuant to the Transaction Documents, Parent shall be entitled, in addition to any other rights or remedies it may have (whether at law or in equity) to seek specific performance of the covenants and agreements hereunder or other appropriate equitable remedy.

11.8 Dispute Resolution.

(a) Subject to Section 1.5(d)(iii), any controversy, dispute or claim arising out of or relating in any way to this Agreement or the Ancillary Agreements or the transactions arising hereunder or thereunder (each, a “Dispute”) shall be finally settled by binding arbitration in a proceeding before a single arbitrator of JAMS/Endispute who is selected by the parties in accordance with the rules of JAMS/Endispute (the “Arbitrator”) and held in the city of Boston, Massachusetts. The foregoing arbitration proceedings may be commenced by any party to a Dispute by notice to the other parties to the Dispute.

(b) Each of the Parties hereto (i) hereby unconditionally and irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction located in Boston, Massachusetts for the purpose of enforcing the award or decision in any such proceeding and (b) hereby waives, and agrees not to assert in any civil action to enforce the award, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the civil action is brought in an inconvenient forum, that the venue of the civil action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the Parties hereto hereby consents to service of process by certified mail at the address to which notices are to be given. Each of the Parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any Party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

11.9 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This letter agreement may be executed by delivery of signatures by facsimile or other electronic means.

11.10 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.11 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company: fusionstorm 124 Grove Street Franklin, Massachusetts 02038 Attention: Legal Facsimile: 508-520-5086	Copy to: Farella Braun + Martel LLP 235 Montgomery Street, 17th Floor San Francisco, CA 94104 Attention: Samuel C. Dibble Facsimile: 415-954-4480

If to Parent or Merger Sub: Synergy Acquisition Corp. 8 Cedar Street Suite 54A Woburn, MA 01801 Attention: James L. Monroe Facsimile: 781-782-1905	Copy to: Paul Bork Foley Hoag LLP Seaport West 155 Seaport Boulevard Boston, MA 02210 Facsimile: 617-832-7000

If to the Shareholders’ Representative: John G. Varel P.O. Box 1468 Wailuku, HI 96793 Facsimile: (808) 356-0409

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.12 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

11.13 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to approval of this Agreement and the transactions contemplated hereby by the Company Shareholders shall be subject to any restrictions contained in the DGCL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court or arbitrator of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11.15 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(a) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(b) Any reference herein to “including” shall be interpreted as “including without limitation”.

(c) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

11.16 Further Assurances. At any time and from time to time after the Closing, as reasonably requested by any Party hereto, the other Parties shall promptly execute and deliver, or cause to be executed or delivered, all such documents, instruments and certificates, and shall take, or cause to be taken, all such further or other actions, as are reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

11.17 Counsel. Each Party hereto has been represented by its own counsel in connection with the negotiation and preparation of this Agreement, and, consequently, each Party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the Party whose counsel drafted that provision.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.

PARENT:

SYNERGY ACQUISITION CORP.

By:	/s/ James L. Monroe
Name:	James L. Monroe
Title:	Chairman

MERGER SUB:

FS MERGER SUB, INC.

By:	/s/ James L. Monroe
Name:	James L. Monroe
Title:	Chairman

[Parent/Merger Sub Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.

COMPANY:

FUSIONSTORM

By:	/s/ John G. Varel
John G. Varel
Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE:

By:	/s/ John G. Varel
Name:	John G. Varel, in his capacity as shareholders’ representative

[Company/Shareholders’ Representative Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEPOSITARY AGREEMENT

THIS DEPOSITARY AGREEMENT, dated as of                      (“Depositary Agreement”), is by and between Synergy Acquisition Corp., a Delaware corporation (“Parent”), John G. Varel, in his capacity as the designated representative (the “Company Shareholders’ Representative”) of the Company Shareholders (as defined below) pursuant to the Merger Agreement (as defined below), and U.S. Bank National Association, a national banking association, as Depositary and Exchange Agent hereunder (the “Exchange Agent”).

BACKGROUND

A. Parent is a party to that certain Agreement and Plan of Merger (as the same may be amended, the “Merger Agreement”), dated as of                     , pursuant to which Parent shall deposit with the Exchange Agent, the Merger Consideration payable pursuant to Section                      thereof in exchange for outstanding shares of common stock, par value             per share (the “Company Common Stock”) of FusionStorm, a Delaware corporation (the “Company”).

B. Exchange Agent has agreed to accept, hold, and disburse the funds and other property deposited with it and the earnings thereon in accordance with the terms of this Depositary Agreement and to act as Parent’s agent with respect to complying with certain tax information gathering and reporting requirements as further enumerated in this Depositary Agreement.

STATEMENT OF AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Appointment of and Acceptance by Exchange Agent. Parent hereby appoints Exchange Agent to serve as depositary and exchange agent hereunder. Exchange Agent hereby accepts such appointment and, upon receipt by wire transfer of the funds and shares of the common stock, par value $0.01 per share of Parent (the “Parent Common Stock”) in accordance with Section 2 below, agrees to hold in trust, invest and disburse such funds and shares of Parent Common Stock in accordance with this Depositary Agreement.

2. Deposit of Exchange Assets. Simultaneously with the execution of this Depositary Agreement, Parent will transfer (a)             Dollars ($            ) (the “Exchange Funds”) to the Exchange Agent, by wire transfer of immediately available funds, to the account of the Exchange Agent referenced on Schedule A hereto and (b) a certificate representing that number of shares of Parent Common Stock equal to             Dollars ($            ) divided by the IPO Price (as defined below), rounded up to the nearest whole number of shares (the “Exchange Shares”). The foregoing Exchange Funds together with earnings thereon pursuant to Section 5 herein and such Exchange Shares are referred to herein collectively as the “Exchange Assets.” The Exchange Agent shall segregate the Exchange Assets from its own property, and shall mark on its books and records that such assets are being held in trust in connection with this Depositary Agreement.

3. Disbursements of Exchange Assets.

(a) The Exchange Agent shall distribute from the Exchange Assets the applicable number of Exchange Shares and the applicable amount of the Exchange Funds contemporaneously with, or as promptly as reasonably practicable following the Closing (which date will be established for the Exchange Agent by delivery of the Closing Date Disbursement Instructions (as defined below)) of the Merger contemplated under the Merger Agreement (the “Closing Date”) in accordance with the Closing Date disbursement instructions provided jointly by Parent and the Company Shareholders’ Representative to the Exchange Agent on the Closing Date (the “Closing Date Disbursement Instructions”). The Exchange Agent may rely conclusively on the Closing Date Disbursement Instructions it receives hereunder and it will be presumed that the information set forth therein is accurate and complete and that the conditions set forth herein or in any other agreement, including the Merger Agreement, for disbursement have been satisfied.

(b) Following its receipt of the Closing Date Disbursement Instructions, the Exchange Agent shall deliver to the Parent’s transfer agent (as identified by Parent to the Exchange Agent in writing), the stock certificate representing the Exchange Shares and written notice instructing the transfer agent to deliver to the Exchange Agent new stock certificates representing the Exchange Shares, which stock certificates shall be issued in the name of each Company Shareholder for the number of Exchange Shares set forth in the Closing Date Disbursement Instructions. Under no circumstances shall the Exchange Agent be responsible or liable for the acts or omissions of the Parent’s transfer agent.

(c) Promptly following the receipt of the Closing Date Disbursement Instructions, and in any event within five (5) Business Days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates, which as of immediately prior to the effective time of the Merger represented outstanding shares of Company Common Stock (the “Certificates”), an underwriter’s lock-up agreement in the form delivered to Exchange Agent by Parent (each, a “Lock-Up Agreement”) and a letter of transmittal in the form attached hereto as Schedule B (the “Letter of Transmittal”) which shall specify that delivery of the Certificates shall be deemed effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery to the Exchange Agent of (i) a duly executed Lock-Up Agreement, (ii) a duly executed Letter of Transmittal, (iii) the Certificates (or an affidavit of lost Certificate in a form reasonably acceptable to the Exchange Agent) and (iv) other instruments, agreements, or documents as the Exchange Agent may reasonably specify (collectively, the “Transmittal Documents”). The Letter of Transmittal shall also set forth any other applicable instructions for effecting the surrender of the Certificates in exchange for the applicable number of Exchange Shares and the applicable amount of the Exchange Funds.

(d) The Exchange Agent shall distribute the applicable number of Exchange Shares and the applicable amount of the Exchange Funds as promptly as reasonably practicable following receipt of (i) a duly executed Lock-Up Agreement, (ii) a properly completed and duly executed Letter of Transmittal, (iii) Certificates for cancellation, and (iv) such other documents as may be specified by the Exchange Agent. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records for the Company Common Stock, it shall be a condition to the issuance of any Exchange Assets that the Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (x) have duly executed and delivered a Lock-Up Agreement, and (y) (1) have paid to the Exchange Agent any transfer or other taxes required or (2) established to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any Exchange Shares or Exchange Funds comprising a portion of the Exchange Assets which remains unclaimed in accordance with the terms hereof on the date which is twenty-four (24) months after the Closing Date shall be delivered to Parent.

(f) All disbursements of interest earnings from the Exchange Funds shall be subject to the fees and claims of Exchange Agent and the Indemnified Parties (as defined below) pursuant to Section 11 and Section 12 below.

(g) The Exchange Agent shall (i) as soon as reasonably practicable, forward to Parent each Lock-Up Agreement returned to it and (ii) retain all Certificates and other Transmittal Documents returned to it and shall transfer all such Certificates and other Transmittal Documents to Parent upon termination of this Agreement or, if earlier, the written request of Parent.

5. Investment of Exchange Funds. The Exchange Agent is herein directed and instructed to initially invest and reinvest the Exchange Funds in U.S. Bank Money Market Account CUSIP # 9AMMF05B2. With the execution of this document, Parent and the Company Shareholders’ Representative acknowledge receipt of prospectuses and/or disclosure materials associated with the investment vehicle, either through means of hardcopy or via access to the website associated with the investments jointly selected by Parent and the Company Shareholders’ Representative. Parent and the Company Shareholders’ Representative may provide joint instructions changing the investment of the Exchange Funds (subject to applicable minimum investment requirements) by the furnishing of joint written directions to the Exchange Agent; provided, however, that no investment or reinvestment may be made except in the following:

a. direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America;

b. certificates of deposit issued by any bank, bank and trust company, or national banking association (including Exchange Agent and its affiliates), which certificates of deposit are insured by the Federal Deposit Insurance Corporation or a similar governmental agency;

c. repurchase agreements with any bank, trust company, or national banking association (including Exchange Agent and its affiliates);

d. any institutional money market fund offered by Exchange Agent, including any institutional money market fund managed by Exchange Agent or any of its affiliates; or

e. Money Market Deposit Account offered by U.S. Bank National Association.

If Exchange Agent has not received joint written directions from Parent and the Company Shareholders’ Representative at any time that an investment decision must be made, Exchange Agent shall invest the Exchange Funds, or such portion thereof as to which no written direction from Parent and the Company Shareholders’ Representative has been received, in U.S. Bank Money Market Account CUSIP # 9AMMF05B2. Each of the foregoing investments shall be made in the name of Exchange Agent as custodian under this Depositary Agreement. No investment shall be made in any instrument or security that has a maturity of greater than thirty (30) days. Notwithstanding anything to the contrary contained herein, Exchange Agent may, without notice to Parent and the Company Shareholders’ Representative, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of Exchange Assets permitted or required hereunder. Exchange Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Depositary Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Exchange Assets. With respect to any Exchange Funds received by the Exchange Agent after one o’clock, p.m., Eastern Time, Exchange Agent shall not be required to invest such funds or to effect any investment instruction until the next Business Day.

6. Income Earned on Exchange Funds. All interest, dividends and other income earned on the Exchange Funds shall be income of Parent. Any interest, dividends and other income earned on the Exchange Funds shall be payable to Parent on demand.

7. Tax Reporting. The Exchange Agent shall be responsible for the preparation and proper distribution of any tax reporting, certificates and governmental reporting (including, but not limited to, preparation and distribution of any 1099-B or 1099-INT) to be distributed to the holders of Company Common Stock (the “Company Shareholders”) or Parent. Except for the foregoing, Parent agrees (i) to the extent not set forth in this Depositary Agreement, to instruct the Exchange Agent in writing with respect to the Exchange Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Exchange Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Exchange Agent under this Depositary Agreement, and (ii) except as specifically set forth herein, to indemnify and hold the Exchange Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Exchange Agent in connection with, on account of or relating to the Exchange Assets, the management established hereby, any payment or distribution of or from the Exchange Assets or other activities performed under the terms of this Depositary Agreement, including, without limitation, any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Depositary Agreement. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Depositary Agreement. Parent acknowledges that the Exchange Agent shall not be responsible for reporting any earnings and other amounts paid hereunder in accordance with the provisions of this Depositary Agreement, the Merger Agreement and applicable law to the extent such amounts constitute employee or consultant compensation or wages payable to stockholders. Parent shall be responsible for the reporting of all employee or consultant compensation and wages payable to the stockholders.

8. Suspension of Performance; Disbursement into Court. If, at any time, (i) there shall exist any dispute with respect to the holding or disposition of all or any portion of the Exchange Assets or any other obligations of Exchange Agent hereunder, (ii) Exchange Agent is unable to determine, to Exchange Agent’s sole satisfaction, the proper disposition of all or any portion of the Exchange Assets or Exchange Agent’s proper actions with respect to its obligations hereunder, or (iii) Parent and the Company Shareholders’ Representative have not within twenty (20) days of the furnishing by Exchange Agent of a notice of resignation pursuant to Section 9 hereof, jointly appointed a successor Exchange Agent to act hereunder, then Exchange Agent may, in its sole discretion, take either or both of the following actions:

a. suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Depositary Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Exchange Agent or until a successor Exchange Agent shall have been appointed (as the case may be).

b. petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Exchange Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Exchange Assets, after deduction and payment to Exchange Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Exchange Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Exchange Agent shall have no liability to Parent, the Company Shareholders’ Representative, Parent’s shareholders or any other Person (as defined below) with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Exchange Assets or any delay in or with respect to any other action required or requested of Exchange Agent.

9. Resignation and Removal of Exchange Agent. Exchange Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to Parent and the Company Shareholders’ Representative specifying a date when such resignation shall take effect. In addition, Parent and the Company Shareholders’ Representative, acting jointly, may remove the Exchange Agent as Exchange Agent at any time with or without cause, by an instrument executed by Parent and the Company

Shareholders’ Representative delivered to the Exchange Agent, which instrument shall indicate the effective date of removal. Upon any such notice of resignation or removal, Parent and the Company Shareholders’ Representative shall jointly appoint a successor Exchange Agent hereunder prior to the effective date of such resignation or removal. The resigning or removed Exchange Agent shall transmit all records pertaining to the Exchange Assets and shall pay all Exchange Assets to the successor Exchange Agent, after making copies of such records as the retiring or removed Exchange Agent deems advisable and after payment to the retiring or removed Exchange Agent of all fees and expenses (including court costs and reasonable attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Exchange Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any Exchange Agent’s resignation or removal, the provisions of this Depositary Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Exchange Agent under this Depositary Agreement. Any corporation or association into which the Exchange Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the paying or exchange agent business of the Exchange Agent’s corporate trust line of business may be transferred, shall be the Exchange Agent under this Depositary Agreement without further act.

10. Liability of Exchange Agent. The Exchange Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Exchange Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Depositary Agreement. The Exchange Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Exchange Agent’s gross negligence or willful misconduct was the primary cause of any loss to Parent. Exchange Agent’s sole responsibility shall be for the safekeeping and disbursement of the Exchange Assets in accordance with the terms of this Depositary Agreement. Exchange Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Exchange Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Exchange Agent shall believe to be genuine and to have been signed or presented by the Person or parties purporting to sign the same. In no event shall Exchange Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Exchange Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Exchange Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Exchange Assets, any account in which Exchange Assets are deposited, this Depositary Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Exchange Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Parent shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. Parent and the Company Shareholders’ Representative agree amongst themselves that the Company Shareholders’ Representative, acting on behalf of the Company Shareholders, shall reimburse Parent for one-

half of such fees and expenses promptly following delivery to the Company Shareholders’ Representative of reasonable evidence of the payment of such fees and expenses.

The Exchange Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Exchange Assets, without determination by the Exchange Agent of such court’s jurisdiction in the matter. If any portion of the Exchange Assets is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Exchange Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Exchange Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

11. Indemnification of Exchange Agent. From and at all times after the date of this Depositary Agreement, Parent and the Company Shareholders’ Representative, acting on behalf of the Company Shareholders, shall, jointly and severally and to the fullest extent permitted by law, indemnify and hold harmless Exchange Agent and each director, officer, employee, attorney, agent and affiliate of Exchange Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any Person, including without limitation Parent and the Company Shareholders’ Representative, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Depositary Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The obligations of Parent and the Company Shareholders’ Representative under this Section 11 shall survive any termination of this Depositary Agreement.

12. Fees and Expenses of Exchange Agent. Parent and the Company Shareholders’ Representative, acting on behalf of the Company Shareholders, jointly and severally, shall compensate Exchange Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse Exchange Agent for all of its reasonable out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. To the extent not previously paid, Exchange Agent may deduct such amounts due from distributions made to Parent pursuant to Section 6. The additional provisions and information set forth on Schedule A are hereby incorporated by this reference, and form a part of this Depositary Agreement. All of the compensation and reimbursement obligations set forth in this Section 12 shall be payable by Parent upon demand by Exchange Agent. The obligations of Parent and the Company Shareholders’ Representative under this Section 12 shall survive any termination of this Depositary Agreement and the resignation or removal of Exchange Agent. Exchange Agent is authorized to, and may, disburse to itself from the interest earnings on the Exchange Funds, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Exchange Agent or any Indemnified Party is entitled to seek indemnification pursuant to Section 11 hereof). Exchange Agent shall notify Parent and the Company Shareholders’ Representative of any disbursement from such earnings to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to Parent and the Company Shareholders’ Representative copies of all related invoices and other statements. Parent hereby grants to Exchange Agent and the Indemnified Parties a security interest in and lien upon the interest earnings on the Exchange Funds to secure all obligations with respect to the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to Section 11 hereof) against the earning on the Exchange Funds. If for any reason earnings from the investment of the Exchange Funds are insufficient to cover such compensation and reimbursement, Parent shall promptly pay such amounts to Exchange Agent or any Indemnified Party upon receipt of an itemized invoice. Parent and the Company Shareholders’ Representative agree amongst themselves that the Company Shareholders’ Representative, acting on behalf of the Company Shareholders, shall reimburse Parent for one-half of such compensation and reimbursement promptly following delivery to the Company Shareholders’ Representative of reasonable evidence of the payment of such compensation and reimbursement.

13. Representations and Warranties. Parent makes the following representations and warranties to Exchange Agent:

(i) It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Depositary Agreement and to perform its obligations hereunder.

(ii) This Depositary Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

(iii) The execution, delivery, and performance of this Depositary Agreement is in accordance with the Merger Agreement and will not violate, conflict with, or cause a default under its articles of incorporation, articles of organization, bylaws, management agreement or other organizational document, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including without limitation the Merger Agreement, to which it is a party or any of its property is subject.

(iv) The authorized persons designated on Schedule A hereto have full power and authority on behalf of Parent to execute and deliver any written direction, to amend, modify or waive any provision of this Depositary Agreement and to take any and all other actions as Parent under this Depositary Agreement, all without further consent or direction from, or notice to, it or any other party.

(v) No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Exchange Assets or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Exchange Assets or any part thereof.

(vi) All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of the Exchange Assets.

14. Identifying Information. Each of Parent and the Company Shareholders’ Representative acknowledge that a portion of the identifying information set forth on Schedule A is being requested by the Exchange Agent in connection with the Internal Revenue Code of 1986 and the USA Patriot Act, Pub.L.107-56 (the “Act”), and each of Parent and the Company Shareholders’ Representative agrees to provide any additional information requested by the Exchange Agent in connection with the Act or any similar legislation or regulation to which Exchange Agent is subject, in a timely manner. Each holder of Company Common Stock listed in the Closing Date Disbursement Instructions shall provide the Exchange Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in case of non-U.S. persons) prior to the disbursement of any investment earnings on the Exchange Funds to be distributed to such Person. In the event tax identification numbers are not certified to the Exchange Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Exchange Funds or other earnings credited to the Exchange Assets.

15. Consent to Jurisdiction and Venue. In the event that: (a) Parent and/or the Company Shareholders’ Representative commences a lawsuit or other proceeding against the Exchange Agent; or (b) the Exchange Agent commences a lawsuit or other proceeding against Parent and/or the Company Shareholders’ Representative; in each case relating to or arising from this Depositary Agreement, the parties hereto agree that the U.S. District Court for the District of Massachusetts shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that the courts in the Commonwealth of Massachusetts shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts. For the avoidance of doubt, all disputes solely between Parent and the Company Shareholders’ Representative shall be resolved in accordance with the Merger Agreement.

16. Notice. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt) to the address or facsimile number set forth on Schedule A hereto, or to such other address as each party may designate for itself by like notice.

17. Amendment or Waiver. This Depositary Agreement may be changed, waived, discharged or terminated only by a writing signed by Parent, the Company Shareholders’ Representative and Exchange Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

18. Severability. To the extent any provision of this Depositary Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Depositary Agreement.

19. Governing Law. This Depositary Agreement shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.

20. Entire Agreement. This Depositary Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Exchange Assets and sets forth in their entirety the obligations and duties of Exchange Agent with respect to the Exchange Assets and the earnings thereon.

21. Binding Effect. All of the terms of this Depositary Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Parent, the Company Shareholders’ Representative and Exchange Agent.

22. Execution in Counterparts. This Depositary Agreement and any written direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction.

23. Termination. Unless terminated earlier by the mutual agreement of the parties hereto, this Depositary Agreement will terminate upon the first to occur of: (i) the disbursement of all Exchange Assets including any interest earnings on the Exchange Funds; (ii) the disbursement of all Exchange Assets into court pursuant to Section 8 hereof; or (iii) the date which is two (2) years after the Closing Date. Notwithstanding the foregoing, Parent’s indemnification obligations under Section 7, and Section 11 and Section 12 will survive the termination of this Depositary Agreement. Upon any termination of this Depositary Agreement, the Exchange Agent will promptly deliver to Parent certificates for securities, funds or property then held by the Exchange Agent under this Depository Agreement.

24. Dealings. The Exchange Agent and any stockholder, director, officer or employee of the Exchange Agent may buy, sell, and deal in any of the securities of Parent and become pecuniarily interested in any transaction in which Parent may be interested, and contract and lend money to Parent and otherwise act as fully and freely as though it were not Exchange Agent under this Depositary Agreement. Nothing herein shall preclude the Exchange Agent from acting in any other capacity for Parent or for any other entity.

25. Definitions. For purposes of this Depositary Agreement, each word or phrase listed below shall have the meaning designated.

(a) “Business Day” means any day other than a Saturday, Sunday or other day on which Exchange Agent is closed.

(b) “IPO” means Parent’s sale of shares of Parent Common Stock in a firm commitment fully underwritten public offering.

(c) “IPO Price” means the price per share of Parent Common Stock to the public in the IPO disregarding any underwriter’s discount or commission.

(d) “Person” means any corporation, limited liability company, partnership, association, trust or other entity or any natural person.

26. Force Majeure. The Exchange Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Depositary Agreement to be executed under seal as of the date first above written.

SYNERGY ACQUISITION CORP.

By:
Name:
Title:

ATTEST:

COMPANY SHAREHOLDERS’ REPRESENTATIVE

John G. Varel, solely in his
capacity as the Company Shareholders’ Representative

ATTEST:

U.S. BANK NATIONAL ASSOCIATION, as Exchange Agent

By:
Name:
Title:

EXHIBIT B

Shareholder	Shares of Company Common Stock and Percentage Interest	Total Cash	Total Parent Common Stock	Escrowed Cash	Escrowed Parent Common Stock	Cash at Closing	Parent Common Stock at Closing

Timothy Baughman	35,605 shares 0.26%

Jeanette Bergmann	1,667 shares %

Patrick Carr	31,705 shares 0.23%

Jeff Freeman	130,227 shares 0.96%

Jerry Gilreath	36,705 shares 0.27%

David Gottesman	52,040 shares 0.38%

Hummer Winblad Venture Parthers IV, L.P.	357,990 shares 2.63%

Hummer Winblad Venture Partners V, L.P.	298,325 shares 2.19%

Hummer Winblad Venture Partners VI, L.P.	782,719 shares 5.75%

EXHIBIT B

Shareholder	Shares of Company Common Stock and Percentage Interest	Total Cash	Total Parent Common Stock	Escrowed Cash	Escrowed Parent Common Stock	Cash at Closing	Parent Common Stock at Closing

Pepper Knox	500 shares

Josh Krasnegor	43,409 shares 0.32%

Chris Robins	191,000 shares 1.4%

Frank Sayers	14,000 shares 0.1%

Daniel Serpico	50,000 shares 0.37%

William. C. Towne, Jr.	5084 shares

John G. Varel Trust, dated June 13, 2008	11,562,772 shares 85%

Viant Capital Group, LLC	8901 shares

EXHIBIT C

LETTER OF TRANSMITTAL

To Accompany Certificate(s) Representing Shares of Capital Stock of

fusionstorm

Deliver to the Exchange Agent at the address listed below:

By Mail:	By Overnight Courier or By Hand:

U.S. Bank National Association	U.S. Bank National Association

Attn:	Attn:

For information call:

Or email:

Delivery of this instrument to an address other than as set forth above does not constitute a valid delivery.

DESCRIPTION OF CERTIFICATES SURRENDERED
Certificate(s) Enclosed (Attach signed list if space below is inadequate)
Print Name and Address of Registered Owner(s)	Certificate Number	Number of Shares of Common Stock (as defined herein) Represented by Certificate

Total Shares

PLEASE READ AND FOLLOW THE ACCOMPANYING INSTRUCTIONS CAREFULLY. YOU MUST COMPLETE PAGE 4 AND THE FORM W-9 ATTACHED HERETO (SEE INSTRUCTION 10).

ENCLOSE CERTIFICATE(S) WHICH REPRESENT SHARES OF COMMON STOCK OF FUSIONSTORM WITH THIS LETTER OF TRANSMITTAL. DELIVERY OF SUCH CERTIFICATE(S) SHALL BE EFFECTED, AND RISK OF LOSS OF SUCH CERTIFICATE(S) SHALL PASS, ONLY UPON DELIVERY OF SUCH CERTIFICATE(S) TO THE EXCHANGE AGENT.

☐	If any of the Certificate(s) (as defined herein) that you own have been lost, stolen or destroyed, check this box and see Instruction 5.

NOTE: SIGNATURES MUST BE PROVIDED BELOW

PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS

Ladies and Gentlemen:

Enclosed are one or more certificates (“Certificate(s)”) representing shares of common stock, par value $0.0001 per share (“Common Stock”), of fusionstorm, a Delaware corporation (the “Company”). Reference is made to that certain Agreement and Plan of Merger, dated as of [            ] (the “Merger Agreement”), by and among the Company, Synergy Acquisition Corp., a Delaware corporation (“Parent”), FS Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“MergerCo”), and John G. Varel, in his capacity as the designated representative of the holders of Common Stock (the “Shareholders’ Representative”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with the merger of MergerCo with and into the Company pursuant the Merger Agreement (the “Merger”), as approved by the Company’s board of directors and the requisite consent of the Company Shareholders, the undersigned hereby delivers a duly executed underwriters lock-up agreement (the “Lock-Up Agreement”), and surrenders the Certificate(s) noted above in exchange for, and for the purpose of, receiving, as promptly as practicable after surrender, that portion of the Cash Consideration and the Merger Shares to which the Certificates surrendered herewith entitle the undersigned to receive. Holders of Certificate(s) should refer to the Merger Agreement for a more complete discussion of the payments to be made under the Merger Agreement.

The undersigned hereby represents and warrants to Parent, the Shareholders’ Representative and the Exchange Agent as follows:

The undersigned is the registered holder of the shares of Stock represented by the enclosed Certificate(s), with good title to such shares of Stock free and clear of any encumbrance, restriction on transfer (other than any restrictions under the Securities Act of 1933, as amended, and any applicable state securities laws), claim, lien, pledge, option, charge, security interest, defect of title or other similar right of any third party whether voluntarily exercised or arising by operation of law (“Lien”) and has full power and authority to sell, assign and transfer the shares of Common Stock represented by the enclosed Certificate(s).

The undersigned has full power and authority (and, if an individual, legal capacity) to execute and deliver the enclosed Lock-Up Agreement and this Letter of Transmittal and to perform his, her or its obligations under the Lock-Up Agreement and this Letter of Transmittal. The undersigned has duly executed and delivered the Lock-Up Agreement and this Letter of Transmittal, each of which constitutes his, her or its valid and legally binding obligation, enforceable in accordance with its terms and conditions. The undersigned is not required to give any notice to, make any filing or registration with, or obtain any authorization, waiver, license, consent, or approval of any governmental authority or third party in connection with the execution and delivery of the Lock-Up Agreement or this Letter of Transmittal by the undersigned. To the extent that the undersigned is an entity, the execution and delivery of each of the Lock-Up Agreement and this Letter of Transmittal by the undersigned has been duly authorized by the board of directors or other managing body of the undersigned and no other corporate or other action, as the case may be, on the part of the undersigned is necessary to authorize the execution and delivery of the Lock-Up Agreement or this Letter of Transmittal by the undersigned, the performance by the undersigned of its obligations hereunder or the consummation by the undersigned of the transactions contemplated hereby. The undersigned understands that (i) the Merger Shares are “restricted securities” that are subject to restrictions on transfer, (ii) the Merger Shares may only be resold pursuant to an effective registration statement under the Securities Act or an exemption from registration thereunder and (iii) that the certificates representing Merger Shares shall bear a legend to such effect.

The execution and the delivery of each of the Lock-Up Agreement and this Letter of Transmittal will not (i) violate any law to which the undersigned or any of his, her or its assets or properties is subject, (ii) if the undersigned is an entity, violate any provision of its charter, bylaws or any other organizational or governing documents or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or approval under any agreement, contract, lease, permit, instrument, or other arrangements to which the undersigned is a party or by which it is bound or to which any of the undersigned’s assets is subject (or result in the imposition of any lien).

The undersigned hereby irrevocably appoints U.S. Bank National Association (the “Exchange Agent”) as agent of the undersigned, to deliver the Lock-Up Agreement to Parent and to effect the exchange pursuant to the Merger Agreement and the Instructions attached hereto and for no other purpose. All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

Unless otherwise indicated herein under “Special Issuance Instructions,” please issue the check for the cash portion of the Merger Consideration and the certificate(s) representing the Merger Shares to be delivered to the undersigned pursuant to the Merger Agreement in the name(s) of the registered holder(s) appearing under “Description of Certificates Surrendered” on the first page

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hereof. Similarly, unless otherwise indicated herein under “Special Delivery Instructions,” please mail the check for the cash portion of the Merger Consideration and the certificate(s) representing Merger Shares to be delivered to the undersigned pursuant to the Merger Agreement to the address(es) of the registered holder(s) appearing under “Description of Certificates Surrendered.”

In the event that any of the Merger Shares to be delivered hereunder are to be delivered to a transferee of the registered holder of the Certificate(s), the issuance and delivery of such Merger Shares to such transferee shall be conditioned upon receipt by the Exchange Agent of a Lock-Up Agreement duly executed and delivered by such transferee.

Submission of the Certificate(s) described above is subject to the terms, conditions and limitations set forth in the Merger Agreement and the Instructions attached hereto. The undersigned acknowledges and understands that the definitive terms and conditions pursuant to which the Merger was effected, including the amount of consideration that the holders of Certificate(s) are entitled to receive thereunder, and the effect of this Letter of Transmittal, and the requirement that the undersigned execute and deliver the Lock-Up Agreement are set forth in full in the Merger Agreement and subject to the provisions thereof. The undersigned does hereby consent to the treatment of the undersigned’s Certificate(s) pursuant to the terms of the Merger Agreement.

The undersigned further acknowledges and understands that it is subject to the terms and conditions of the Merger Agreement applicable to the Company Shareholders. Under the terms of the Merger Agreement, a portion of the aggregate Merger Consideration (including cash and shares of Parent Common Stock) has been withheld and placed in escrow and may be applied against payment of any Working Capital Deficiency reflected on the Final Adjustment Statement owed to Parent, certain Losses incurred by the persons entitled to indemnification under the Merger Agreement, and/or certain expenses or other amounts as authorized by the Shareholders’ Representative. Such amounts placed into escrow will be paid only to the extent (and on the date(s)) provided under the terms of the Merger Agreement (after the release of any Working Capital Deficiency reflected on the Final Adjustment Statement that may be owed to Parent, certain Losses incurred by the persons entitled to indemnification under the Merger Agreement, and the payment of certain expenses or other amounts as authorized by the Shareholders’ Representative). If all of the amounts held in escrow are used to make these payments, then the undersigned will not receive any of the cash or shares of Parent Common Stock held in such escrow. Holders of Certificate(s) should refer to the Merger Agreement for a more complete discussion of the provisions relating to the placement in escrow of a portion of the aggregate Merger Consideration and the potential application of all or a portion of such escrowed amounts.

The undersigned acknowledges receipt of the Merger Agreement and agrees to be bound by the terms thereof, including but not limited to, Section 1.14 and Article VIII thereof, which provide that, among other things, each Company Shareholder has or will, as a condition to the Merger: (a) irrevocably constitute and appoint John G. Varel as the Shareholders’ Representative and true and lawful attorney-in-fact and agent, (b) authorize the Shareholders’ Representative to act for such Company Shareholder in his or her name, place and stead, in any and all capacities, (c) agree to hold the Shareholders’ Representative harmless and indemnify him for any action taken in good faith. The undersigned also acknowledges receipt of the Company’s Stockholder Information Statement (including the related notice and annexes that accompanied it). Upon consideration of such materials, the undersigned hereby waives, to the extent the undersigned has any such rights, any right to assert dissenters’ rights with respect to the Common Stock under the Delaware General Corporation Law, and waives all rights or claims with respect to the Common Stock formerly held by the undersigned, except the right to receive the Merger Consideration with respect to such Common Stock in accordance with the terms and conditions of the Merger Agreement.

Except for the claims arising under the Merger Agreement, the other Transaction Documents, the transactions contemplated under each of the Merger Agreement and the other Transaction Documents, and the Company’s directors and officers insurance policy (including any tail policy related thereto), if any, the undersigned, on its own behalf and on behalf of his or its heirs, executors, legal representatives, beneficiaries, successors, assigns, successors, assigns, predecessors, members, officers, directors, employees, agents, attorneys, representatives and Affiliates (collectively, “Shareholder Releasors”), does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever release and discharge the Company and its subsidiaries, divisions, Affiliates, successors, assigns and predecessors and their present and former owners, stockholders, officers, directors, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns, individually and collectively (the “Company Released Parties”), from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that the Shareholder Releasor ever had or now has, or may hereafter have or acquire, against the Company Released Parties that arise out of or in any way relate, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing Date, including, without limitation, the Shareholder Releasor’s ownership of shares of the capital stock of the Company or the ownership, operation, business, affairs, management, or financial condition of the Company.

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As a condition of the foregoing release, and except for the claims arising under the Merger Agreement, the other Transaction Documents, the transactions contemplated under each of the Merger Agreement and the other Transaction Documents, and the Company’s directors and officers insurance policy (including any tail policy related thereto), if any, the Company, on its own behalf and on behalf of its subsidiaries, divisions, successors, assigns, predecessors, officers, directors, employees, agents, attorneys, representatives and Affiliates (collectively, “Company Releasors”), does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever release and discharge each of the Shareholder and his or its heirs, executors, legal representatives, beneficiaries, parents, subsidiaries, divisions, Affiliates, successors, assigns and predecessors and its present and former owners, stockholders, officers, directors, employees, agents, attorneys, representatives, successors, beneficiaries, and assigns, individually and collectively (the “Shareholder Released Parties”), from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that the Company Releasor ever had or now has, or may hereafter have or acquire, against the Shareholder Released Parties that arise out of or in any way relate, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing Date.

The mutual releases contained herein shall become effective, and the Company will send a countersigned signature page to the Letter of Transmittal with respect to its release, upon delivery to the Exchange Agent of the undersigned’s duly executed Letter of Transmittal. The foregoing releases shall be inapplicable if the undersigned executed and delivered a Mutual Release to Parent in connection with the Closing (in which case, such Mutual Release shall govern).

Each of the undersigned and the Company acknowledges that certain states provide the benefit of statutory provisions similar to the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each of the undersigned and the Company acknowledges that such provisions are designed to protect a party from waiving claims which it or he does not know exist or may exist. Nonetheless, each of the undersigned and the Company agrees that, effective as of the date hereof, it or he shall be deemed to waive any such provision and, in connection with such waiver and relinquishment, each of the undersigned and the Company hereby acknowledge that it or he may hereafter discover claims or facts in addition to, or different from, those which are now known or believed to exist, but that it or he expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on its behalf against the Company Released Parties or the Shareholder Released Parties at the time of execution of this Release.

The undersigned acknowledges that the delivery or the Lock-Up Agreement and the tender of Certificate(s) pursuant to this Letter of Transmittal are irrevocable. All authority conferred or agreed to be conferred in this Letter of Transmittal and every obligation of the undersigned hereunder will be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the undersigned and will not be affected by, and will survive, the death or incapacity of the undersigned.

The undersigned will, upon reasonable request, execute any additional documents required by the Exchange Agent to complete the surrender and exchange of the enclosed Certificate(s).

[The remainder of this page has been left blank intentionally.]

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NOTE: DO NOT SIGN CERTIFICATE(S) OR SUBMIT STOCK POWER(S) UNLESS YOU ARE COMPLETING SPECIAL ISSUANCE INSTRUCTIONS BELOW.

SPECIAL ISSUANCE INSTRUCTIONS

(See Instruction 4 and Instruction 8)

Fill in ONLY if check(s) are to be issued in a name other than the name appearing in the box on the first page of this Letter of Transmittal.

Name:

(Please Print First, Middle & Last Name)

Address

(Number and Street)

(City, State & Zip Code)

(Tax Identification or Social Security Number)

SPECIAL DELIVERY INSTRUCTIONS

(See Instruction 8)

Fill in ONLY if check(s) are to be delivered to someone other than the undersigned or to the undersigned at an address other than that shown in the box on the first page of this Letter of Transmittal. Deliver check(s) to:

Name:

(Please Print First, Middle & Last Name)

Address

(Number and Street)

(City, State & Zip Code)

Certificate(s) must be endorsed or accompanied by separate stock power(s) and signatures guaranteed if the checks and the Merger Shares to be delivered in respect thereof are to be issued in the name of anyone other than the registered holder or mailed to any person(s) other than the person(s) signing the Lock-Up Agreement and this Letter of Transmittal.

In the event the Exchange Agent determines that any Lock-Up Agreement(s), Certificate(s) or Letters of Transmittal do not appear to have been properly completed or executed, or where any Certificates do not appear to be in proper form for surrender, or any other deficiency in connection with the surrender appears to exist, the Exchange Agent will follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. The Exchange Agent will not waive any deficiency in connection with the surrender, unless each of Parent and the Shareholders’ Representative provides authorization to waive such deficiency. All authority herein conferred shall survive the death or incapacity of the undersigned and all obligations of the undersigned hereunder shall be binding on the heirs, personal representatives, successors or assigns of the undersigned.

PLEASE SIGN HERE

X                                                                                                                                                                            Dated:                    , 20

(Must be signed by registered holder(s) exactly as name(s) appear(s) on Certificate(s), or person(s) authorized to whom the shares of Common Stock surrendered have been assigned and transferred as evidenced by endorsements or stock powers transmitted herewith, with signatures guaranteed. If signing is by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or other person acting in a fiduciary or representative capacity, please set forth full title and enclose proper evidence of authority to so act.) (See Instruction 3).

(Area Code and Telephone Number)

(Tax Identification or Social Security Number)

Signature(s) Guaranteed by

(Only if required. See Instruction 4)

(Title of Officer Signing this Guarantee)

(Name of Guaranteeing Firm—Please Print)

(Address of Guaranteeing Firm)

Effective upon delivery to the Exchange Agent of the undersigned’s duly executed Letter of Transmittal, the Company hereby agrees to its release of the undersigned contained in this Letter of Transmittal.

FUSIONSTORM, a Delaware corporation

By:
Title:

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INSTRUCTIONS

1. Lock-Up Agreement. The Lock-Up Agreement must be duly executed and delivered by each person who is a registered holder of Certificates. In the event that any Merger Shares to be issued in respect of the Certificate(s) delivered pursuant to this Letter of Transmittal are to be issued in the name of any person other than the registered holder of such Certificate(s), such person must duly execute and deliver a Lock-Up Agreement. You should execute the enclosed Lock-Up Agreement, retain a copy of such Lock-Up Agreement for your records and return the originally executed Lock-Up Agreement to the Exchange Agent with your Letter of Transmittal.

If any Certificate(s) are registered in different ways on several Certificate(s), you will receive and will need to execute and deliver as many separate Lock-Up Agreements as there are different registrations of Certificate(s).

2. Letter of Transmittal. This Letter of Transmittal must be properly completed, duly executed, dated, and delivered or mailed to the Exchange Agent at the appropriate address set forth on the first page of this Letter of Transmittal together with (a) the duly executed Lock-Up Agreement, (b) the Certificate(s) you are surrendering (or the Affidavit of Loss (as defined below), if applicable), a duly completed and signed Form W-9, and (d) any other required documents required by the Exchange Agent in order to exchange the shares of Common Stock represented by the Certificates for the Merger Consideration payable in respect thereof.

The method of delivering the Lock-Up Agreement, the Letter of Transmittal and the Certificate(s) or Affidavit of Loss is at the option and the risk of the holder. Certificate(s) may be surrendered in person or by mail. IF SENT BY MAIL, REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, IS RECOMMENDED.

UNTIL A HOLDER HAS DELIVERED A DULY EXECUTED LOCK-UP AGREEMENT AND A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND SURRENDERED HIS OR HER CERTIFICATE(S), OR THE LOSS AFFIDAVIT TO THE EXCHANGE AGENT, HE OR SHE WILL NOT RECEIVE THE MERGER CONSIDERATION PAYABLE WITH RESPECT TO SHARES OF COMMON STOCK REPRESENTED BY THE CERTIFICATE(S).

You should complete one Letter of Transmittal listing all Certificate(s) registered in the same name. If any Certificate(s) is registered in different ways on several Certificate(s), you will receive and will need to complete, sign, and submit as many separate Lock-Up Agreements and Letters of Transmittal as there are different registrations of Certificate(s).

3. Signatures. The signature (or signatures, in the case of Certificate(s) owned by two or more joint holders) on the Lock-Up Agreement and this Letter of Transmittal should correspond exactly with the name(s) as written on the face of Certificate(s) surrendered unless the shares or right described on this Letter of Transmittal have been assigned by the registered holder or holders thereof, in which event that Lock-Up Agreement and that Letter of Transmittal should be signed in exactly the same form as the name(s) of the last transferee(s) indicated on the transfers attached to or endorsed on the Certificate(s). If the “Special Issuance Instructions” box is completed, then the signature(s) on the Lock-Up Agreement and this Letter of Transmittal must be guaranteed as specified in Instruction 4 below.

If the Lock-Up Agreement, this Letter of Transmittal, or any endorsement or stock power required by Instruction 4, is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or other person acting in a fiduciary or representative capacity, the person signing must give his or her full title in such capacity and enclose appropriate evidence of his or her authority to so act. If additional documents are required by the Exchange Agent, you will be advised by letter.

4. Endorsement of Certificate(s); Signature Guarantee. If the Merger Consideration payable in respect of the shares of Common Stock represented by the Certificate(s) is to be issued in the same name as the registered holder(s) of the surrendered Certificate(s), such Certificate(s) need NOT be endorsed or accompanied by separate stock powers and the signature(s) need NOT be guaranteed. If, however, any Merger Consideration payable in respect of the shares of Common Stock represented by the Certificate(s) is to be issued in a name different from that of the registered holder(s), then (i) Certificate(s) must be duly endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear(s) on such Certificate(s), (ii) the signature of endorsement for transfer on such Certificate(s), or separate stock powers must be guaranteed by an eligible guarantor institution (bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended, and (iii) the person surrendering such Certificate(s) must remit to the Exchange Agent the amount of any transfer or other taxes payable by reason of the issuance to a person other than the registered holder(s) of the Certificate(s) surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. In such case the “Special Issuance Instructions” box must be completed and the signature(s) on this Letter of Transmittal must be guaranteed as specified above.

5. Lost, Stolen or Destroyed Stock Certificate. In the event any Certificate(s) to be surrendered in accordance with this Letter of Transmittal shall have been lost, stolen or destroyed, Parent shall deem such lost, stolen or destroyed Certificate(s) surrendered upon the receipt of an affidavit of that fact by the holder thereof in the form set forth in Exhibit A attached hereto (the “Loss Affidavit”). Please note that such affidavit needs to be executed in the presence of a notary public. In addition, you may be required to pay a lost securities surety

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premium and/or service fee. You should call the Exchange Agent for determination of the appropriate amount of any premium or fee and the method of payment to the Exchange Agent.

6. Inquiries. All questions regarding appropriate procedures for delivering the Lock-Up Agreement and the Letter of Transmittal and surrendering Certificate(s) should be directed to the Exchange Agent at the mailing address or phone numbers set forth on the front page.

7. Additional Copies. Additional copies of the Lock-Up Agreement and/or this Letter of Transmittal may be obtained from the Exchange Agent at the mailing address set forth on the front page.

8. Special Issuance and Delivery Instructions. Indicate in Special Issuance Instructions the name and address of the person in whose name any Merger Consideration payable in respect of the shares of Common Stock represented by the Certificate(s) is to be issued if it is to be issued in the name of someone other than the registered holder. Follow Instruction 4 above. Indicate in Special Delivery Instructions the name and address to which such Merger Consideration is to be sent if it is to be sent (i) to someone other than the person(s) signing this Letter of Transmittal, or (ii) to the person(s) signing this Letter of Transmittal at an address other than that appearing on the face of this Letter of Transmittal.

9. Waiver of Conditions. Parent reserves the absolute right to waive any of the conditions set forth herein or any defect with respect to the transmittal of Certificate(s).

10. Backup Federal Income Tax Withholding and Form W-9. Under the “backup withholding” provisions of U.S. federal tax law, withholding of 28% of the payments in respect of surrendered Certificates may be required. To prevent backup withholding, each surrendering U.S. stockholder must either (a) complete and sign the Form W-9 included with this Letter of Transmittal, and provide the holder’s correct taxpayer identification number (TIN) and certify, under penalties of perjury, that the TIN provided is correct, that the holder is a U.S. person (or a U.S. resident alien) and that (i) the stockholder has not been notified by the Internal Revenue Service (“IRS”) that the stockholder is subject to backup withholding as a result of failure to report all interest or dividends or (ii) the IRS has notified the stockholder that the stockholder is no longer subject to backup withholding; or (b) provide an adequate basis for exemption.

Failure to complete the Form W-9 will not, by itself, cause the Certificates to be deemed invalidly surrendered, but may require the Exchange Agent to withhold 28% of the amount of any payments for such Certificates. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided the appropriate returns are filed with the IRS.

A non-U.S. individual or entity may qualify as an exempt recipient by submitting the appropriate IRS Form W-8, properly completed and signed under penalty of perjury, attesting to the stockholder’s exempt status. Such non-U.S. holders must complete, execute and submit the appropriate IRS Form W-8. IRS Forms W-8 are available from the IRS’s web site, at http://www.irs.gov/. Please consult your accountant or tax advisor for further guidance as to the proper IRS Form W-8 to complete and return to claim exemption from backup withholding.

11. Miscellaneous. Neither Parent, the Exchange Agent or Company nor any of their respective stockholders, officers or affiliates is under any duty to give notification of defects in any Lock-Up Agreement or Letter of Transmittal or facsimile or in any other required documents and shall not incur any liability for failure to give such notification. Any and all Lock-Up Agreements and Letters of Transmittal or facsimiles (including any other required documents) not in proper form are subject to rejection. The terms and conditions of the Merger Agreement are incorporated herein by reference and are deemed to form part of the terms and conditions of this Letter of Transmittal.

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Merger Consideration	EXHIBIT D
(For illustrative purposes only)	Page 1 of 2
(000’s omitted, except for share price)

		Amount	Section reference
Merger Consideration:

Cash		$100,000	1.4	(i) (iv)

less: Company Debt	3,193
Current Portion of Company Debt	31,079

Sum of Debt		34,272	1.4	(i) (iv)

Amounts payable - Phantom Stock Plan		3,621	1.4	(i) (iv)

Initial Contingent Bonus Payment Amount		146	1.4	(i) (iv)

plus: Excess MS Capital Expenditure ($1,200 x 72%)		864	1.4	(i) (iii)
Covered Excess MS Capital Expenditures ($- x 72%)		—	1.4	(i) (i)

Subtotal Cash Consideration		62,825

Adjustments to Cash Consideration:

Working Capital Excess		3,001	1.5	(c) (vi)

Total Cash Portion		65,826	1.4	(i) (iv)

Escrow adjustment		(7,000)	1.7

Total Cash Consideration, paid at closing to Exchange Agent		58,826	1.4	(i) (iv)

Merger Shares (x,xxx shares of Parent Stock) times IPO Price ($x.xx) (2)		100,000	1.4	(i) (iv)

Total Merger Consideration		158,826	1.4	(i) (iv)

less: Merger Shares in escrow		(7,000)

Total Merger Consideration Paid at Closing		$151,826

(1)	- For illustrative purposes, $1,830 of MS Capital Equipment Additions between January 1, 2011 and the closing date.
(2)	- $93,000 worth of Merger Shares will be paid to the Exchange Agent and $7,000 of Merger Shares will be deposited in Escrow at Closing based on the IPO price of [$x.xx].

Merger Consideration	Exhibit D
(For illustrative purposes only)	Page 2 of 2
(000’s omitted, except for share price)

	Amount	Section reference
Total Merger Consideration (from page 1)	$151,826	1.4 (i) (iv)

Escrow adjustment (3)	7,000	1.7

Escrow adjustment - Merger Shares	7,000	1.7

Collected excluded receivables (4)	600	1.5 (e)

Adjusted - Total Merger Consideration	$166,426	1.4 (i) (iv)

(3)	- For illustrative purposes, 100% or $7,000 of the Escrow Balance to be paid to the Exchange Agent immediately following the Indemnification Expiration Date. The illustrative example does not include escrow fees and expenses.
(4)	- Illustrative example assumes that 100% or $600 of excluded receivables are collected and will be paid to the Exchange Agent or Shareholders’ Representative subsequent to Closing as applicable.

EXHIBIT E

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of [                    ], 2011, by and between Synergy Acquisition Corp., a Delaware corporation (“Parent”); and John G. Varel, as the representative (the “Company Shareholders’ Representative”) of the Company Shareholders (as defined in Section 1 below); and U.S. Bank National Association, a national banking association (the “Escrow Agent”), as escrow agent. The Parent and the Company Shareholders’ Representative are sometimes referred to herein, collectively, as the “Interested Parties.”

RECITALS

WHEREAS, Parent, FS Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), FusionStorm, a Delaware corporation (the “Company”) and the Company Shareholders’ Representative have entered into an Agreement and Plan of Merger, dated as of May __, 2011 (the “Merger Agreement”), pursuant to which among other things, (i) Merger Sub will merge with and into the Company, and (ii) certain consideration including cash and shares of Parent Common Stock (as defined in Section 1 below) will be delivered to the Company Shareholders;

WHEREAS, the Merger Agreement contemplates the establishment of an escrow fund to secure (x) certain rights of the Parent Indemnified Parties (as defined in Section 1 below) and (y) the performance by the Company Shareholders of certain obligations to indemnify the Parent Indemnified Parties;

WHEREAS, pursuant to Section 1.14 of the Merger Agreement, John G. Varel has been appointed by the Company Shareholders to serve as the Company Shareholders’ Representative in connection with all matters under this Agreement; and

WHEREAS, the Interested Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the property deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

Section 1. Definitions.

For purposes of this Agreement, each word or phrase listed below shall have the meaning designated. Other words or phrases used in this Agreement may be defined in the context in which they are used, and shall have the respective meaning there designated.

“Arbitrator” shall mean the arbitrator appointed pursuant to Section 11.8 of the Merger Agreement to resolve a dispute between Parent and the Company Shareholders’ Representative or any Company Shareholder.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which Escrow Agent is closed.

“Closing Date” shall mean the date of the closing of the transactions contemplated by the Merger Agreement and the IPO.

“Company Shareholder” shall mean and include each holder of shares of the capital stock of the Company.

“IPO” means Parent’s sale of shares of Parent Common Stock in a firm commitment fully underwritten public offering.

“IPO Price” shall mean the price per share of Parent Common Stock to the public in the IPO disregarding any underwriter’s discount or commission.

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

“Parent Indemnified Party” shall mean and include each Person entitled to indemnification pursuant to Section 8.2 of the Merger Agreement.

“Parent Shares” shall mean shares of Parent Common Stock comprising a portion of the consideration payable to the Company Shareholders pursuant to the Merger Agreement.

“Person” shall mean any corporation, limited liability company, partnership, association, trust or other entity or any natural person.

Section 2. Escrow and Related Matters.

2.1 Cash Placed in Escrow. On the Closing Date, Parent shall deliver to the Escrow Agent the amount of Seven Million Dollars ($7,000,000.00) (the “Escrowed Cash”) by wire transfer of immediately available funds. The Escrow Agent agrees to accept delivery of the Escrowed Cash and to hold the Escrowed Cash in an escrow account (such account, the “Cash Escrow Account”) subject to the terms and conditions of this Agreement.

2.2 Shares Placed in Escrow. On the Closing Date, Parent shall issue, and cause to be delivered to the Escrow Agent, a stock certificate representing that number of Parent Shares (the “Escrowed Shares”) equal to Seven Million Dollars ($7,000,000.00) divided by the IPO Price, rounded up to the nearest whole number of shares. Although the Escrowed Shares shall be delivered to the Escrow Agent or its nominee, all Escrowed Shares shall be held by the Escrow Agent for the benefit of the Company Shareholders. The parties hereto agree that for

2

federal income tax purposes, the Company Shareholders will own the Escrowed Shares as of the Closing Date.

2.3 Escrowed Shares. The Escrow Agent agrees to accept delivery of the Escrowed Shares and to hold the Escrowed Shares in an escrow account (such account, the “Shares Escrow Account”), subject to the terms and conditions of this Agreement. The Escrowed Cash, the Escrowed Shares and any other cash or property held in either the Cash Escrow Account or the Shares Escrow Account are referred to herein collectively as the “Escrowed Assets.” The Cash Escrow Account and the Shares Escrow Account are sometimes referred to herein collectively as the “Escrow Account.”

2.4 Voting of Escrowed Shares. The Escrowed Shares held by the Escrow Agent hereunder shall be deemed to be issued and outstanding, shall appear as issued and outstanding on a balance sheet of Parent and shall be legally outstanding under applicable state law. With respect to any matter on which the stockholders of Parent have a right to vote, the Shareholders’ Representative, on behalf of the Company Shareholders, shall exercise the right to vote, or not vote, all of the Escrowed Shares (or any portion thereof), by providing written instructions to the Escrow Agent; provided that such written instructions must be received by the Escrow Agent not less than one (1) Business Day prior to the last day on which shareholders may vote without attending the related shareholders meeting; provided further, that the Escrow Agent shall, at the expense of Parent, promptly forward, or cause to be forwarded, copies of any proxies, proxy statements or other materials which it receives to the Shareholders’ Representative. The Escrow Agent shall vote the Escrowed Shares in accordance with the written instructions received from the Shareholders’ Representative. Absent any such written instructions, the Escrow Agent will not vote such any Escrowed Shares.

2.5 Permitted Investments. With respect to any cash comprising a portion of the Escrowed Assets (whether held in the Cash Escrow Account or the Shares Escrow Account), the Escrow Agent is herein directed and instructed to initially invest and reinvest such cash in the investment indicated on Schedule 1 hereto. With the execution of this Agreement, the Interested Parties acknowledge receipt of prospectuses and/or disclosure materials associated with such investment vehicle, either through means of hardcopy or via access to the website associated with the investment selected by the Interested Parties. The Interested Parties acknowledge that they have discussed the investment set forth on Schedule 1 and are in agreement as to such investment. Parent and the Company Shareholders’ Representative may provide instructions changing the investment of cash comprising a portion of the Escrowed Assets (subject to applicable minimum investment requirements) by the furnishing of joint written instructions from Parent and the Company Shareholders’ Representative (“Joint Instructions”) to the Escrow Agent; provided, however, that the Interested Parties shall not furnish Joint Instructions for the investment or reinvestment of cash comprising a portion of the Escrowed Assets, except in the following:

a. direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America;

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b. certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which certificates of deposit are insured by the Federal Deposit Insurance Corporation or a similar governmental agency;

c. repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates); or

d. any institutional money market fund offered by Escrow Agent, including any institutional money market fund managed by Escrow Agent or any of its affiliates.

Absent designation of an investment vehicle on Schedule 1 hereto or Escrow Agent’s timely receipt of specific Joint Instructions from the Interested Parties with respect to an investment, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) any cash comprising a portion of the Escrowed Assets; provided, however, that in the event there is no investment designation on Schedule 1 and the Escrow Agent shall not have received such Joint Instructions, the Escrow Agent shall be authorized to invest any cash comprising a portion of the Escrowed Assets in the Escrow Agent’s “Money Market Deposit Account, CUSIP No. 9AMMF05B2,” the description and terms of which are attached hereto as Schedule 2, until such investment instruction is received. All earnings received from the investment of cash comprising a portion of the Escrowed Assets shall be credited to, and shall become a part of, the Escrowed Assets (and any losses on such investments shall be debited to the Escrow Account). The Interested Parties acknowledge and agree that the Escrow Agent is providing no investment advice and is not responsible for any of the investment decisions made by the Interested Parties. The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

2.6 Matters Relating to Escrowed Shares. Subject to Section 2.4, the Escrow Agent shall not be under any duty to take any action to preserve, protect, exercise or enforce any rights or remedies under or with respect to the Escrowed Shares (including without limitation with respect to the exercise of any voting or consent rights, conversion or exchange rights, defense of title, preservation of rights against prior parties or otherwise). The Escrow Agent shall have no duty to sell the Escrowed Shares and shall be under no obligation to advise any party regarding the selling or retaining or taking or refraining from any action with respect to the Escrowed Shares. The Escrow Agent will not be responsible in any respect for the form, execution, validity, value, title, sufficiency or genuineness of the Escrowed Shares.

2.7 Interest, Dividends, Etc. Parent and the Company Shareholders’ Representative, on behalf of each of the Company Shareholders, agree that (i) all interest, dividends, distributions or other earnings in respect of the Cash Escrow Account shall be held in, and shall comprise a portion of, the Cash Escrow Account and (ii) if during the term of this Agreement, Parent declares a dividend or distribution with respect to the Escrowed Shares (whether cash or other property or in the form of a stock split or stock dividend) the cash,

4

securities or other property shall be paid or distributed to each Company Shareholder in accordance with its Proportionate Interest (as defined in Section 3.4 below) within a reasonable period of time following receipt thereof by the Escrow Agent; provided, however, that any securities issued as a stock dividend, stock split, or similar distribution or dividend, received by the Escrow Agent in respect of Escrowed Assets shall be, and shall be deemed to be, Escrowed Assets for all purposes hereunder.

2.8 Tax Matters. The parties agree that (i) for tax reporting purposes, and for any tax year, all interest earned from the investment of the Escrowed Cash shall be allocable to Parent and (ii) to the extent permitted by applicable law, including the Internal Revenue Code of 1986, as amended (the “Code”), Parent will include all such amounts in its gross income for federal, state and local income tax purposes and pay any income tax resulting therefrom. The Interested Parties also agree for income tax purposes to treat all Escrowed Assets distributed to the Company Shareholders from the Escrow Account as payments of deferred purchase price paid to the Company Shareholders on the date received, subject to the provisions of Sections 4.11 and 5.3 of the Merger Agreement. Each of Parent and the Company Shareholders’ Representative agrees to provide the Escrow Agent with certain tax reporting information in accordance with Section 10.12 hereof.

2.9 Transferability. Except as provided for herein or by operation of law, or, upon death or incapacity, in accordance with a Company Shareholder’s dispositive instruments, the interests of the Company Shareholders in the Escrowed Shares shall not be assignable or transferable.

2.10 Trust Fund. The Escrowed Assets, whether held in the Cash Escrow Account or the Shares Escrow Account, shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Company Shareholder, or of any party hereto. Subject to the provisions of Section 3.5 below, the Escrow Agent shall hold and safeguard the Escrowed Cash and the Escrowed Shares until the Termination Date (as defined in Section 7 below) or earlier distribution in accordance with this Agreement.

Section 3. Release of Escrowed Assets.

3.1 Escrow Account. Within five (5) Business Days after receiving either (a) Joint Instructions, (b) a final, non-appealable decision and/or award from the Arbitrator (an “Arbitration Award”) or (c) a final, non-appealable order issued by a court of competent jurisdiction (a “Court Order”) relating to the release of any Escrowed Cash from the Cash Escrow Account or Escrowed Shares from the Shares Escrow Account, as applicable, the Escrow Agent shall release or cause to be released such Escrowed Cash and/or Escrowed Shares in the amounts, to the Persons and in the manner set forth in such Joint Instructions, Arbitration Award or Court Order. Any Arbitration Award or Court Order shall be accompanied by a legal opinion by counsel for the presenting party, reasonably satisfactory to the Escrow Agent, to the effect that said Arbitration Award or Court Order is a final adjudication of the rights of the Interested Parties by the Arbitrator or court of competent jurisdiction, as applicable, and that the time for

5

appeal from such Arbitration Award or Court Order has expired without an appeal having been perfected. Any such Arbitration Award or Court Order, together with the above-referenced legal opinion by counsel for the presenting party, shall be full and complete authorization and protection in respect of Escrow Agent’s release of Escrowed Cash or Escrowed Shares from the Cash Escrow Account or Shares Escrow Account (as applicable), in the amounts, to the Persons and in the manner specified in such Arbitration Award or Court Order.

3.2 Indemnification Claims.

(a) Parent may at any time, or from time to time, during the period from and after the date of this Agreement until 5:00 p.m. eastern time on the Termination Date, deliver to the Escrow Agent and the Company Shareholders’ Representative written notice (an “Indemnification Notice”) asserting that one or more Parent Indemnified Parties are entitled to indemnification under Article VIII of the Merger Agreement, which Indemnification Notice shall state in reasonable detail, the basis thereof and the amount of Escrowed Cash and/or the number of Escrowed Shares subject to such indemnification claim (the “Claimed Amount”).

(b) If, within thirty (30) days after receipt by the Escrow Agent and the Company Shareholders’ Representative of an Indemnification Notice (the “Dispute Period”), the Escrow Agent receives written notice (a “Dispute Notice”) from the Company Shareholders’ Representative that a dispute exists with respect to any indemnification claim set forth in such Indemnification Notice, which Dispute Notice shall state the basis of such dispute and the portion of the Claimed Amount as to which no dispute exists (the “Undisputed Claimed Amount”), then the Escrow Agent shall:

(i) within a reasonable period of time, disburse to Parent the Undisputed Claimed Amount; and

(ii) retain the disputed portion of the Claimed Amount until the first to occur of (i) the date on which the Escrow Agent receives Joint Instructions with respect thereto and (ii) the date on which the Escrow Agent receives an Arbitration Award or a Court Order with respect to such disputed portion of the Claimed Amount, and thereafter the Escrow Agent shall, subject to Section 3.1, distribute such Escrowed Assets in the amounts, to the Persons and in the manner set forth in such Joint Instructions, Arbitration Award or Court Order.

(c) If the Escrow Agent does not receive a Dispute Notice pursuant to Section 3.2(b) prior to the expiration of the Dispute Period, the Escrow Agent shall, within a reasonable period of time after the expiration of the Dispute Period, disburse to Parent the full Claimed Amount.

3.3 Payment of Indemnification Claims; Other Distributions. Any disbursement of cash comprising a portion of the Escrowed Assets to Parent shall be made in accordance with Section 10.1 hereof. Whenever the Escrow Agent is to disburse Escrowed Shares to Parent pursuant to this Agreement, the Escrow Agent shall deliver to the Parent’s transfer agent (as identified by Parent to the Escrow Agent in writing), the stock certificate representing the Escrowed Shares and the transfer agent shall deliver to the Escrow Agent, one

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stock certificate representing the number of shares to be delivered to Parent and one stock certificate representing the balance of the Escrowed Shares remaining in the Shares Escrow Account. The Escrow Agent shall then deliver to Parent the stock certificate representing the Escrowed Shares to be disbursed to Parent. Any distributions to Parent pursuant to the terms of this Agreement shall be made to the address set forth in, or designated pursuant to, Section 10.1 hereof. Under no circumstances shall the Escrow Agent be responsible or liable for the acts or omissions of the Parent’s transfer agent.

3.4 Automatic Distribution on Termination Date; Distributions to Company Shareholders.

(a) If on the Termination Date, there is any Escrowed Cash in the Cash Escrow Account or any Escrowed Shares in the Shares Escrow Account, in each case, which remain undisbursed and not subject to an Indemnification Notice received by the Escrow Agent (the “Undisputed Assets”), the Escrow Agent shall disburse the Undisputed Assets to the Company Shareholders in accordance with each such Company Shareholder’s Proportionate Interest. For the purposes of this Agreement, the “Proportionate Interest” of each Company Shareholder shall mean the pro rata ownership percentage of such Company Shareholder as set forth in writing by the Company Shareholders’ Representative and delivered to Escrow Agent. Any amount of Escrowed Cash and/or number of Escrowed Shares that are subject to an Indemnification Notice on the Termination Date (the “Disputed Escrowed Assets”) shall remain in the Cash Escrow Account and/or the Shares Escrow Account, as applicable, until released pursuant to Section 3.1 or 3.2 hereof.

(b) If the Escrow Agent is to disburse Escrowed Shares upon the Termination Date to the Company Shareholders pursuant to Section 3.4(a) above, the Escrow Agent shall deliver to the Parent’s transfer agent (as identified by Parent to the Escrow Agent in writing), the stock certificate representing the Escrowed Shares and the transfer agent shall deliver to the Escrow Agent stock certificates representing that number of shares to which each Company Shareholder is entitled in accordance with his/her Proportionate Interest. The Escrow Agent shall then deliver to each Company Shareholder, the stock certificate representing the Escrowed Shares to be disbursed to such Company Shareholder. Any distributions to a Company Shareholder pursuant to the terms of this Agreement shall be made to the address for such Company Shareholder designated by the Company Shareholders’ Representative to Escrow Agent in writing. Under no circumstances shall the Escrow Agent be responsible or liable for the acts or omissions of the Parent’s transfer agent.

3.5 Disputes. Solely as between Parent and the Company Shareholders’ Representative, all disputes, claims, or controversies arising out of or relating to this Agreement that are not resolved by mutual agreement between Parent and the Company Shareholders’ Representative shall be resolved solely and exclusively as set forth in Section 11.8 (Dispute

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Resolution) of the Merger Agreement. In no event shall the Escrow Agent be made party to any dispute resolution procedure pursuant to the terms of the Merger Agreement.

Section 4. Concerning the Escrow Agent.

4.1 Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the other agreements referred to or described herein (including without limitation the Merger Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Person, and shall have no responsibility or duty to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the Person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

4.2 The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct in breach of the terms of this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

4.3 The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct in breach of this Agreement.

4.4 The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with

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any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

4.5 Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrowed Assets (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than five (5) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

4.6 Unless and except to the extent otherwise expressly set forth herein, all deposits and payments hereunder, or pursuant to the terms hereof (including without limitation all payments to the Escrow Agent pursuant to Section 5), shall be in U.S. dollars.

Section 5. Compensation, Expense Reimbursement and Indemnification.

5.1 Each of the Interested Parties agrees, jointly and severally, (i) to pay or reimburse the Escrow Agent for its reasonable attorney’s fees and expenses incurred in connection with the preparation of this Agreement upon the presentation of reasonable and customary documentation of such fees and expenses and (ii) to pay the Escrow Agent’s compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Schedule 3 and made a part hereof.

5.2 Each of the Interested Parties agrees, jointly and severally, to reimburse the Escrow Agent on demand for all reasonable costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its normal services hereunder, including without limitation, payment of any reasonable legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder.

5.3 Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable attorney’s fees actually incurred and other reasonable, out-of-pocket costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall have been finally adjudicated by a court of competent jurisdiction to have been caused solely by the Escrow Agent’s gross negligence, or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

5.4 Notwithstanding anything herein to the contrary, the Escrow Agent shall have and is hereby granted a possessory lien on and security interest in the Escrowed Assets, and all proceeds thereof, to secure payment of all amounts owing to it from time to time hereunder,

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whether now existing or hereafter arising. The Escrow Agent shall have the right to deduct from the Escrowed Assets, and proceeds thereof, any such sums, upon five (5) Business Days’ prior notice to the Interested Parties of its intent to do so.

5.5 Without altering or limiting the joint and several liability of any of the Interested Parties to the Escrow Agent hereunder, (i) Parent agrees to pay or reimburse the Escrow Agent for its reasonable attorney’s fees and expenses incurred in connection with the preparation of this Agreement (as required by Section 5.1 above) and (ii) each of the Interested Parties agrees as between themselves that they shall share, fifty percent (50%) each, all other amounts payable to the Escrow Agent pursuant to this Section 5, such amounts to be paid one-half by Parent directly and one-half by the Company Shareholders’ Representative, on behalf of the Company Shareholders, out of the Escrowed Cash.

Section 6. Tax Indemnification. Each of the Interested Parties agrees, jointly and severally, (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrowed Assets or performance of other activities under this Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with, on account of or relating to the Escrowed Assets, the management established hereby, any payment or distribution of or from the Escrowed Assets pursuant to the terms hereof or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

Section 7. Termination.

The Escrow Account shall terminate and all Escrowed Assets shall be distributed to the Interested Parties in accordance with this Agreement upon the later to occur of (i) the date which is fifteen (15) months after the date hereof and (ii) the date on which the Escrow Agent receives a Joint Instruction that full and final settlements of all pending indemnification claims made by any Parent Indemnified Party have been reached (the “Termination Date”). This Agreement shall terminate when there are no longer any Escrowed Assets held hereunder.

Section 8. Successor Escrow Agent.

In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the Interested Parties. Such resignation shall take effect not less than thirty (30) days after notice thereof is given to the Interested

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Parties. In such event, the Interested Parties will use commercially reasonable efforts to agree upon a successor and issue to the Escrow Agent a written instruction authorizing redelivery of the Escrowed Assets to a bank or trust company that they jointly select as successor to the Escrow Agent. If the Interested Parties fail to appoint a successor escrow agent within twenty (20) days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor escrow agent.

Section 9. Company Shareholders’ Representative.

9.1 The Company Shareholders’ Representative represents and warrants to Parent and the Escrow Agent that he has the irrevocable right, power and authority (i) to enter into and perform this Agreement and to bind all of the Company Shareholders to its terms, (ii) to give and receive directions and notices hereunder, and (iii) to make all determinations that may be required or that he deems appropriate under this Agreement.

9.2 Until Parent and the Escrow Agent shall have received written notice from the Company Shareholders’ Representative of the appointment of a successor Company Shareholders’ representative, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the Company Shareholders’ Representative to act on behalf of the Company Shareholders.

Section 10. Miscellaneous.

10.1 Notices; Wiring Instructions. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Synergy Acquisition Corp.

124 Grove Street

Suite 311

Franklin, MA 02038

Attn: General Counsel

Facsimile:

with a copy, which shall not constitute notice, to:

Foley Hoag LLP

Seaport World Trade Center West

155 Seaport Boulevard

Boston, MA 02210-2600

Attention: Paul Bork

Facsimile: (617) 832-7000

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if to the Company Shareholders’ Representative:

John G. Varel

[                                 ].

[                                 ]

[                                 ]

[                                 ]

Facsimile:

with a copy, which shall not constitute notice, to:

Farella Braun + Martel LLP

235 Montgomery Street

17th Floor

San Francisco, CA 94104

Attention: Sam Dibble

Facsimile: (415) 954-4480

if to the Escrow Agent:

U.S. Bank National Association

Corporate Trust Services

EX-MA-FED

One Federal Street, 3rd Floor

Boston, MA 02110

Attention:         Karen R. Beard

Facsimile:        (617) 603-6667

Ref:                  Synergy Acquisition Corp. Escrow

                          Agreement

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that the notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with the notice provisions above):

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If to any Company Shareholder, to such account(s) as have been identified in writing to the Escrow Agent by the Company Shareholders’ Representative not less than five (5) Business Days prior to the date of such payment.

If to Parent:

              Bank: [name, city, state]

              ABA #:

              Acct. #:

              Attn:

              Ref:

If to Escrow Agent:

Bank:     U.S. Bank National Association

ABA :     091000022

BNF:      U.S. Bank Trust N.A.

A/C:       180121167365

OBI:       Corporate Trust Services

Ref:        Synergy Acquisition Corp.

               SEI # for Shares Escrow Account:

               _______

               SEI # for Cash Escrow Account:

               _______

Attn:       Jacqueline Enright

10.2 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.3 Counterparts and Exchanges by Facsimile or Other Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

10.4 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of

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laws thereof. Each of the Interested Parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against the Interested Parties (or any of them) by the Escrow Agent arising out of or relating to this Agreement. In any such action or proceeding, the Interested Parties each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 10.1 hereof.

10.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

10.6 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.7 Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Company Shareholders’ Representative and the Escrow Agent; provided, however, that any amendment executed and delivered by the Company Shareholders’ Representative shall be deemed to have been approved by and duly executed and delivered by all of the Company Shareholders. Notwithstanding any other provision hereof, consent to an amendment, modification, alteration or supplement of this Agreement may not be signed by means of an e-mail communication.

10.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement

14

shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.9 Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

10.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

10.11 Waiver of Jury Trial. THE ESCROW AGENT AND THE INTERESTED PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

10.12 Tax Reporting Information. Parent agrees to provide the Escrow Agent with a certified tax identification number for Parent and the Company Shareholders’ Representative agrees to provide the Escrow Agent with certified tax identification numbers for each of the Company Shareholders by furnishing appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent upon the execution of this Agreement. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Code to withhold a portion of any interest or other income earned on the investment of monies held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

10.13 Cooperation. The Company Shareholders’ Representative, on behalf of the Company Shareholders, and Parent agree to cooperate reasonably with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Parent, the Company Shareholders’ Representative or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

10.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include the masculine and feminine genders.

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(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

10.15 Dispute Resolution. It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrowed Assets, or should any claim be made upon the Escrow Agent or the Escrowed Assets by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Escrowed Assets until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrowed Assets.

10.16 Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

10.17 Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.18 Interested Party Information. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For a non-individual Person such as a business entity, a charity, a Trust or other legal entity, Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. Escrow Agent may also ask to see financial statements, licenses, identification and authorization

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documents from individuals claiming authority to represent the entity or other relevant documentation.

10.19 Security Advice Waiver. The Interested Parties acknowledge that regulations of the Comptroller of the Currency grant them the right to receive brokerage confirmations of security transactions as they occur. The Interested Parties specifically waive such notification to the extent permitted by law and acknowledge that they will receive periodic cash transactions statements which will detail all investment transactions.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

SYNERGY ACQUISITION CORP., a Delaware corporation

By:
Name:
Title:

John G. Varel, solely in his capacity as the Company Shareholders’ Representative

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:
Title:

[Escrow Agreement Signature Page]

EXHIBIT F

Forms of Employment Agreement between the Registrant and each of Daniel Serpico and Michael Soja are attached to the FusionStorm Global Inc. Form S-1 Registration Statement as Exhibits numbered 10.4 and 10.5, respectively.

EXHIBIT G

The Voting Agreement dated as of May 14, 2011by and among Synergy Acquisition Corp., FS Merger Sub, Inc. and John G. Varel, individually and as Trustee of The John G. Varel Trust, dated June 13, 2008, is attached to the FusionStorm Global Inc. Form S-1 Registration Statement as Exhibit 2.3.

EXHIBIT H-1

FORM OF

MUTUAL RELEASE

(INDIVIDUAL)

This Mutual Release is being entered into as of [            ], 2011 (this “Release”), by fusionstorm, a Delaware corporation (the “Company”) and                             , an individual resident of                     (“Shareholder”), in connection with the closing of the transactions contemplated in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May [    ], 2011, by and among Synergy Acquisition Corp., a Delaware corporation (“Parent”), FS Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Company, and certain other parties signatory thereto. Capitalized terms used but not defined in this Release have the meaning given to them in the Merger Agreement.

As a condition to the closing of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Shareholder, intending to be legally bound, agree as follows:

1. Release.

(a) Except for the claims arising under the Merger Agreement, the other Transaction Documents, the transactions contemplated under each of the Merger Agreement and the other Transaction Documents, and the Company’s directors and officers insurance policy (including any tail policy related thereto), if any, Shareholder, on his own behalf and on behalf of his heirs, executors, legal representatives, beneficiaries, successors, assigns, and Affiliates (collectively, “Shareholder Releasors”), does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever release and discharge the Company and its subsidiaries, divisions, Affiliates, successors, assigns and predecessors and their present and former owners, stockholders, officers, directors, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns, individually and collectively (the “Parent Released Parties”), from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that the Shareholder Releasor ever had or now has, or may hereafter have or acquire, against the Parent Released Parties that arise out of or in any way relate, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing Date, including, without limitation, the Shareholder Releasor’s ownership of shares of the capital stock of the Company or the ownership, operation, business, affairs, management, or financial condition of the Company (collectively, “Shareholder Claims”).

(b) Except for the claims arising under the Merger Agreement, the other Transaction Documents, the transactions contemplated under each of the Merger Agreement and the other Transaction Documents, and the Company’s directors and officers insurance policy (including any tail policy related thereto), if any, the Company, on its own behalf and on behalf of its subsidiaries, divisions, successors, assigns, predecessors, officers, directors, employees, agents, attorneys, representatives and Affiliates (collectively, “Company Releasors”), does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever release and discharge each of the Shareholder and his heirs, executors, legal representatives, beneficiaries, successors, assigns and Affiliates, individually and collectively (the “Shareholder Released Parties”), from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that the Company Releasor ever had or now has, or may hereafter have or acquire, against the Shareholder Released Parties that arise out of or in any way relate, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing Date (collectively, “Company Claims”).

2. Covenant Not To Sue. Each of the Company Releasors and the Shareholder Releasors, irrevocably covenants that it or he will not, directly or indirectly, sue, commence any proceeding against, or make any demand upon any Company Released Party or any Shareholder Released Party, as the case may be, in respect of any of the matters released and discharged pursuant to Section 1 hereof.

3. Indemnification. This Release may be pleaded by any of the Company Released Parties or the Shareholder Released Parties, as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against any of them in violation hereof. If any action is brought or maintained by any Shareholder Releasor against any Company Released Party or by any Company Releasor against any Shareholder Released Party in violation of this Release, such Company Releasor or such Shareholder Releasor, as the case may be, will be responsible for all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the Shareholder Released Party or Company Released Party in defending same.

4. Complete Release. Each of the Company and the Shareholder hereby warrants and represents that there are no additional Persons affiliated with it or him that are necessary to effectuate the release and extinguishment contemplated herein. Each of the Company and the Shareholder hereby warrants, represents, and agrees that it or he has not heretofore assigned, subrogated or transferred, or purported to assign, subrogate, or transfer to any Person whatsoever any Company Claim or Shareholder Claim hereinabove released. Each of the Company and the Shareholder hereby warrants, represents, and agrees to indemnify, defend, and hold harmless each Shareholder Released Party or Company Released Party, as the case may be, from any such assignment, subrogation, or transfer of Company Claims or Shareholder Claims.

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5. Waiver. Each of the Company and the Shareholder acknowledges that certain states provide the benefit of statutory provisions similar to the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each of the Company and the Shareholder acknowledges that such provisions are designed to protect a party from waiving claims which it or he does not know exist or may exist. Nonetheless, each of the Company and the Shareholder agrees that, effective as of the date hereof, it or he shall be deemed to waive any such provision and, in connection with such waiver and relinquishment, each of the Company and the Shareholder hereby acknowledge that it or he may hereafter discover claims or facts in addition to, or different from, those which are now known or believed to exist, but that it or he expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on its behalf against the Company Released Parties or the Shareholder Released Parties at the time of execution of this Release.

6. Interpretation. This Release has been negotiated by the Company and the Shareholder, and their respective legal counsel, and legal or equitable principles that might require the construction of this Release or any provision hereof against the party drafting this Release will not apply in any construction or interpretation of this Release. The provisions of this Release will be interpreted in a reasonable manner to effect the intentions of the parties and beneficiaries hereto and of this Release.

7. Other Agreements. This Release supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Release may not be changed, modified, altered, interlineated, or supplemented, nor may any covenant, representation, warranty, or other provision hereof be waived, except by agreement in writing signed by the party or beneficiary against whom enforcement of the change, modification, alteration, interlineation, supplementation, or waiver is sought.

8. Knowledge and Investigation Of Release. Each of the Company and the Shareholder has made such investigation of the facts pertaining to the Merger Agreement, this Release and the other Transaction Documents, and all of the matters pertaining thereto, as deemed necessary. In entering into this Release, each of the Company and the Shareholder assumes the risk of any misrepresentation, concealment, or mistake. Should either the Company or the Shareholder subsequently discover that any fact relied upon in entering into this Release was untrue, or that any fact was concealed from it or him, or that its or his understanding of the facts or of the law was incorrect, neither it nor he will be entitled to any relief in connection therewith. Without limiting the generality of the foregoing, each of the Company and the Shareholder shall surrender any alleged right to set aside or rescind this Release on any ground. This Release is intended to be and is final and binding upon the parties.

9. Newly Discovered Facts Or Claims. Each of the Company and the Shareholder is aware that it or he may hereafter discover claims or facts in addition to or different from those it or he now knows or believes to be true with respect to the matters released herein. Nevertheless, it is the intention of each to fully, finally, and forever settle and release all such matters, and all Company Claims and all Shareholder Claims relative thereto, which now exist, heretofore have

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existed, or arise in the future between it and any Company Releasor or Shareholder Releasor, as the case may be. In furtherance of such intention, the releases given herein will remain in effect as full and complete releases of all such matters notwithstanding the discovery or existence of any additional or different claims or facts related thereto.

10. Free Will. Each of the Company and the Shareholder hereby warrants and represents that, in executing this Release, it or he does so with full knowledge of any and all rights that it or he may have with respect to the matters set forth and the Company Claims and the released in this Release, that it or he has received independent legal advice with respect to the matters set forth and the Company Claims and the Shareholder Claims released in this Release and with respect to the rights and asserted rights arising out of such matters, and that it or he is entering into this Release of its or his own free will.

11. Facsimile Transmission. This Release may be executed and delivered via facsimile transmission or via email with scan attachment, and any signature page executed and delivered via facsimile transmission or via email with scan attachment will be deemed an original for all intents and purposes.

12. Severability. If any term, condition or other provision of this Release is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Release shall nevertheless remain in full force and effect.

13. Binding Effect. This Release is binding upon each of the Company Releasors and the Shareholder Releasors and will inure to the benefit of each of the Shareholder Released Parties and the Company Released Parties, as the case may be.

14. Governing Law. This Release will be governed by, and construed in accordance with, the internal laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

15. Attorneys’ Fees. If any suit or other action is brought with respect to the interpretation or enforcement of this Release, the prevailing party will be entitled to receive, among other remedies, reimbursement for its reasonable costs and expenses, including but not limited to attorneys’ fees.

16. Construction. The headings contained in this Release are for reference purposes only and will not affect in any way the meaning or interpretation of this Release. The definitions contained and the pronouns used in this Release are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

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EACH OF THE UNDERSIGNED HAS CAREFULLY READ AND CONSIDERED THIS RELEASE IN ITS ENTIRETY AND KNOWS AND FULLY UNDERSTANDS ITS CONTENTS AND THE SIGNIFICANCE OF ITS CONTENTS.

The undersigned has full right, power, and authority to execute and deliver this Release.

IN WITNESS WHEREOF, the undersigned have executed this Release as a sealed instrument on the date first written above.

SHAREHOLDER: L/S
Name

FUSIONSTORM:

By:
Its:

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EXHIBIT H-2

FORM OF

MUTUAL RELEASE

(ENTITY)

This Mutual Release is being entered into as of [            ], 2011 (this “Release”), by fusionstorm, a Delaware corporation (the “Company”) and                            , a                      (“Shareholder”), in connection with the closing of the transactions contemplated in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May [    ], 2011, by and among Synergy Acquisition Corp., a Delaware corporation (“Parent”), FS Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Company, and certain other parties signatory thereto. Capitalized terms used but not defined in this Release have the meaning given to them in the Merger Agreement.

As a condition to the closing of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Shareholder, intending to be legally bound, agree as follows:

1. Release.

(a) Except for the claims arising under the Merger Agreement, the other Transaction Documents, the transactions contemplated under each of the Merger Agreement and the other Transaction Documents, and the Company’s directors and officers insurance policy (including any tail policy related thereto), if any, Shareholder, on its own behalf and on behalf of its successors, assigns, predecessors, members, officers, directors, employees, agents, attorneys, representatives and Affiliates (collectively, “Shareholder Releasors”), does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever release and discharge the Company and its subsidiaries, divisions, Affiliates, successors, assigns and predecessors and their present and former owners, stockholders, officers, directors, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns, individually and collectively (the “Parent Released Parties”), from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that the Shareholder Releasor ever had or now has, or may hereafter have or acquire, against the Parent Released Parties that arise out of or in any way relate, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing Date, including, without limitation, the Shareholder Releasor’s ownership of shares of the capital stock of the Company or the ownership, operation, business, affairs, management, or financial condition of the Company (collectively, “Shareholder Claims”).

(b) Except for the claims arising under the Merger Agreement, the other Transaction Documents, the transactions contemplated under each of the Merger Agreement and the other Transaction Documents, and the Company’s directors and officers insurance policy (including any tail policy related thereto), if any, the Company, on its own behalf and on behalf of its subsidiaries, divisions, successors, assigns, predecessors, officers, directors, employees, agents, attorneys, representatives and Affiliates (collectively, “Company Releasors”), does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever release and discharge each of the Shareholder and its parents, subsidiaries, divisions, Affiliates, successors, assigns and predecessors and its present and former owners, stockholders, officers, directors, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns, individually and collectively (the “Shareholder Released Parties”), from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that the Company Releasor ever had or now has, or may hereafter have or acquire, against the Shareholder Released Parties that arise out of or in any way relate, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing Date (collectively, “Company Claims”).

2. Covenant Not To Sue. Each of the Company Releasors and the Shareholder Releasors, irrevocably covenants that it will not, directly or indirectly, sue, commence any proceeding against, or make any demand upon any Company Released Party or any Shareholder Released Party, as the case may be, in respect of any of the matters released and discharged pursuant to Section 1 hereof.

3. Indemnification. This Release may be pleaded by any of the Company Released Parties or the Shareholder Released Parties, as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against any of them in violation hereof. If any action is brought or maintained by any Shareholder Releasor against any Company Released Party or by any Company Releasor against any Shareholder Released Party in violation of this Release, such Company Releasor or such Shareholder Releasor, as the case may be, will be responsible for all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the Shareholder Released Party or Company Released Party in defending same.

4. Complete Release. Each of the Company and the Shareholder hereby warrants and represents that there are no additional Persons affiliated with it that are necessary to effectuate the release and extinguishment contemplated herein. Each of the Company and the Shareholder hereby warrants, represents, and agrees that it has not heretofore assigned, subrogated or transferred, or purported to assign, subrogate, or transfer to any Person whatsoever any Company Claim or Shareholder Claim hereinabove released. Each of the Company and the Shareholder hereby warrants, represents, and agrees to indemnify, defend, and hold harmless each Shareholder Released Party or Company Released Party, as the case may be, from any such assignment, subrogation, or transfer of Company Claims or Shareholder Claims.

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5. Waiver. Each of the Company and the Shareholder acknowledges that certain states provide the benefit of statutory provisions similar to the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each of the Company and the Shareholder acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each of the Company and the Shareholder agrees that, effective as of the date hereof, it shall be deemed to waive any such provision and in connection with such waiver and relinquishment, it hereby acknowledges that it or its attorneys may hereafter discover claims or facts in addition to, or different from, those which it now knows or believes to exist, but that it expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on its behalf against the Company Released Parties or the Shareholder Released Parties at the time of execution of this Release.

6. Interpretation. This Release has been negotiated by the Company and the Shareholder, and their respective legal counsel, and legal or equitable principles that might require the construction of this Release or any provision hereof against the party drafting this Release will not apply in any construction or interpretation of this Release. The provisions of this Release will be interpreted in a reasonable manner to effect the intentions of the parties and beneficiaries hereto and of this Release.

7. Other Agreements. This Release supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Release may not be changed, modified, altered, interlineated, or supplemented, nor may any covenant, representation, warranty, or other provision hereof be waived, except by agreement in writing signed by the party or beneficiary against whom enforcement of the change, modification, alteration, interlineation, supplementation, or waiver is sought.

8. Knowledge and Investigation Of Release. Each of the Company and the Shareholder has made such investigation of the facts pertaining to the Merger Agreement, this Release and the other Transaction Documents, and all of the matters pertaining thereto, as it deems necessary. In entering into this Release, each of the Company and the Shareholder assumes the risk of any misrepresentation, concealment, or mistake. Should either the Company or the Shareholder subsequently discover that any fact that it relied upon in entering into this Release was untrue, or that any fact was concealed from it, or that its understanding of the facts or of the law was incorrect, it will not be entitled to any relief in connection therewith. Without limiting the generality of the foregoing, each of the Company and the Shareholder shall surrender any alleged right to set aside or rescind this Release on any ground. This Release is intended to be and is final and binding upon the parties.

9. Newly Discovered Facts Or Claims. Each of the Company and the Shareholder is aware that it may hereafter discover claims or facts in addition to or different from those it now knows or believes to be true with respect to the matters released herein. Nevertheless, it is the

3

intention of each to fully, finally, and forever settle and release all such matters, and all Company Claims and all Shareholder Claims relative thereto, which now exist, heretofore have existed, or arise in the future between it and any Company Releasor or Shareholder Releasor, as the case may be. In furtherance of such intention, the releases given herein will remain in effect as full and complete releases of all such matters notwithstanding the discovery or existence of any additional or different claims or facts related thereto.

10. Free Will. Each of the Company and the Shareholder hereby warrants and represents that, in executing this Release, it does so with full knowledge of any and all rights that it may have with respect to the matters set forth and the matters released in this Release, that it has received independent legal advice with respect to the matters set forth and the Company Claims and Shareholder Claims released in this Release and with respect to the rights and asserted rights arising out of such matters, and that it is entering into this Release of its own free will.

11. Facsimile Transmission. This Release may be executed and delivered via facsimile transmission or via email with scan attachment, and any signature page executed and delivered via facsimile transmission or via email with scan attachment will be deemed an original for all intents and purposes.

12. Severability. If any term, condition or other provision of this Release is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Release shall nevertheless remain in full force and effect.

13. Binding Effect. This Release is binding upon each of the Company Releasors and the Shareholder Releasors and will inure to the benefit of each of the Shareholder Released Parties and the Company Released Parties, as the case may be.

14. Governing Law. This Release will be governed by, and construed in accordance with, the internal laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

15. Attorneys’ Fees. If any suit or other action is brought with respect to the interpretation or enforcement of this Release, the prevailing party will be entitled to receive, among other remedies, reimbursement for its reasonable costs and expenses, including but not limited to attorneys’ fees.

16. Construction. The headings contained in this Release are for reference purposes only and will not affect in any way the meaning or interpretation of this Release. The definitions contained and the pronouns used in this Release are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

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EACH OF THE UNDERSIGNED HAS CAREFULLY READ AND CONSIDERED THIS RELEASE IN ITS ENTIRETY AND KNOWS AND FULLY UNDERSTANDS ITS CONTENTS AND THE SIGNIFICANCE OF ITS CONTENTS.

The undersigned has full right, power, and authority to execute and deliver this Release.

IN WITNESS WHEREOF, the undersigned have executed this Release as a sealed instrument on the date first written above.

SHAREHOLDER:

[ENTITY NAME]

By:
Its:

FUSIONSTORM:

By:
Its:

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EXHIBIT I

Form of Farella Braun + Martel LLP Legal Opinion

1. The Company is validly existing as a corporation, is in good standing under the law of the Delaware General Corporation Law (“DGCL”) and has the corporate power to conduct its business in the manner that it is currently conducted and to execute and deliver the Agreement and Plan of Merger and each other Transaction Document to which it is a party and to perform its obligations thereunder.

2. The execution, delivery and performance by the Company of the Agreement and Plan of Merger and of each other Transaction Document to which the Company is a party have been approved by all requisite corporate and stockholder action. The Company has duly authorized, executed and delivered the Agreement and Plan of Merger and each other Transaction Document to which it is a party

3. The execution and delivery by the Company of the Agreement and Plan of Merger and each other Transaction Document to which it is a party do not and the performance by it of its obligations thereunder will not (i) violate the DGCL, (ii) violate any court order, judgment or decree to which the Company or any of its assets is subject and which has been identified in us in the Company Officers’ Certificate, (iii) result in a breach of, or constitute a default under, any of the agreements or instruments to which the Company is a party and which has been identified to us in the Company Officers’ Certificate or (iv) violate any provision of the Company’s Certificate of Incorporation or By-laws.

4. [Except as set forth in Company Officers’ Certificate, the Company is not required to obtain any consent or approval of, or to make any filing with, any Governmental Entity in connection with its execution and delivery of the Agreement and Plan of Merger and the other Transaction Documents to which the Company is a party or the performance by the Company of its obligations under the Agreement and Plan of Merger or any other such Transaction Document other than those that have been obtained or made.]

5. Based solely on the fact that a Certificate of Merger has been filed with the Secretary of State of the State of Delaware in accordance with the DGCL with respect to the Merger contemplated by the Agreement and Plan of Merger, the Merger has become effective.

[Except as disclosed in Schedule             to this opinion letter,] we are not representing the Company in any pending litigation in which it is a named defendant or in any litigation that has been overtly threatened in writing against it by a potential claimant that, in either case, challenges the validity or enforceability of, or seeks to enjoin the performance of the transactions contemplated by the Merger Agreement and the other Transaction Documents.]

EXHIBIT J

FOLEY HOAG LLP

LETTERHEAD

[Date]

SYNERGY ACQUISITION CORP.

[ADDRESS]

Re:     Global Technology Resources, Inc.; Red River Computer Company, Inc.; FusionStorm, Inc.; IPO

Ladies and Gentlemen:

We have acted as counsel to you, Synergy Acquisition Corp. (“Synergy”), a Delaware corporation, in connection with the proposed transfers (the “Stock Transfers”) to you of all of the outstanding capital stock (the “Transferred Shares”) of Global Technology Resources, Inc. (“GTRI”), a Colorado corporation, Red River Computer Company, Inc. (“Red River”), a             corporation, and FusionStorm, Inc. (“FusionStorm”), a             corporation, as part of an integrated transaction in which Synergy will issue [up to             ] shares of Synergy common stock in an initial underwritten public offering (the “IPO”) pursuant to an underwriting agreement dated                     by and between Synergy and [name(s) of underwriter(s)] (the “Underwriting Agreement”). The Stock Transfer of the GTRI Transferred Shares to Synergy will occur in accordance with the Stock Purchase Agreement (the “GTRI Agreement”) dated                     by and among Synergy, GTRI, the GTRI Company Shareholders and their Shareholder Representative. The Stock Transfer of the Red River Transferred Shares to Synergy will occur in accordance with the Stock Purchase Agreement (the “Red River Agreement”) dated                     by and among Synergy, Red River, the Red River Company Shareholders and their Shareholder Representative. The Stock Transfer of the FusionStorm Transferred Shares will occur in accordance with the Merger Agreement (the “FusionStorm Agreement”) dated                             by and among Synergy, [Merger Sub], FusionStorm, the FusionStorm Company Shareholders and their Shareholder Representative, pursuant to which [Merger Sub] will merge with and into FusionStorm. In exchange for each of the Stock Transfers, Synergy will issue to the shareholders of GRTI, Red River and FusionStorm a combination of Synergy common stock and cash. The Stock Transfers and the IPO (together, the “Related Transactions”) are mutually interdependent, and a condition precedent to the closing of each of the Related Transactions is the concurrent closing of each of the other Related Transactions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the GTRI Agreement, the Red River Agreement, the FusionStorm Agreement, or the Underwriting Agreement (which are collectively referred to as the “Related Agreements”), as the context may dictate.

SYNERGY ACQUISITION CORP.

[Date]

We have examined the law and such papers, including the Related Agreements, as deemed necessary to render the opinions expressed below. As to questions of fact material to our opinion we have relied on the representations of Synergy, [others] set forth in letters addressed to us and attached to this letter (the “Letters of Representation”), without undertaking to verify the same by independent investigation; upon representations set forth in the Related Agreements (including the Exhibits to each such Related Agreement); and upon such other documents pertaining to the Related Transactions as we have deemed appropriate and necessary.

In our examination we have assumed that (i) each the Related Transactions will be consummated in accordance with the terms of the corresponding Related Agreement ; (ii) each entity that is a party to any of the documents (the “Documents”) described in the preceding paragraphs has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (iii) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (v) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents; (vi) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; and (vii) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents or assumptions upon which this opinion is based.

The opinion rendered herein is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department, temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. The opinions rendered to you below are not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinions rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions.

We express no opinion as to the United States federal income tax consequences of the Related Transactions other than that described below, as to the effect of any of the Related Transactions on other transactions, or as to any state, local or non-United States income or other tax consequences of any of the Related Transactions.

Based on the foregoing we are of opinion, as of the date hereof and under existing law, that for United States federal income tax purposes, while the matter is not entirely free from doubt, each of the Related Transactions will constitute part of a transaction described in section 351 of the Code.

SYNERGY ACQUISITION CORP.

[Date]

We undertake no responsibility to update or supplement our opinion. We are furnishing this letter to you solely for the purpose of satisfying section             of the GTRI Agreement, section             of the Red River Agreement, and section             of the FusionStorm Agreement. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This letter was not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Code.

Very truly yours,

FOLEY, HOAG LLP

By:
A Partner

EXHIBIT K

Form of Foley Hoag LLP Legal Opinion – Fusion Storm

1. Each of the Parent and the Merger Sub is validly existing as a corporation, is in good standing under the Delaware General Corporation Law (the “DGCL”) and has the corporate power to conduct its business as currently conducted and to execute and deliver the Agreement and Plan of Merger and each other Transaction Document to which it is a party and to perform its obligations thereunder.

2. The execution, delivery and performance by each of the Parent and the Merger Sub of the Agreement and Plan of Merger and each other Transaction Document to which either is a party have been approved by all requisite corporate and stockholder action. Each of the Parent and the Merger Sub has duly authorized, executed and delivered the Agreement and Plan of Merger and each other Transaction Document to which it is a party.

3. The execution and delivery by each of the Parent and the Merger Sub of the Agreement and Plan of Merger and each other Transaction Document to which it is a party do not and the performance of the respective obligations of the Parent and the Merger Sub, as the case may be, thereunder will not (i) violate the DGCL (ii) violate any court order, judgment or decree to which the Parent or the Merger Sub or any of the assets of either is subject and which has been identified in us in the Parent Officers’ Certificate, (iii) result in a breach of, or constitute a default under, any of the agreements or instruments to which either the Parent or the Merger Sub is a party and which has been identified to us in the Parent Officers’ Certificate or (iv) violate any provision of the Certificate of Incorporation or By-laws of the Parent or the Merger Sub in effect as of the date hereof.

4. Except as set forth in Parent Officers’ Certificate, neither the Parent nor the Merger Sub is required to obtain any consent or approval of, or to make any filing under the DGCL or with any Federal Governmental Entity in connection with its execution and delivery of the Agreement and Plan of Merger and the other Transaction Documents to which either the Parent or the Merger Sub is a party or the performance by either of its obligations under the Agreement and Plan of Merger or any other such Transaction Document other than those that have been obtained or made and except for the filing of a Form D (the “Form D”) with the Securities and Exchange Commission pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the filing of the Form D with requisite state jurisdictions together with such other notice filings as may be required by such state jurisdiction in connection therewith.

5. Based solely on the fact that a Certificate of Merger has been filed with the Secretary of State of the State of Delaware in accordance with the DGCL with respect to the Merger contemplated by the Agreement and Plan of Merger, the Merger has become effective.

6. The authorized capital stock of the Parent consists of             shares of Parent Common Stock, and the authorized capital stock of the Merger Sub consists of             shares of common stock, par value $            per share. Based solely on our review of the respective stock records of the Parent and the Merger Sub,             shares of Parent Common Stock and             shares of common stock of the Merger Sub were outstanding prior to the effectiveness of the Merger and all of the outstanding common stock of Merger Sub were owned by Parent. Upon the effectiveness of the Merger, the Merger Shares will be validly issued, fully paid and non-assessable.

7. Assuming the accuracy of the representations and warranties of the Company and the Company Shareholders set forth in Section             of the Agreement and Plan of Merger, the offer, issuance and sale of the Merger Shares are exempt from the registration requirements of the Securities Act.

[Except as disclosed in Schedule     to this opinion letter,] we are not representing the Parent or the Merger Sub in any pending litigation in which either of them is a named defendant or in any litigation that has been overtly threatened in writing against either of them by a potential claimant that, in either case, challenges the validity or enforceability of, or seeks to enjoin the performance of the transactions contemplated by the Merger Agreement and the other Transaction Documents.

EXHIBIT L

[Closing Date]

To the Shareholders of FUSIONSTORM, INC.

c/o John G. Varel, Shareholders’ Representative

124 Grove Street

Franklin, Massachusetts 02038

Re: Reliance on Legal Opinion in Connection with the Merger of FS Merger Sub,

Inc., with and into FusionStorm, Inc.

Ladies and Gentlemen:

We have acted as counsel to Synergy Acquisition Corp. (“Synergy”), a Delaware corporation, in connection with the proposed transfers (the “Stock Transfers”) to Synergy of all of the outstanding capital stock (the “Transferred Shares”) of Global Technology Resources, Inc. (“GTRI”), a Colorado corporation, Red River Computer Company, Inc. (“Red River”), a             corporation, and FusionStorm, Inc. (“FusionStorm”), a Delaware corporation, as part of an integrated transaction in which Synergy will issue [up to             ] shares of Synergy common stock in an initial underwritten public offering (the “IPO”) pursuant to an underwriting agreement dated                     by and between Synergy and [name(s) of underwriter(s)] (the “Underwriting Agreement”). The Stock Transfer of the GTRI Transferred Shares to Synergy will occur in accordance with the Stock Purchase Agreement (the “GTRI Agreement”) dated                     by and among Synergy, GTRI, the GTRI Company Shareholders and their Shareholder Representative. The Stock Transfer of the Red River Transferred Shares to Synergy will occur in accordance with the Stock Purchase Agreement (the “Red River Agreement”) dated                     by and among Synergy, Red River, the Red River Company Shareholders and their Shareholder Representative. The Stock Transfer of the FusionStorm Transferred Shares will occur in accordance with the Agreement and Plan of Merger (the “FusionStorm Agreement”) dated as of May    , 2011, by and among Synergy Acquisition Corp., FS Merger Sub, Inc., and FusionStorm, Inc., pursuant to which FS Merger Sub, Inc. will merge with and into FusionStorm. In exchange for each of the Stock Transfers, Synergy will issue to the shareholders of GRTI, Red River and FusionStorm a combination of Synergy common stock and cash. The Stock Transfers and the IPO (together, the “Related Transactions”) are mutually interdependent, and a condition precedent to the closing of each of the Related Transactions is the concurrent closing of each of the other Related Transactions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the GTRI Agreement, the Red River Agreement, the FusionStorm Agreement, or the Underwriting Agreement (which are collectively referred to as the “Related Agreements”), as the context may dictate.

This letter is being delivered to you at Synergy’s request in connection with section 7.3(i) of the FusionStorm Agreement. Capitalized terms used herein but not defined shall have the meanings given to them in the FusionStorm Agreement.

We have delivered to Synergy a letter [the “Tax Opinion Letter”] (attached hereto as Schedule A) dated as of [Closing Date] expressing our opinion regarding certain United States federal income tax consequences of the Related Transactions. We hereby agree that you may rely on our Tax Opinion Letter as if it had been originally addressed to you.

We undertake no responsibility to update or supplement this letter or our Tax Opinion Letter. We are furnishing this letter to you solely for the purpose set forth in the second paragraph hereof. This letter may not be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by any other person or entity other than you, without our prior written consent. This letter and our Tax Opinion Letter were not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code of 1986, as amended.

Very truly yours,

FOLEY HOAG LLP

By:
A Partner